As filed with the Securities and Exchange Commission on July 30, 2002
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                               EP MEDSYSTEMS, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)


         NEW JERSEY                         5047                 22-3212190
-------------------------------   -------------------------     -------------
(State or Other Jurisdiction of   (Primary SIC Code Number)     (IRS Employer
Incorporation or Organization)                               Identification No.)

                                100 STIERLI COURT
                        MOUNT ARLINGTON, NEW JERSEY 07856
                                 (973) 398-2800
          -------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                    JOSEPH M. TURNER, CHIEF FINANCIAL OFFICER
                               EP MEDSYSTEMS, INC.
                                100 STIERLI COURT
                        MOUNT ARLINGTON, NEW JERSEY 07856
                                 (973) 398-2800
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                               _________________
                                   Copies to:
                            DEAN M. SCHWARTZ, ESQUIRE
                      STRADLEY, RONON, STEVENS & Young, LLP
                            2600 One Commerce Square
                             Philadelphia, PA 19103
                                 (215) 564-8000
                               _________________

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                    CALCULATION OF REGISTRATION FEE
----------------------------- --------------- --------------------------- ---------------------------- -------------------
   TITLE OF EACH CLASS OF      AMOUNT TO BE       PROPOSED MAXIMUM         PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED (1)  OFFERING PRICE PER UNIT (2)       OFFERING PRICE (2)        REGISTRATION FEE
----------------------------- --------------- --------------------------- ---------------------------- -------------------
Common Stock, no par value      2,700,000               $2.20                    $5,940,000                $546.48
----------------------------- --------------- -------------------------- ---------------------------- -------------------

(1) This registration statement registers the offer and sale of 2,700,000 shares of common stock, without par value per share, of the Registrant. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares registered hereby includes such additional number of shares of common stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales price for the common stock on July 29, 2002 on the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES(S) AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                             DATED JULY 30, 2002



                               EP MEDSYSTEMS, INC.

                                2,700,000 Shares
                                 of Common Stock



     This prospectus relates to the offer and sale by Fusion Capital Fund II, LLC of up to 2,700,000 shares of common stock of EP MedSystems, Inc., a New Jersey corporation.


     On June 11, 2001, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase up to $10 million of our common stock. On June 27, 2002, we entered into the first amendment to the common stock purchase agreement to, among other things, extend the term of the agreement and revise the daily purchase amounts. The purchase price will be based upon the future market price of our common stock.


     Our common stock is traded on the Nasdaq National Market under the symbol "EPMD." On July 29, 2002 the last reported sale price of our common stock was $2.35 per share. The shares of common stock offered pursuant to this prospectus have been approved for trading on the Nasdaq National Market.


     THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF THESE RISKS.


     Fusion Capital is an "underwriter" within the meaning of the Securities Act of 1933, as amended.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS _______, 2002

                                TABLE OF CONTENTS
                                -----------------

PROSPECTUS SUMMARY.............................................................1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS......................3

RISK FACTORS...................................................................4

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS......................12

DIVIDEND POLICY...............................................................12

USE OF PROCEEDS...............................................................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................13

DESCRIPTION OF BUSINESS.......................................................24

DESCRIPTION OF PROPERTY.......................................................41

LEGAL PROCEEDINGS.............................................................42

MANAGEMENT....................................................................43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................50

DESCRIPTION OF SECURITIES.....................................................55

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................57

THE FINANCING TRANSACTION.....................................................59

SELLING SHAREHOLDER...........................................................63

PLAN OF DISTRIBUTION..........................................................64

LEGAL MATTERS.................................................................66

EXPERTS ......................................................................66

WHERE YOU CAN FIND MORE INFORMATION...........................................66

INDEX TO FINANCIAL STATEMENTS................................................F-1

                               PROSPECTUS SUMMARY

     The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in the common stock of EP Med under the Section entitled "Risk Factors," before investing in the EP Med common stock. EP-WorkMate(R), ALERT(R) System, SilverFlex(R) and ProCath(R) are registered trademarks of EP Med. EP-3(TM) Stimulator, Viewflex(TM) and ViewMate(TM) are trademarks of EP Med. References in this prospectus to "EP Med," "we," "us" and "our" refer to EP MedSystems, Inc., a New Jersey Corporation.

BUSINESS

     EP Med is engaged in the business of developing, manufacturing and marketing a line of products for the cardiac electrophysiology market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. Since inception, we have acquired technology, have developed new products and have begun marketing various electrophysiology products, including the EP-WorkMate(R) electrophysiology work station, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters and the ALERT(R) System including the ALERT(R) Companion and ALERT(R) internal cardioversion catheters and related disposable supplies.

     EP Med's leading product is the EP-WorkMate(R), a computerized electrophysiology workstation that monitors, displays and stores cardiac electrical activity and arrhythmia data. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time analysis and integration with our own proprietary systems, such as the EP-3(TM) Stimulator, as well as with other technologies and systems. The EP-3(TM)
Stimulator  is  a  computerized  signal  generator  and  processor  which,  when integrated  with  the  EP-WorkMate(R),  is  used to  stimulate  the  heart  with electrical impulses in order to locate arrhythmia. During 2001, the EP-WorkMate(R) and the EP-3(TM) Stimulator accounted for approximately 86% of EP Med's total sales revenues. We believe that the EP-WorkMate(R), when integrated with the EP-3(TM) Stimulator, offers the most advanced computer system available to the electrophysiology market. EP Med also markets a line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies, which represented approximately 6% of EP Med's total sales revenues in 2001.

     We have identified the diagnosis and treatment of atrial fibrillation, a particular type of arrhythmia, as an area of interest for our ongoing development efforts. Atrial fibrillation is a condition where erratic electrical signals are present within the atria, the upper chambers of the heart, causing fibrillation, rapid or quivering, of the atria, which prevents the atria from providing appropriate blood flow output. Atrial fibrillation is the most prevalent type of abnormal heart rhythm which, in 2000, was estimated to afflict over 5,000,000 people worldwide (approximately 2 million of such people in the United States) with an estimated 200,000 to 400,000 new cases diagnosed each year. Although not immediately life-threatening, atrial fibrillation exhibits symptoms such as palpitations, fatigue and dizziness, among others. Atrial fibrillation is linked to a significantly increased risk of stroke and to a diminished lifestyle due to decreased cardiac output.

     In an effort to address this medical condition, we have developed a new product for internal cardioversion of atrial fibrillation known as the ALERT(R) System, which uses a patented electrode catheter to deliver measured, variable, low-energy electrical impulses directly to the inside of the heart to convert atrial fibrillation to a normal heart rhythm. We have obtained Class III Design Examination Certification from a European Notified Body allowing us to label the ALERT(R) System with a CE Mark, an international symbol of adherence to quality assurance standards, design reviews and hazard analysis, which permits us to sell the ALERT(R) System in the European Community. International sales of the ALERT(R) System and related catheters accounted for approximately 8% of EP Med's total sales revenues in 2001. The ALERT(R) System is not approved for sale in the United States, but we have completed clinical trials and have submitted our application for pre-market approval of the device to the U.S. Food and Drug Administration and have responded to FDA requests for supplemental information; we are awaiting further action on this application; see the Section entitled "Description of Business--Government Regulation." We do not anticipate receiving approval to market and sell the ALERT(R) System in the U.S. until the second half of 2002, if approved at all.

     We also are involved in the development of an intracardiac ultrasound product line including the ViewMate(TM) ultrasound imaging console and Viewflex(TM) intracardiac imaging catheters. These products offer high-resolution, real-time ultrasound capability designed to improve a physician's or clinician's ability to visualize the inside chambers of the heart. We believe that the ViewMate(TM) Ultrasound System may play an important diagnostic role allowing more effective treatment of complex cardiac arrhythmias such as ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products currently are not approved for sale. We previously submitted an application to the U.S. Food and Drug Administration for 510(k) approval for marketing clearance based on the device's substantial equivalence to a legally marketed device but later changed the system design and abandoned this application. A new submission and design dossier are in the process of being completed and we expect to complete final electrical testing in the third quarter of 2002. We expect to file for 510(k) approval and CE Mark authorization in the second half of 2002. We do not anticipate receiving approval to sell the ViewMate(TM) Ultrasound System until the fourth quarter of 2002, if approved at all.

     We have a history of operating losses and we expect that our future operating expenses will continue to increase and, as such, we are likely to continue to have operating losses.

CORPORATE INFORMATION

     EP Med was incorporated in New Jersey in January 1993 and operates in a single industry segment. Our principal offices are located at 100 Stierli Court, Suite 107, Mount Arlington, New Jersey 07856, and our telephone number is 973-398-2800.

EP MED COMMON STOCK

     EP Med's common stock trades on the Nasdaq National Market under the symbol "EPMD."

THE OFFERING

     Fusion Capital Fund II, LLC, the selling shareholder, is offering for sale up to 2,700,000 shares of our common stock which it has or may in the future acquire from us under a common stock purchase agreement dated as of June 11, 2001, and amended on June 27, 2002. The shares being offered by this prospectus consist of up to 2,475,000 shares of common stock that Fusion Capital may purchase from us at a purchase price based on the future market price of our common stock and 225,000 shares of common stock issued to Fusion Capital as compensation for its purchase commitment under the common stock purchase agreement. These shares were originally registered pursuant to a registration statement declared effective in October 2001. However, due to the amendment to the common stock purchase agreement, we are required to reregister the shares. Under the common stock purchase agreement, as amended, we generally have the right, but not the obligation, to sell to Fusion Capital on each trading day $25,000 of our common stock up to an aggregate of $10 million worth of our common stock. Fusion Capital is only obligated to buy $25,000 per trading day unless the market price of our common stock is at or above $3.00 for a specified period, in which case we may increase the daily purchase amount in our sole option by $5,000 for every $.50 increase in the threshold price of our common stock above $2.50. In addition, if on any trading day the purchase price of the common stock is less than the minimum purchase price set under the terms of the common stock purchase agreement, Fusion Capital is not obligated to buy any shares of our common stock under the common stock purchase agreement. The minimum purchase price is currently $2.00 but it can be increased or decreased by us at any time, provided that we cannot decrease the minimum purchase price below $1.00 unless consented to by Fusion Capital. The term of our agreement with Fusion Capital is for 31 months, commencing as of October 2001, subject to our right to extend the agreement for an additional 6 months. To date, we have elected not to sell any shares of our common stock to Fusion Capital. As of July 29, 2002, there were 14,963,652 shares of our common stock outstanding. The number of shares offered by this prospectus represents approximately 18.0% of the total number of shares of common stock outstanding as of July 29, 2002.

     The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital. This number may be affected by other factors more fully described in the Section entitled "The Financing Transaction."



            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     In addition to historical information, this prospectus contains forward-looking statements relating to such matters as anticipated financial and operational performance, business prospects, technological developments, results of clinical trials, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. We emphasize to you that a variety of factors could cause EP Med's actual results and experience to differ materially from the anticipated results or other expectations expressed in EP Med's forward-looking statements. When we use the words or phrases "believes," "anticipates," "expects," "intends," "will likely result," "estimates," "projects" or similar expressions in the prospectus, we intend these to identify such forward-looking statements, but they are not the exclusive means of identifying such statements. The forward-looking statements are only expectations and predictions which are subject to risks and uncertainties including the significant considerations discussed in the prospectus, general economic, market or business conditions, opportunities or lack of opportunities that may be presented to EP Med, competitive actions, changes in laws and regulations and other matters discussed here, particularly in the Sections entitled "Risk Factors" and "Management's Discussion and Analysis or Plan of Operation."

     We caution you to review the cautionary statements set forth in this prospectus and in EP Med's reports filed with the Securities and Exchange Commission and we caution you that other factors may prove to be important in affecting EP Med's business and results of operations. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

                                  RISK FACTORS

     An investment in EP Med involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to buy our common stock. There may be other risks and uncertainties that we do not know of or that we do not consider material at this time. If these risks occur, our business, financial condition and results of operations will suffer. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Additionally, this prospectus contains forward-looking statements that involve uncertainties and EP Med's actual results may differ significantly from those expressed in forward-looking statements. This Section discusses factors that can cause those differences. See the Section entitled "Cautionary Statement Regarding Forward-Looking Statements," above.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT FUTURE LOSSES.

     EP Med was incorporated in January 1993 and completed its initial public offering of common stock in June 1996. We have incurred substantial operating losses in each year since incorporation with aggregate losses of approximately $3,533,000 for the period from 1993 through 1995 and annual losses in the approximate amounts set forth below in the years since our initial public offering:

                  1996                      $1,571,000
                  1997                      $4,864,000
                  1998                      $4,511,000
                  1999                      $2,996,876
                  2000                      $4,633,652
                  2001                      $4,089,105

     As of March 31, 2002, we had an accumulated deficit of approximately $26.9 million. Our present product sales did not cover our operating expenses of approximately $14.2 million for the year ended December 31, 2001 and $14.6 million for the year ended December 31, 2000. Additionally, we expect that our 2002 operating expenses will not be covered by our 2002 sales revenues. Further, we expect that our future operating expenses will continue to increase. As such, we may incur additional operating losses.

     THE FUNDS WHICH MAY BE OBTAINED PURSUANT TO OUR AGREEMENT WITH FUSION CAPITAL MAY BE INSUFFICIENT TO SUPPORT OUR CAPITAL NEEDS.

     Under the common stock purchase agreement dated as of June 11, 2001, and amended on June 27, 2002, we generally have the right, but not the obligation, to sell to Fusion Capital on each trading day $25,000 of our common stock up to an aggregate of $10 million worth of our common stock. Fusion Capital is only obligated to buy $25,000 per trading day unless the market price of our common stock is at or above $3.00 for a specified period, in which case we may increase the daily purchase amount in our sole option by $5,000 for every $.50 increase in the threshold price of our common stock above $2.50. The term of our agreement with Fusion Capital is for 31 months, commencing as of October 2001, subject to our right to extend the agreement for an additional 6 months. To date, we have elected not to sell any shares of our common stock to Fusion Capital. Since we are registering only 2,475,000 shares for sale by Fusion Capital (exclusive of the 225,000 shares issued to Fusion Capital as a commitment fee), the selling price of our common stock to Fusion Capital will have to average at least $4.04 per share for us to receive the maximum proceeds of $10 million without registering additional shares of common stock. For example, assuming a purchase price of $2.35 per share (the closing sale price of the common stock on July 29, 2002) and the purchase by Fusion Capital of 2,475,000 shares under the common stock purchase agreement, proceeds to us would only be $5,816,250. In the event that we decide to issue more than 2,716,144 shares (19.9% of our outstanding shares of common stock on the date we entered into the common stock purchase agreement), we would be required to seek shareholder approval in order to be in compliance with Nasdaq National Market rules. Fusion Capital is not obligated to purchase the requisite $25,000 of common stock on any trading day in which the purchase price would be less than $1.00 per share without the consent of Fusion Capital.

     The extent we rely on Fusion Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our products. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive and if we are unable to generate significant sales of our products in the near term, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $10,000,000 under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Should the funding we require be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business and financial condition.

OUR SUCCESS WILL DEPEND ON CONTINUED MARKET ACCEPTANCE OF THE EP-WORKMATE(R).

     Our ability to increase revenues over the next several years will depend on the continued acceptance by electrophysiologists of one of our products, the EP-WorkMate(R) computerized monitoring and analysis workstation. The EP-WorkMate(R) accounted for 82% and 80% of our product sales in the years ended December 31, 2001 and 2000, respectively, and is expected to account for a significant portion of our 2002 revenues. Because the EP-WorkMate(R) has a list price of approximately $140,000 with an integrated EP-3(TM) Stimulator, each sale of an EP-WorkMate(R) represents a relatively large percentage of our net sales. We cannot be sure that the EP-WorkMate(R)'s present level of market acceptance and sales can be maintained, a decrease in either could have a material adverse effect on our business and financial condition.

OUR SUCCESS WILL DEPEND ON APPROVAL OF THE ALERT(R) SYSTEM AND RESOLUTION OF REGULATORY ITEMS.

     Our long-term  success  depends on the success of one of our products,  the
ALERT(R) System. Although approved for sale in the European Community, the ALERT(R) System has not been approved by the U.S. Food and Drug Administration and cannot be sold commercially in the United States without FDA approval. FDA approval is based upon, among other things, the results of clinical trials that demonstrate the safety and effectiveness of the device. We have completed clinical trials and have submitted an application to the FDA for pre-market approval ("PMA") of the ALERT(R) System and, in April 2001, we received comments and notification of deficiencies relating to such application. We had discussions with the FDA regarding the issues raised in the notification and, in July 2001, we submitted our response to the FDA and subsequently, we have had further communications with the FDA. In May 2002, we filed an amendment to our PMA submission and the FDA is in the process of reviewing our amended submission. As a consequence of the status of our PMA submission, the timing of approval to market and sell the ALERT(R) System in the U.S. cannot be predicted with any accuracy and approval may not occur until the second half of 2002 or later, if approved at all.

OUR SUCCESS WILL DEPEND ON SUCCESSFUL COMMERCIALIZATION OF THE ALERT(R) SYSTEM.

     If we receive approval from the U.S. Food and Drug Administration to market the ALERT(R) System in the United States, we, nevertheless, will be faced with obstacles to successful commercialization. The commercial success of the product will depend significantly upon acceptance by physicians. Physician acceptance will depend upon, among other things, substantial favorable clinical experience, advantages over alternative treatments, cost effectiveness, and favorable reimbursement policies of third-party payers such as insurance companies,
Medicare  and  other  governmental   programs.

Our failure to obtain market acceptance of the ALERT(R) System could have a material adverse effect on our business and financial condition.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO MANUFACTURE THE ALERT(R) SYSTEM PROFITABLY.

     If we receive approval from the U.S. Food and Drug Administration to market the ALERT(R) System in the United States and we obtain market acceptance of the product, profitability of the ALERT(R) System, nevertheless, will depend on our ability to manufacture the product efficiently and economically in commercial quantities. We have manufactured the components of the ALERT(R) System only in limited quantities. We may not be able to attain efficient manufacturing levels. Further, we will also be dependent on sub-contractors for certain key components of the ALERT(R) System. Our failure to obtain manufacturing efficiency and reliable sub-contractors could have a material adverse effect on our business and financial condition.

A FEW OF OUR SHAREHOLDERS, ACTING TOGETHER, ARE ABLE TO INFLUENCE, AND POSSIBLY CONTROL, MOST MATTERS REQUIRING SHAREHOLDER APPROVAL THEREBY LIMITING THE INFLUENCE WHICH OTHER SHAREHOLDERS CAN EXERCISE OVER EP MED'S BUSINESS.

     As a result of a private placement financing with Cardiac Capital, LLC completed in the first quarter of 2001, David Jenkins, Chairman of the Board, Chief Executive Officer and a shareholder of EP Med, who is also a 50% owner of Cardiac Capital, LLC, beneficially owns, in the aggregate, shares representing approximately 21.2% of the outstanding shares of capital stock, assuming warrants held are fully exercised. As a result, David Jenkins and Cardiac Capital, LLC, acting together, are able to influence significantly, and possibly control, most matters requiring approval of the shareholders of EP Med, including approval of amendments to EP Med's certificate of incorporation, mergers, a sale of all or substantially all of EP Med's assets, going private transactions and other fundamental transactions. EP Med's certificate of incorporation does not provide for cumulative voting with respect to the election of directors. The certificate of incorporation does provide for staggered elections of our Board of Directors. As a result, Mr. Jenkins and his affiliates may be able to control the election of members of our Board. Such a concentration of ownership could affect the liquidity of EP Med's common stock and have an adverse effect on the price of the common stock and may have the effect of delaying or preventing a change in control of EP Med, including transactions in which the shareholders might otherwise receive a premium for their shares over current market prices.

OUR  BUSINESS  AND  FINANCIAL   CONDITION  ARE  SUBJECT  TO  VARIOUS  RISKS  AND
UNCERTAINTIES ARISING FROM DOMESTIC AND INTERNATIONAL LAWS AND REGULATIONS.

     United States. In the United States, the development, testing, manufacturing, labeling, marketing, promotion and sale of medical devices is regulated principally by the U.S. Food and Drug Administration under the Federal Food, Drug and Cosmetic Act. The FDA has broad discretion in enforcing compliance with that statute and its regulations, including the good manufacturing practices ("GMP") and quality systems regulations. Our ability to continue to sell our products commercially, is subject to continuing FDA oversight of the on-going design, manufacturing, packaging, labeling, storage and quality of our medical devices. Noncompliance can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals and criminal prosecution any of which could have a material adverse effect on our business and financial condition.

     In July 2001, subsequent to an inspection by the FDA of our manufacturing facility in West Berlin, New Jersey, we received a "warning letter" from the FDA requiring us to investigate and correct various observations made by the FDA with respect to violations at the facility and relating to our procedures primarily pertaining to design controls and manufacturing process controls; see the Section entitled "Description of Business - Government Regulation." We responded to all of the issues raised in the "warning letter" and the FDA subsequently completed a re-audit of the facility in January 2002. On March 20, 2002, EP Med met with the FDA to review the GMP/PMA audit. The conclusion of that meeting was to schedule a follow-up limited scope re-affirmation visit which occurred in June 2002. This follow-up validation was required given the facility is being cleared for a GMP/PMA approval. The FDA has informed us that it was satisfied with this follow-up visit and it has no negative or "I-483" observations to report from the visit. As a result, we now have satisfactory compliance status with the FDA. While we are now in compliance, we are subject to additional inspections by the FDA in the normal course and cannot be certain that we will be in full compliance during any future inspections. If the FDA is not satisfied with a future inspection, it could require us to make additional changes as it has in the past or, it could take regulatory actions against us including license suspension, revocation and/or denial, seizure and/or injunction and/or civil penalties. Any such action is likely to have a material adverse effect upon our business and financial condition.

     International. In order for us to market our products in Europe and certain other foreign jurisdictions, we must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. Foreign countries also often have extensive regulations regarding safety, manufacturing processes and quality that differ from those in the United States and must be met in order to continue sale of a product within the country. We may not be able to obtain regulatory approvals in such countries or we may be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Failure to obtain approvals or delays in the receipt of approvals to market our products and/or failure to maintain the approvals we currently have and those which we may receive in the future would have a material adverse effect on our business, operating results, financial condition and prospects. Presently, we are permitted to sell some of our products in countries that are members of the European Union and the European Free Trade Association. We cannot be sure that we will be successful in maintaining that permission.

OUR SUCCESS WILL DEPEND, IN PART, ON OUR ABILITY TO KEEP PACE WITH TECHNOLOGICAL AND MARKETPLACE CHANGES.

     The electrophysiology market is characterized by rapidly changing technology, new products and industry standards. Accordingly, our ability to compete depends on our ability to develop new products and improve existing ones. The research and development necessary for new products and for product refinements can take longer and require greater expenditures than expected, and might not succeed. Moreover, our new products and product refinements might not be accepted by physicians and patients.

OUR PATENTS AND PROPRIETARY RIGHTS MIGHT NOT PROVIDE SUFFICIENT PROTECTION.

     Our success and ability to compete in the marketplace will depend in part upon our ability to protect our proprietary technology and other intellectual property. We seek patents on our important inventions, have acquired patents and have entered into license agreements to obtain rights under selected patents of third parties that we consider important to our business. Patents might not be issued on our patent applications and applications for which we have acquired licenses. Further, if those patents are issued, they may not be of sufficient scope and strength to provide us with meaningful protection or commercial advantage. Additionally, these patents may be challenged, invalidated or circumvented in the future. Moreover, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may presently have or may seek patents that will prevent, limit or interfere with our ability to make, use or sell our products in the U.S. and other countries.

     In addition to patents, we rely on a combination of trade secrets, copyrights and trademarks to protect our intellectual property rights. For example, our software (which is an integrated component in the EP-WorkMate(R) and EP-3(TM) Stimulator) is not patented and existing copyright laws offer only limited practical protection from misappropriation. Our competitors may independently develop substantially equivalent proprietary technology.

INTELLECTUAL PROPERTY LITIGATION COULD HARM OUR BUSINESS.

     While we do not believe that we are infringing any patents or other intellectual property rights of others, litigation over infringement claims is frequent in the medical device industry and could arise. This kind of litigation, with or without merit, would be time consuming and costly, and could cause shipment delays, require us to develop alternative technology or require us to enter into costly royalty or licensing agreements. Further, if necessary licenses are not available to us on satisfactory terms, we may not be able to redesign our products or processes to avoid alleged infringement. Accordingly, we could be prevented from manufacturing and selling some of our products. Also, competitors might infringe our patents and trade secrets. Costly and time consuming litigation may be necessary to enforce our patents and to protect our trade secrets.

IF WE ARE UNABLE TO PAY ROYALTIES WE MAY LOSE OUR RIGHTS TO USE CERTAIN IMPORTANT TECHNOLOGY.

     We have entered into several technology agreements, which require us to pay royalties, including, in some cases, minimum annual royalties. In 2001, we had royalty expenses equal to approximately $51,000 in connection with those agreements. Under the terms of our agreement relating to the SilverFlex(R) technology, minimum royalties became payable in 2001 at the rate of $3,000 per quarter or, in the alternative, at our option, we may grant to the inventor of the technology, Allan Willis, a non-exclusive, royalty-free license to the patent allowing him to use the technology as well as sublicensing it to third parties. Royalty payments have not become payable under our other technology agreements as yet. If we do not pay these royalties, we may be in breach of our technology agreements and could lose the rights granted to the technology under these agreements. The loss of these rights would effect our ability to make, market and sell the ALERT(R) product line and the SilverFlex(R) product line, which could have a material adverse impact on our business and financial condition. See the Section entitled "Description of Business - Patents, Trademarks and Licenses."

WE FACE SIGNIFICANT COMPETITION WHICH AFFECTS OUR LIKELIHOOD OF SUCCESS.

     The medical device market, particularly in the area of electrophysiology products, is highly competitive. Many of our competitors have access to significantly greater financial, marketing and other resources. Further, the medical device market is characterized by rapid product development and technological change. Our present and future products could become obsolete or uneconomic through technological advances by one or more of our competitors. For example, the ALERT(R) System is a new technology that must compete with established treatments for atrial fibrillation as well as with new treatments currently under development by other companies. Our future success will depend on our ability to remain competitive with other developers of medical devices and therapies.

THIRD-PARTY REIMBURSEMENT MIGHT BE DENIED OR NOT BE AVAILABLE FOR SOME OF OUR PRODUCTS.

     Our products are generally purchased by physicians or medical institutions. In the U.S., third-party payers, such as Medicare, Medicaid and private insurers, are then billed for the healthcare services provided to patients using those products. Similar reimbursement arrangements exist in several European countries. Third-party payers may deny or limit reimbursement for our existing products and future products, such as the ALERT(R) System. Third-party payers are increasingly challenging the prices charged for medical products and services and are putting pressure on medical equipment suppliers to reduce prices. Procedures involving the EP-WorkMate(R) and the ALERT(R) System currently are eligible for reimbursement. However, changes in FDA regulations, Medicare regulations or in other third-party payer policies, could reduce or make either or both Medicare or other third-party reimbursement unavailable for procedures using our existing products and, if approved by the FDA, for the ALERT(R)

System. Any of these occurrences could have a material adverse affect on our business and financial condition. See the Section entitled "Description of Business - Third-Party Reimbursement."

WE MIGHT NOT BE ABLE TO MAINTAIN OR EFFECTIVELY MANAGE OUR SALES FORCE WHICH WOULD REDUCE OUR ABILITY TO PROMOTE AND SELL OUR PRODUCTS.

     We utilize our own domestic direct sales and marketing force to sell and promote our products in the U.S. We might not be able to continue to attract and retain qualified and capable individuals who can successfully promote our products.

     We are also in the process of expanding our marketing internationally and will continue to rely on third-party distributors in foreign markets. We formed a U.S. subsidiary located in France in 1999 and have a U.S. subsidiary, with a branch in the United Kingdom, to increase sales, to improve distributor relationships and customer service and to assist in the introduction of the ALERT(R) System in Europe. We generate sales through a Japanese distributor and have a distribution network in the Asian markets. Some of our agreements with third-party distributors are oral, and many of our distributor agreements, both written and oral, are terminable by the distributors. While we do not consider any one distributor to be material to our business, we might not be able to replace existing distributors on a timely basis if present relationships are terminated. Further, we might not be able to make arrangements with new distributors to access new international markets and both current and future distributors might not be successful in actively and effectively marketing our products.

OUR BUSINESS COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS WHICH, IF SUCCESSFUL, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND FINANCIAL CONDITION.

     The manufacture and sale of our products involves the risk of product liability claims. Our products are highly complex and some are, or will be, used in relatively new medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. Misuse or reuse of our catheters may increase the risk of product liability claims. We currently maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 in the aggregate per year. This insurance is expensive and may not be available to us in the future. A successful claim against us or settlement by us in excess of our insurance coverage or our inability to maintain insurance could have a material adverse effect on our business and financial condition.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND DEPEND ON OUTSIDE SOURCES FOR THE MANUFACTURE OF CRITICAL COMPONENTS OF OUR PRODUCTS.

     We have limited manufacturing experience in manufacturing our catheter products. Further, we have limited experience manufacturing these products in the volume that will be necessary for us to achieve significant commercial sales in the event of significant demand. While we have expanded our catheter manufacturing facilities and have hired and trained additional personnel, we may not be able to establish or maintain reliable, high-volume, cost-effective manufacturing capacity. Moreover, we may encounter difficulties in increasing our manufacturing capacity, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA regulations and the need for further regulatory approval on new manufacturing processes. Additionally, we rely on outside sources for the manufacturing of critical components for the ALERT(R) Companion, EP-WorkMate(R) and EP-3(TM) Stimulator. Any interruption in this supply from our outside sources would have a material adverse effect on our ability to deliver our products. If an interruption were to occur, we may not be able to reach an acceptable arrangement with an alternative source of supply on a timely basis. Our failure to find alternative manufacturing sources would have a material adverse effect on our business and financial condition.

WE RELY ON INTERNATIONAL SALES WHICH EXPOSE US TO RISKS OF FOREIGN OPERATIONS.

     In the year ended December 31, 2001, approximately 38% of our sales were derived outside the U.S. We expect international sales will continue to represent a significant percentage of our total sales and we intend to continue to increase our operations outside of the United States. We sell our products in the countries of the European Community and in Japan, Turkey, Saudi Arabia and China, among others. Our reliance on international sales subjects us to fluctuations in currency exchange rates in Europe in connection with the Euro and pounds sterling, though sales in other jurisdictions are generally paid in U.S. dollars. Management has determined that the impact of foreign currency risks on sales are small since a majority of sales are billed in U.S. dollars. EP Med does incur translation gains/losses which are recorded in Stockholders' Equity. EP Med's cumulative translation loss was $89,000 at March 31, 2002.

     We experience the risks of unstable economies and political regimes in our foreign selling markets such as Turkey, Saudi Arabia and China, among others. Other risks of reliance on foreign sales include the following:

               o    export license requirements;
               o    unexpected changes in regulatory requirements;
               o    extended collection periods for accounts receivable;
               o potentially inadequate protections of intellectual property rights; and
               o    restrictions on repatriation of earnings.

These factors could have a material adverse effect on our ability to maintain and expand foreign sales. Our failure to maintain and expand foreign sales would have a material adverse effect on our business and financial condition.

POTENTIAL ISSUANCE OF PREFERRED STOCK MAY DELAY, DEFER OR PREVENT A CORPORATE TAKEOVER.

     The Board of Directors has the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. The Board has designated 1,400,000 shares as Series A Convertible Preferred Stock, of which, there are 373,779 shares outstanding, 140,283 available for issuance and 885,938 that have been cancelled and may not be reissued. The potential issuance of preferred stock under certain circumstances may have the effect of delaying, deferring or preventing a change in control of EP Med or otherwise adversely affecting the rights of the holders of common stock.

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE HIGHLY VOLATILE.

     Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by EP Med, including sales of our common stock by Fusion Capital pursuant to this prospectus and the possible subsequent sale of common stock by the holders of warrants and options, could have a material adverse effect on the prices of our securities.

WE MUST COMPLY WITH THE CONTINUED LISTING REQUIREMENTS OF THE NASDAQ NATIONAL MARKET OR WE MAY BE DELISTED OR DOWN-LISTED TO THE NASDAQ SMALLCAP MARKET.

     Our continued listing on the Nasdaq National Market is subject to our compliance with all continued listing requirements set forth in the Nasdaq Marketplace Rules. We have previously failed to meet some of the continued listing requirements from time to time for a brief period and then cured whatever defect caused the temporary noncompliance. One of the listing standards requires us to maintain at least $4 million of tangible net assets. While we had approximately $4.7 million of tangible net assets as of March 31, 2002, given our history of operating losses there can be no assurance that we will be able to maintain more than $4 million of tangible net assets. Moreover, effective November 1, 2002, the Nasdaq National Market will change from the tangible net asset listing standard to a new standard that will require companies to have $10 million in stockholders' equity to qualify for continued listing. As of March 31, 2002, we had approximately $5 million in stockholders' equity. While we have had discussions with Nasdaq concerning our continued compliance and we are considering various alternatives to comply, we cannot be sure that we will be successful in our efforts to comply with the continued listing requirements in the future or that if we fail to do so on a temporary basis that the Nasdaq National Market will allow us to continue to list on that system. Our failure to comply or promptly to cure a noncompliance could result in our stock being delisted or down-listed to the Nasdaq SmallCap Market. If our stock is delisted, trading, if any, in the stock would thereafter be conducted in the over-the-counter market in the "pink sheets" or the National Association of Securities Dealers' "Electronic Bulletin Board" and the liquidity of our stock could be materially impaired.

THE SALE OF OUR COMMON STOCK TO FUSION CAPITAL MAY CAUSE SUBSTANTIAL DILUTION AND THE SALE OF THE SHARES ACQUIRED BY FUSION CAPITAL COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

     We expect that we will only sell up to 2,475,000 shares of our common stock to Fusion Capital (exclusive of the 225,000 shares issued to Fusion Capital as a commitment fee) which constituted approximately 16.5% of our outstanding common stock as of July 29, 2002. Nevertheless, we retain the right to sell more than this amount under the common stock purchase agreement if we register the additional shares and obtain the consent of our shareholders for the sale of amounts above 2,716,000 shares as required by the Nasdaq Marketplace Rules. In this case, assuming Fusion Capital purchased the full $10 million at a purchase price per share of $2.35 (the closing sale price of the common stock on July 29, 2002), Fusion Capital would purchase 4,255,320 shares of our common stock under the common stock purchase agreement. This would constitute 22.1% of our outstanding common stock after issuance. Such dilution could be more significant if the market price of our common stock at the time Fusion Capital purchases shares of our common stock under the common stock purchase agreement is lower than the current market price of our common stock, as a lower trading price would cause more shares of our common stock to be issuable to Fusion Capital.

     Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. While we expect that shares registered in this offering will be sold over a period of up to 24 months from June 2002, these shares may be sold over a longer period, particularly if we exercise our right to extend the term of the common stock purchase agreement for an additional 6 months. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

                          MARKET FOR COMMON EQUITY AND
                           RELATED SHAREHOLDER MATTERS

     EP Med's common stock has been traded on the Nasdaq National Market under the trading symbol "EPMD" since EP Med completed its initial public offering of common stock on June 21, 1996. Prior to that date, there was no public market for our common stock.

PRICE RANGE OF COMMON STOCK

     The following table sets forth the high and low sale prices for our common stock for the periods indicated:


                         Period              High               Low
            -----------------------    -----------------    -------------
            2000
            ----
            First quarter                    $5.25             $3.25
            Second quarter                   $6.82             $3.88
            Third quarter                    $5.63             $3.38
            Fourth quarter                   $4.75             $1.38

            2001
            ----
            First quarter                    $3.50             $1.78
            Second quarter                   $3.15             $1.13
            Third quarter                    $2.64             $1.05
            Fourth quarter                   $2.98             $1.08

            2002
            ----
            First quarter                    $3.85             $2.25
            Second quarter                   $3.09             $1.60

     On July 29, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $2.35. As of July 29, 2002, there were approximately 58 registered holders of record of our common stock. This number excludes individual shareholders holding stock under nominee security position listings because many of such shares are held by brokers and other institutions on behalf of shareholders. As a result, we are unable to estimate the total number of shareholders represented by these record holders, but we believe that the amount is in excess of 400.

                                 DIVIDEND POLICY

     Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any dividends in the foreseeable future.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of our common stock offered for sale by Fusion Capital under this prospectus. However, we may receive up to $10 million from the sale of our common stock to Fusion Capital under the common stock purchase agreement with Fusion Capital and we intend to use such proceeds for general working capital purposes, including the funding of our continuing efforts to obtain regulatory approvals of our products.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     Except for historical information, the following Management's Discussion and Analysis or Plan of Operation contains forward-looking statements based upon current expectations that involve certain risks and uncertainties. EP Med's actual results could differ materially from those reflected in these forward-looking statements as a result of certain factors that include, but are not limited to; the risks discussed in the Section entitled "Risk Factors." Please see the statements contained under the Section entitled "Cautionary Statements Regarding Forward-Looking Statements" above.

     Management's Discussion and Analysis or Plan of Operation for the year ended December 31, 2001 and 2000, presented below, reflects certain revisions to EP Med's previously reported financial statements. See Note 2 to the Consolidated Financial Statements contained under "Item 7. Financial Statements."

OVERVIEW

     EP Med was incorporated in January 1993 and operates in a single industry segment. We develop, manufacture, market and sell a line of products for the cardiac electrophysiology market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. Since EP Med's inception, we have acquired technology and marketing rights, have developed new products and have begun marketing various electrophysiology products, including the EP-WorkMate(R) computerized electrophysiology workstation, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters and the ALERT(R) System, including the ALERT(R) Companion and ALERT(R) internal cardioversion catheters and related disposable supplies. To date, these products have generated nearly all of EP Med's sales.

     EP Med's leading product is the EP-WorkMate(R), a computerized electrophysiology workstation that monitors, displays and stores cardiac electrical activity and arrhythmia data. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time analysis and integration with our own proprietary systems, such as the EP-3(TM) Stimulator, as well as with other technologies and systems. The EP-3(TM)
Stimulator  is  a  computerized  signal  generator  and  processor  which,  when integrated  with  the  EP-WorkMate(R),  is  used to  stimulate  the  heart  with electrical impulses in order to locate arrhythmia. During 2001, the EP-WorkMate(R) and the EP-3(TM) Stimulator accounted for approximately 86% of EP Med's total sales revenues. EP Med also markets a line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies, which represented approximately 6% of EP Med's total sales revenues in 2001.

     We have identified the diagnosis and treatment of atrial fibrillation, a particular type of arrhythmia, as a primary focus for our ongoing development efforts. See the Section entitled "Description of Business--General." In an effort to address this medical condition, we have developed a new product for internal cardioversion of atrial fibrillation known as the ALERT(R) System, which uses a patented electrode catheter to deliver measured, variable, low-energy electrical impulses directly to the inside of the heart to convert atrial fibrillation to a normal heart rhythm. We have obtained Class III Design Examination Certification from a European Notified Body allowing us to label the ALERT(R) System with a CE Mark, an international symbol of adherence to quality assurance standards, design reviews and hazard analysis, which permits us to sell the ALERT(R) System in the European Community. International sales of the ALERT(R) System and related catheters accounted for approximately 8% of EP Med's total sales revenues in 2001. The ALERT(R) System is not approved for sale in the United States, but we have completed clinical trials and have submitted our application for pre-market approval of the device to the U.S. Food and Drug Administration and have responded to FDA requests for supplemental information; we are awaiting further action on this application; see the Sections entitled "Description of Business--Products--The ALERT(R) System" and "--Government
Regulation." As such, approval to market and sell the ALERT(R) System in the U.S. may take until the second half of 2002 or later, if approved at all.

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

     EP Med also is involved in the development of an intracardiac ultrasound product line including the ViewMate(TM) ultrasound imaging console and intracardiac imaging catheters. These products offer high-resolution, real-time ultrasound capability designed to improve a physician or clinician's ability to visualize inside the chambers of the heart. We believe that the ViewMate(TM) Ultrasound System may play an important diagnostic role allowing more effective treatment options of complex cardiac arrhythmias such as ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products currently are not approved for sale. We expect to file applications for 510(k) approval and CE Mark authorization in the second half of 2002. We do not anticipate receiving approval to sell the ViewMate(TM) Ultrasound System until the fourth quarter of 2002, if approved at all.

CRITICAL ACCOUNTING POLICIES

     Financial Reporting Release No. 60, which was recently issued by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The SEC indicated that a critical accounting policy is one which is both important to the portrayal of the company's financial condition and results and requires management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Note 1 of our Notes to the Consolidated Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of our Consolidated Financial Statements. The following is a brief discussion of the more significant accounting policies and methods used by us. Note that the preparation of our consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

     In addition, Financial Reporting Release No. 61, also recently issued by the SEC, requires all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. The information provided below describing EP Med's debt and future commitments is provided to facilitate a review of EP Med's liquidity and capital resources.

General

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates and assumptions relate to the recoverability of accounts receivable, inventory, goodwill, intangibles, and other long-lived assets, and the adequacy of allowances for doubtful accounts and reserves for inventory obsolescence. Actual amounts could differ significantly from these estimates.

Revenue Recognition

     EP Med ships products to customers based on FOB shipping point and, as such recognizes product sales on the date of shipment. Installation of the products is considered perfunctory. Payments received in advance of shipment of product are deferred until such products are shipped. EP Med does not have royalty agreements that result in revenue to EP Med. EP Med does not provide distributors or end-users with a general right to return products purchased.

     EP Med has two sales channels: sales to independent distributors and sales directly to customers. EP Med's products do not require "installation" in the
traditional  sense,  but  the  EP-WorkMate(R)   does
require setting up. For distributor sales, distributors are responsible for all set-up of all electronic hardware products and EP Med has no obligation after shipment of products to the distributors. For direct sales, the customer can perform the set-up on its own, however, EP Med personnel generally will assist customers in this process. The set-up process, which takes approximately 1-2 hours to complete, is usually performed within the week of shipment and primarily consists of assembling the workstation cart and plugging in the monitors, printer, isolation transformer, and the EP-3(TM) Stimulator (or other catheter) to the main computer and then answering any customer questions. This process does not impact our standard payment terms. For sales to distributors, payment terms are defined in the distributor agreements as 100% of the purchase price being due 30-60 days after shipment. For direct sales, payment terms are agreed in advance of the sale and generally require a 50% deposit prior to shipment, with the balance due 30-60 days after shipment.

     We provide a standard one-year warranty on all of our products, and in accordance with Statement of Financial Accounting Standard No. 5, "Accounting for Contingencies", we accrue the estimated cost of providing the warranty at the time of sale.

Valuation of Accounts Receivable

     We continuously monitor customers' balances, collections and payments, and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. We may request letters of credit from our customers, when we believe that there is a significant risk of credit loss. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past.

Valuation of Inventory

     We value our inventory at the lower of cost or market, with cost being determined on a first-in, first-out basis. We continually monitor our slow-moving items, and establish reserve amounts on a specific identification basis, as necessary. In addition, due to the fact that our business is dependent on the latest computer technology, we continually monitor our inventory and products for obsolescence. If we determine market value to be less than cost, we write down the cost to that value. Generally, we do not experience significant issues with the valuation of our inventory; however, these reserves are estimates, which could change significantly, either favorably or unfavorably, depending on market and competitive conditions.

Valuation of Goodwill, Intangible Assets, and Other Long-Lived Assets

     We assess the impairment of identifiable intangibles, long-lived assets and related goodwill and enterprise level goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

o significant underperformance relative to expected historical or projected future operating results;

o significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

o    significant negative industry or economic trends;

o    significant decline in our stock price for a sustained period; and

o    our market capitalization relative to net book value.

     When we determine that the carrying value of intangibles, long-lived assets and related goodwill and enterprise level goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

     In 2002, Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" became effective and as a result, we adopted SFAS No. 142 on January 1, 2002 and we ceased to amortize the remaining goodwill of $342,000. We had recorded approximately $50,000 of amortization on these amounts during 2001 and would have recorded approximately the same amount of amortization during 2002. In lieu of amortization, we are required to perform an initial impairment review of our goodwill in 2002 and an annual impairment review thereafter. We expect to complete our initial review in connection with our closing procedures for the second quarter of 2002. The results of our review will be reflected in our financial statements for the second quarter of 2002.

     We currently do not expect to record an impairment charge upon completion of the initial impairment review. However, there can be no assurance that, at the time the review is completed, a material impairment charge will not be recorded.

Deferred Offering Costs

     Our policy is to defer offering costs relating to the purchase of common stock issued under the Fusion Capital common stock purchase agreement in Shareholder's Equity. We intend to reclassify the balances from Deferred Offering Costs (in Shareholders' Equity and Other Assets) to Additional Paid-In Capital, as $1 million of shares are sold to Fusion Capital. If, at any time, we determine that it is no longer probable that we will sell shares of our stock to Fusion Capital, any remaining amounts of Deferred Offering Costs will be expensed. We currently intend to exercise our right to sell shares prior to the expiration of the agreement.

RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2002 COMPARED TO THE THREE-MONTH PERIOD ENDED MARCH 31, 2001.

     Net sales were $2,989,000 for the three months ended March 31, 2002 as compared to $2,068,000 for the comparable period in 2001. This increase is the result of a 47% increase in the number of EP-WorkMates(R) sold due to continued market acceptance of our new Windows(R) NT Platform coupled with improved sales efforts in our domestic market.

     Net sales for the three months ended March 2002 were billed in two currencies: $2,835,000 in U.S. dollars and 197,000 in Euro. Management has determined the impact of foreign currency risk on sales to be minimal since a majority of sales are billed in U.S. dollars. EP Med does incur translation gains/losses, which are recorded in Shareholder's Equity. EP Med's cumulative translation loss was $89,000 at March 31, 2002.

     Cost of products sold increased $274,000 (or 29%) to $1,225,000 for the three months ended March 31, 2002 as compared to the same period in 2001. This increase is primarily due to the increase in sales. Cost of products sold decreased as a percentage of sales from 46% to 41% primarily due to increased sales in the U.S. (which realize a higher average selling price than internationally), reductions in manufacturing labor costs (primarily resulting from the cost initiatives initiated in the fourth quarter of 2001) and lower raw material component costs.

     Gross profit on sales for the three months ended March 31, 2002 was $1,764,000 as compared with $1,117,000 for the same period in 2001. The gross profit improved as a percentage of sales from 54% to 59%, primarily as a result of the above mentioned cost improvements and the increased sales in the U.S. which realize a higher average selling price than internationally.

     Sales and marketing expenses increased $6,000 (or 1%) to $1,108,000 for the three months ended March 31, 2002 as compared to the same period in 2001. However, costs decreased as a percentage of total sales to 37% for the first quarter of 2002 as compared to 53% for the same period in 2001 due to the 45% increase in net sales.

     General and administrative expenses increased $21,000 (or 4%) to $577,000 for the three months ended March 31, 2002 as compared to the first three months of 2001. This was primarily due to increased costs for insurance of $14,000 and foreign exchange losses of $15,000. Overall costs decreased as a percentage of total sales to 19% for the first quarter of 2002 as compared to 27% for the same period in 2001.

     Research and development expenses increased $80,000 (or 12%) to $726,000 for the three months ended March 31, 2002 as compared to the same period in 2001. This was the result of a $90,000 increase in salary expenses due to continued product development and increased staffing in the regulatory area. EP Med expects that research and development expenses are likely to increase in future periods, in part, due to ongoing expenses related to the ALERT(R) and ViewMate(TM) Ultrasound Systems, new product development activities and continued costs associated with the regulatory approval process.

     Interest expense decreased $36,000 for the three months ended March 31, 2002 as compared to the same period in 2001. This was the result of over a 40% reduction in the prime interest rate in the first quarter of 2002 as compared with the first quarter 2001.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2000.

     Sales increased $173,000 (or 2%) to $9,933,000 in the year ended December 31, 2001 as compared to 2000. This increase in sales in 2001 resulted primarily from higher domestic sales due to a combination of enhanced EP-Workmate(R) system features and improved sales and marketing efforts. This was partially offset by lower activity in Asia and the Pacific Rim resulting, in part, from a delay in the roll-out of hardware improvements to the EP-Workmate(R) to this region until the first quarter of 2002. Costs of products sold increased $218,000 (or 5%) to $4,652,000 in the year ended December 31, 2001 as compared to 2000 due to approximately $80,000 cost of sales on the $173,000 increase in sales, coupled with an increase in lower margin parts sales and write-off of certain service parts. As a result, gross profit on sales for the year ended December 31, 2001 was $5,282,000 as compared to $5,327,000 for 2000. The gross profit declined as a percentage of sales to 53% from 55%. We hope to improve our overall gross profit percentage due to continued improvement in manufacturing costs and as sales of the ALERT(R) System and catheters increase when we receive approval in the U.S.

     Net sales for the year ended December 31, 2001 were billed in three currencies: $8,211,000 in U.S. dollars, 1,680,000 in Euro and (pound)135,000 pounds sterling. Management has determined that the impact of foreign currency risk on sales is minimal since a majority of sales are billed in U.S. dollars. EP Med does incur translation gains/losses, which are recorded in Shareholders' Equity. EP Med's cumulative translation loss was $80,000 and its transaction loss was $104,000 for the year ended December 31, 2001. EP Med has not entered into any derivative financial instruments for hedging or other purposes.

     Sales and marketing expenses decreased $355,000 (or 7%) to $4,789,000 and decreased as a percentage of total sales to approximately 48% in the year ended December 31, 2001 as compared to 53% in 2000. The decrease during 2001 was due primarily to a reduction in trade show expenses of $187,000 and a decrease in advertising expenses of $149,000.

     General and administrative expenses decreased $29,000 (or 1%) to $2,237,000 and remained as a percentage of total sales at approximately 23%. The decrease in 2001 was primarily due to a $33,000 reduction in expenses for telecommunications.

     Research and development expenses decreased $266,000 (or 10%) to $2,521,000 for the year ended December 31, 2001 as compared to 2000. This decrease was the result of a $70,000 reduction in travel expenses, lower engineering parts and supplies of $137,000 and a $296,000 reduction in outside ALERT(R) development costs. These were partially offset by an increase in in-house salaries and related benefits of $166,000 primarily related to new hires. We expect that research and development expenses are likely to increase in future periods due to ongoing development activities relating to the ViewMate(TM) Ultrasound System and regulatory efforts aimed at gaining approval to sell this and other new products.

     Interest expense increased $177,000 for the year ended December 31, 2001 as compared to 2000, primarily due to the $281,000 of interest expense accrued on the $3.2 million note payable to Medtronic.

     Income tax benefit increased $56,000 to $475,000 for the year ended December 31, 2001, as compared to 2000, due to an increase in the amounts sold of EP Med's cumulative New Jersey State Net Operating Loss (NOL) carryforwards. The sales of the cumulative net operating losses are a result of a New Jersey State law enacted January 1, 1999 allowing emerging technology and biotechnology companies to transfer or "sell" their unused New Jersey net operating loss carryforwards and New Jersey research and development tax credits to any profitable New Jersey company qualified to purchase them for cash. We received approval from the State of New Jersey to sell the NOLs in each of November 2001 and 2000, and in each such year, entered into a contract with a third party to sell the NOLs for $475,000 and $419,000 in December 2001 and January 2001, respectively. Accordingly, the deferred tax asset valuation allowance was reduced by $475,000 and $419,000 as of December 31, 2001 and 2000 respectively.

LIQUIDITY AND CAPITAL RESOURCES.

     Since EP Med's incorporation in January 1993, EP Med's expenses have exceeded sales resulting in an accumulated deficit of approximately $26.2 million at December 31, 2001 and approximately $26.9 million at March 31, 2002.

     On June 21, 1996, we completed our initial public offering of 2,500,000 shares of common stock at a purchase price of $5.50 per share, for aggregate net proceeds of approximately $11,786,000 after deducting offering expenses. On April 9, 1998, we sold and issued 2,250,000 shares of our common stock to 6 institutional investors at a price of $2.25 per share using the gross proceeds of this offering in the amount of $5,062,500, before deducting offering expenses of approximately $401,000, for working capital purposes.

     On September 1, 1999, we sold and issued an aggregate of 1,135,000 shares of common stock in a private offering to EGS Private Healthcare Partnership, L.P. and EGS Private Healthcare Counterpart, L.P., major institutional investment funds, Darryl Fry and David Mortara, a current and now former member of EP Med's Board of Directors, and Steven E. Gross, a private investor (together, the "1999 Investors") at $2.75 per share. Each of the 1999 Investors received a callable warrant (collectively, the "1999 Warrants"), exercisable at $3.50 per share, entitling them to purchase an aggregate of 567,500 shares of common stock subject to EP Med's right to call the 1999 Warrants when the average closing price of EP Med's common stock equaled or exceeded $4.125 per share during any 20 consecutive trading days. The warrants were to expire 5 years from the date of grant, and were valued using the Black-Scholes option pricing model. The proceeds from the offering were $3,032,000, net of approximately $89,000 in related expenses and the proceeds from the offering were used for working capital purposes. During February 2000, the 1999 Warrants became callable and EP Med and the 1999 Investors arranged for the 1999 Warrants to be canceled in exchange for which EP Med received

$718,375 from the exercise by the 1999 Investors of 205,250 warrant shares at $3.50 per warrant share and EP Med issued non-callable replacement warrants to purchase 362,250 shares of common stock at an exercise price of $7.50 per share. Included among the 1999 Investors who exercised 1999 Warrants were the institutional shareholders and the two members of EP Med's Board of Directors.

     In November 2000, EP Med completed a debt financing with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., one of EP Med's shareholders, which provided an aggregate of $3.2 million of which approximately $2.3 million was utilized to repay outstanding amounts on EP Med's revolving credit facility with our bank. The financing transaction, evidenced by a note purchase agreement and secured promissory note bearing interest at two percentage points over the prime rate, provides that principal and all accrued interest on the note are to be repaid on November 15, 2003 and that the note is secured by a pledge by David Jenkins, Chief Executive Officer, director and shareholder of EP Med, of 300,000 shares of common stock of Transneuronix, Inc., a privately-held corporation engaged in the development of neuro-muscular stimulation devices. The shares pledged amounted to approximately 5% of the total outstanding common stock of Transneuronix, Inc. EP Med received $1.6 million at the closing of the transaction in November 2000 and received the remaining $1.6 million on January 18, 2001.

     On March 28, 2001, EP Med consummated the sale and issuance of 1,625,000 shares of common stock and warrants for 812,500 additional shares to certain investors for $3,250,000. Included among the investors is Cardiac Capital, LLC, a limited liability company, of which our Chairman of the Board and Chief Executive Officer and a shareholder of EP Med, David A. Jenkins, is a 50% owner. The consummation of the transaction provided EP Med with approximately $3,000,000 in working capital after expenses.

     On June 11, 2001, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC. On June 27, 2002, we amended the common stock purchase agreement to, among other things, extend the term of the agreement and revise the daily purchase amounts. Fusion Capital is offering for sale up to 2,700,000 shares of our common stock which it has or may in the future acquire from us under the common stock purchase agreement. The shares being offered consist of up to 2,475,000 shares of common stock that Fusion Capital may purchase from us at a purchase price based on the future market price of our common stock and 225,000 shares of common stock issued to Fusion Capital as compensation for its purchase commitment under the common stock purchase agreement. Under the common stock purchase agreement we generally have the right, but not the obligation, to sell to Fusion Capital on each trading day $25,000 of our common stock up to an aggregate of $10 million worth of our common stock. Fusion Capital is only obligated to buy $25,000 per trading day unless the market price of our common stock is at or above $3.00 for a specified period, in which case we may increase the daily purchase amount in our sole option by $5,000 for every $.50 increase in the threshold price of our common stock above $2.50. In addition, if on any trading day the purchase price of the common stock is less than the minimum purchase price set under the terms of the common stock purchase agreement, Fusion Capital is not obligated to buy any shares of our common stock under the common stock purchase agreement. The minimum purchase price is currently $2.00 but it can be increased or decreased by us at any time, provided that we cannot decrease the minimum purchase price below $1.00 unless consented to by Fusion Capital. The term of our agreement with Fusion Capital is for 31 months, commencing as of October 2001, subject to our right to extend the agreement for an additional 6 months. To date, we have elected not to sell any shares of our common stock to Fusion Capital.

     Since we are registering only 2,475,000 shares for sale by Fusion Capital (exclusive of the 225,000 shares issued to Fusion Capital as a commitment fee), the selling price of our common stock to Fusion Capital will have to average at least $4.04 per share for us to receive the maximum proceeds of $10 million without registering additional shares of common stock. For example, assuming a purchase price of $2.35 per share (the closing sale price of the common stock on July 29, 2002) and the purchase by Fusion Capital of 2,475,000 shares under the common stock purchase agreement, proceeds to us would only be $5,816,250. Also, in the event that we decide to issue more than 2,716,144 shares (19.9% of our outstanding shares of common stock on the date we entered into the common stock purchase agreement), we would be required to seek shareholder approval in order to be in compliance with Nasdaq National Market rules.

     In light of the set number of shares being registered, funding to be afforded to us in connection with the agreement with Fusion Capital is directly correlated to our stock price. The lower the price of our stock, the greater the number of shares that will need to be sold for us to obtain the same proceeds and, since a fixed number of shares are being registered for sale to Fusion Capital (the 2,475,000 shares), the price of our stock will determine the amount of the proceeds available to us absent registering additional shares and obtaining shareholder approval to issue more than 2,716,144 shares. Assuming that we have an adequate number of shares of common stock to sell, the price of our common stock stays above the applicable floor price and that we stay in compliance with the agreement, depending on the price at which shares are sold, Fusion Capital could provide us with sufficient funding to sustain our operations for approximately two years. See the Section entitled "The Financing Transaction - Purchase of Shares under the Common Stock Purchase Agreement" and, in particular, the table beginning on page 60. Alternatively, as described above, a low stock price will limit the amount of proceeds available to us under the agreement (absent shareholder approval to issue a greater number of shares) and, thereby, the amount of time during which our operations will be sustained solely from funds under the agreement.

     As noted above, EP Med issued an aggregate of 225,000 shares of EP Med common stock to Fusion Capital as a commitment fee under the common stock purchase agreement and recorded the fair value of such shares of approximately $555,000 as a separate line item labeled "Deferred Offering Costs" in Shareholders' Equity. In addition, EP Med paid approximately $480,000 related to the filing, legal, and accounting expenses associated with this transaction, which is recorded in Other Assets on the Balance Sheet. EP Med intends to reclassify the balances from Deferred Offering Costs (in Shareholders' Equity and Other Assets) to Additional Paid-In Capital, as $1 million of shares are sold to Fusion Capital. If, at any time, EP Med determines that it is no longer probable that it will sell shares of its stock to Fusion Capital, any remaining amounts of Deferred Offering Costs will be expensed. EP Med currently intends to exercise its right to sell shares prior to the expiration of the agreement.

     In October 2001, EP Med consummated the private sale and issuance of newly-designated Series A convertible preferred stock to Century Medical, Inc. ("CMI"), its Japanese distributor, and Medtronic, Inc., a shareholder and creditor of EP Med. An aggregate of 1,259,717 shares was issued in the transactions. The preferred shares were issued to CMI at a price of $2.048 per share as well as an amendment to EP Med's Distribution Agreement with CMI, including an extension of the original Distribution Agreement. The transaction with Medtronic involved the sale of the shares of preferred stock at a price of $1.781 per share (the average closing price of EP Med's common stock for the 10 days preceding the sale). EP Med received aggregate gross proceeds of $2.4 million from the two transactions.

     CMI converted all of its shares of Series A Preferred Stock into common shares of EP Med in the first quarter of 2002. Medtronic converted 300,000 shares of its stock of Series A Preferred Stock into common stock of EP Med in April 2002. The converted shares of both CMI and Medtronic were registered for resale by EP Med under a registration statement which was declared effective by the SEC in May 2002.

     In January 2002, EP Med received approximately $475,000 in cash related to the sale of a portion of its unused cumulative New Jersey Net Operating Loss carryforwards.

     We currently are negotiating with an institutional lender regarding a $2 million line of credit facility in order to supplement the amounts which may be available to us under the Fusion Capital equity line.

     Net cash provided by operating activities in the first quarter of 2002 amounted to $25,000 as compared with a net cash usage of $755,000 in the similar period in 2001. This improvement was primarily due to the $572,000 reduction in our net loss and a lower increase in inventories as compared to the first quarter of 2001. Payments to related parties are made on terms similar to those of other suppliers. Net cash used in operating activities for the year ending December 31, 2001 decreased $729,000 as compared to 2000. The decrease in our net use of cash in operations during 2001 was primarily due to a $545,000 reduction in our net loss as compared to the prior year.

     Capital expenditures, net of disposals, were $58,000 for the first quarter of 2002 as compared to $95,000 in the first quarter of 2001. Capital expenditures, net of disposals, were $234,000 for the year 2001 as compared to $1,174,000 in 2000. Capital expenditures in 2000 were high primarily due to an increase in equipment used for demonstration purposes, the cost of purchasing and implementing an Enterprise Resource Planning software solution for EP Med and building improvements. We expect to purchase capital equipment and to expand our manufacturing and assembly capabilities as we continue to grow, however, we currently do not have any commitments for purchases. We lease office space and certain office equipment under operating leases. The aggregate annual commitment for minimum rentals under these leases is approximately $137,000 in 2002.

     Working capital decreased $844,000 from December 31, 2001 to $5,971,000 at March 31, 2002. This was primarily due to (1) a $485,000 reduction in cash, primarily the result of the repayment of EP Med's term loan balance to Fleet; and (2) a $475,000 reduction in deferred tax assets due to the receipt from the sale of the New Jersey State Net Operating Loss noted above. Working capital increased $3,429,000 from December 31, 2000 to $6,815,000 at December 31, 2001.
This was primarily due to (1) a $2,041,000 increase in cash, (2) a $1,312,000 increase in accounts receivable, mainly the result of the higher fourth quarter sales in 2001 versus the same period in 2000, and (3) a $419,000 increase in prepaid expenses and other current assets primarily comprised of prepaid deposits and insurances. These increases were partially offset by an $876,000 increase in accrued expenses, deferred revenue and customer deposits.

     EP Med evaluates the collectability of its receivables quarterly. The allowance for bad debts is based upon specific identification of customer accounts for which collection is doubtful and EP Med's estimate of the likelihood of potential loss. To date, EP Med has experienced only modest credit losses with respect to its accounts receivable. To date, EP Med has experienced insignificant inventory write-downs and the reserve is consistent with management's expectations.

     EP Med has a history of operating losses and we expect to continue to incur operating losses in the near future as we continue to expend substantial funds for research and development, increased manufacturing activity and expansion of sales and marketing activities. The amount and timing of future losses will depend upon, among other things, the volume of sales of our existing products, the timing of regulatory approval and market acceptance of the ALERT(R) and ultrasound systems and of new products under development as well as EP Med's ability to establish, preserve and enforce intellectual property rights related to our products. There can be no assurance that any of our development projects will be successful or that if development is successful, that the products will generate any sales. In addition, we will be unable to sell shares to Fusion Capital under our common stock purchase agreement with them (i) unless and until the Securities and Exchange Commission declares the registration statement of which this prospectus forms a part effective and (ii) during any period when the market price of our common stock decreases to less than $1.00 per share (the minimum price at which Fusion Capital is required to purchase our common stock under our common stock purchase agreement with them. Without this source of financing, we will have to seek alternative sources of financing. If alternative sources of financing are not available, we will have to reduce costs or reduce our scope of operations. Based upon our current plans and projections, together with expected financings or potential cost reductions, however, we believe that our existing capital resources will be sufficient to meet our anticipated capital needs for at least the next twelve months.

     The following table summarizes EP Med's contractual cash obligations at December 31, 2001, and the effects such obligations are expected to have on liquidity and cash flow in future periods. EP Med does not have any other commercial commitments.

                                                        Payments Due by Period

========================= ============= ============= =========== ============ =============

CONTRACTUAL OBLIGATIONS       TOTAL      LESS THAN 1   1-3 YEARS    4-5 YEARS  AFTER 5 YEARS
                                           YEAR
------------------------- ------------- ------------- ----------- ------------ -------------
Long-Term Debt              $3,909,000            $0  $3,909,000           $0           $0
------------------------- ------------- ------------- ----------- ------------ -------------
Operating Lease
Obligations                   $217,000      $137,000     $45,000      $18,000      $17,000
------------------------- ------------- ------------- ----------- ------------ -------------
Other
Long Term Obligations               $0            $0          $0           $0           $0
------------------------- ------------- ------------- ----------- ------------ -------------
Total Contractual Cash
Obligations                 $4,126,000      $137,000  $3,954,000      $18,000      $17,000
========================= ============= ============= =========== ============ =============

The long term debt includes interest and principal on the note payable to Medtronic, described above, as interest is payable at maturity.

ADOPTION OF SFAS NO. 142

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 142 supercedes Accounting Principles Board Opinion No. 17, "Intangible Assets." SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001, therefore, EP Med adopted SFAS No. 142 on January 1, 2002. The primary changes made by SFAS No. 142 are:
(1) goodwill and indefinite lived intangible assets will no longer be amortized,
(2) goodwill will be tested for impairment at least annually at the reporting unit level, (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. In connection with the adoption of this standard, EP Med's unamortized goodwill balance is no longer amortized, but will continue to be tested for impairment. EP Med plans to test impairment of goodwill, at least annually, using a two-step impairment test consisting of comparing goodwill fair value and book value of determined reporting units and, if applicable, measuring the excess of the recorded amount of goodwill with its implied fair value. EP Med is in the process of applying the impairment test of SFAS No. 142 and expects to complete this in connection with its closing procedures for the second quarter of 2002. The results of EP Med's review will be reflected in EP Med's financial statements for the second quarter of 2002.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS No. 143"), "Accounting for Asset Retirement Obligations." This standard requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, this liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002, which for EP Med means the standard will be adopted on January 1, 2003. EP Med does not expect that the adoption of this statement will have a material impact on its results of operations, financial position or cash flows.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 applies to all long-lived assets, including discontinued operations, and consequently amends Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Based on SFAS No. 121, SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, therefore EP Med adopted the standard on January 1, 2002. The adoption had no impact on its results of operations, financial position or cash flows.

     On April 30, 2002, the FASB issued Statement No. 145, "Recision of FASB Statements No. 4, 44, 64, Amendment of FASB No. 13 and Technical Corrections" ("SFAS No. 145"). This statement eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and classified as an extraordinary item, net of the related income tax. In addition, SFAS No. 145 requires that capital leases that are modified so that the resulting lease agreement is classified as an operating lease be accounted for in the same manner as sale-lease back transactions. SFAS No.145 is generally effective for transactions occurring after May 15, 2002. EP Med does not expect that the adoption of SFAS No.145 will have a material impact on its results of its operations, financial position or cash flows.

IMPACT OF INTRODUCTION OF SINGLE EUROPEAN CURRENCY (EURO)

     On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency (Euro). The transition period for the introduction of the Euro was January 1, 1999 to January 1, 2002. For the year ended December 31, 2001, we recorded approximately $104,000 in transaction losses primarily from weakness in the Euro.

                             DESCRIPTION OF BUSINESS

GENERAL

     EP Med was incorporated in New Jersey in January 1993 and operates in a single industry segment. We develop, manufacture and market a line of products for the cardiac electrophysiology market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. Since inception, we have acquired technology, have developed new products and have begun marketing various electrophysiology products, including the EP-WorkMate(R) electrophysiology work station, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters and the ALERT(R) System including the ALERT(R) Companion and ALERT(R) internal cardioversion catheters and related disposable supplies.

     EP Med's leading product is the EP-WorkMate(R), a computerized electrophysiology workstation that monitors, displays and stores cardiac electrical activity and arrhythmia data. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time analysis and integration with our own proprietary systems, such as the EP-3(TM) Stimulator, as well as with other technologies and systems. The EP-3(TM)
Stimulator  is  a  computerized  signal  generator  and  processor  which,  when integrated  with  the  EP-WorkMate(R),  is  used to  stimulate  the  heart  with electrical impulses in order to locate arrhythmia. During 2001, the EP-WorkMate(R) and the EP-3(TM) Stimulator accounted for approximately 86% of EP Med's total sales revenues. We believe that the EP-WorkMate(R), when integrated with the EP-3(TM) Stimulator, offers the most advanced computer system available to the electrophysiology market. EP Med also markets a line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies, which represented approximately 6% of EP Med's total sales revenues in 2001.

     We have identified the diagnosis and treatment of atrial fibrillation, a particular type of arrhythmia, as an area of interest for our ongoing development efforts. Atrial fibrillation is a condition where erratic electrical signals are present within the atria, the upper chambers of the heart, causing fibrillation, rapid or quivering, of the atria, which prevents the atria from providing appropriate blood flow output. Atrial fibrillation is the most prevalent type of abnormal heart rhythm which, in 2000, was estimated to afflict over 5,000,000 people worldwide (approximately 2 million of such people in the United States) with an estimated 200,000 to 400,000 new cases diagnosed each year. Although not immediately life threatening, atrial fibrillation exhibits symptoms such as palpitations, fatigue and dizziness, among other symptoms. Atrial fibrillation is linked to a significantly increased risk of stroke and to a diminished lifestyle due to decreased cardiac output.

     In an effort to address this medical condition, we have developed a new product for internal cardioversion of atrial fibrillation known as the ALERT(R) System, which uses a patented electrode catheter to deliver measured, variable, low-energy electrical impulses directly to the inside of the heart to convert atrial fibrillation to a normal heart rhythm. We have obtained Class III Design Examination Certification from a European Notified Body allowing us to label the ALERT(R) System with a CE Mark, an international symbol of adherence to quality assurance standards, design reviews and hazard analysis, which permits us to sell the ALERT(R) System in the European Community. International sales of the ALERT(R) System and related catheters accounted for approximately 8% of EP Med's total sales revenues in 2001. The ALERT(R) System is not approved for sale in the United States, but we have completed clinical trials and have submitted our application for pre-market approval of the device to the U.S. Food and Drug Administration and have responded to FDA requests for supplemental information. In May 2002, we filed an amendment to our PMA application and the FDA is in the process of reviewing our amended submission. We are awaiting further action on this application; see the Section entitled "Description of Business--Government Regulation." Approval to market and sell the ALERT(R) System in the U.S. may take until the second half of 2002 or later, if approved at all.

     We also are involved in the development of an intracardiac ultrasound product line including the ViewMate(TM) ultrasound imaging console and Viewflex(TM) intracardiac imaging catheters. These products offer high-resolution, real-time ultrasound capability designed to improve a physician's or clinician's ability to visualize the inside chambers of the heart. We believe that the ViewMate(TM) Ultrasound System may play an important diagnostic role allowing more effective treatment of complex cardiac arrhythmias such as ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products currently are not approved for sale. We previously submitted an application to the U.S. Food and Drug Administration for 510(k) approval for marketing clearance based on the device's substantial equivalence to a legally marketed device but later changed the system design and abandoned this application. A new submission and design dossier are in the process of being completed and we expect to complete final electrical testing in the second quarter of 2002. We expect to file for 510(k) approval and CE Mark authorization in the second half of 2002. We do not anticipate receiving approval to sell the ViewMate(TM) Ultrasound System until the fourth quarter of 2002, if approved at all.

     The long regulatory review periods applicable to EP Med's products and the costs of prosecuting regulatory applications have contributed to the stress on EP Med's financial condition. On November 15, 2000, we completed a debt financing with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., which provided an aggregate of $3.2 million. We received $1.6 million at closing and $1.6 million on January 17, 2001 of which approximately $2.3 million was utilized to repay outstanding amounts on EP Med's revolving credit facility with our bank. The revolving credit facility, which originally was scheduled to expire on March 31, 2001, was terminated by the bank in January 2001, upon the payment of the amounts outstanding and was not replaced. The related term loan, in the principal amount of $500,000, was repaid in full in March 2002.

     On March 28, 2001, after receipt of shareholder approval, we consummated the sale and issuance of 1,625,000 shares of common stock and warrants for 812,500 additional shares to certain investors. Included among the investors is Cardiac Capital, LLC, a limited liability company, of which our Chairman of the Board and Chief Executive Officer and a shareholder of EP Med, David A. Jenkins, is a 50% owner. The aggregate amount of the new shares which potentially may be issued as a result of the private placement is in excess of 20% of the outstanding common stock of EP Med (on a pre-transaction basis) assuming all warrants are exercised and, as a result of this and of the related-party nature of the transaction and the view that the transaction possibly could constitute a change of control under certain Nasdaq Marketplace rules, in accordance with the requirements of the Nasdaq National Market, EP Med sought, and received, shareholder approval. The consummation of the transaction provided EP Med with over $3,000,000 in working capital after expenses.

     In October 2001, EP Med consummated the private sale and issuance of newly-designated Series A convertible preferred stock to Century Medical, Inc. ("CMI"), its Japanese distributor, and Medtronic, Inc., a shareholder and creditor of EP Med. An aggregate of 1,259,717 shares was issued in the transactions. EP Med received aggregate gross proceeds of $2.4 million from the two transactions. CMI converted all of its shares of Series A Preferred Stock into common shares of EP Med in the first quarter of 2002. Medtronic converted 300,000 of its stock of Series A Preferred Stock into common stock of EP Med in April 2002. The converted shares of both CMI and Medtronic were registered for resale by EP Med under a registration statement which was declared effective by the SEC in May 2002.

PRODUCTS

     We develop, manufacture, market and sell a broad-based, integrated line of electrophysiology products used to diagnose, monitor, analyze and treat irregular cardiac arrhythmias. Our products can be separated by technology into the categories described below.

EP COMPUTER WORKSTATIONS AND STIMULATORS (EP-WORKMATE(R), EP-3(TM)STIMULATOR)

     The EP-WorkMate(R) is a computerized electrophysiology workstation that monitors, displays and stores cardiac electrical activity and arrhythmia.
Electrophysiology workstations are dedicated data management systems designed specifically for use in electrophysiology procedures to view and record procedural data, facilitate data analysis and generate customized reports. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time analysis, including graphical and quantitative display of such data, superior ease of use and a single keyboard for all operations as well as integration capacity with our own proprietary products, such as the EP-3(TM) Stimulator, and other technologies and systems. The EP-WorkMate(R) consists of a Dual Pentium(R) III processor with integral proprietary software, a proprietary signal-conditioning unit, two or three 21-inch high-resolution color monitors, an optical disk drive for data storage, a custom keyboard, catheter and catheter interface module and a laser printer. In addition, each EP-WorkMate(R) has an internal modem to provide a direct link between the purchaser and EP Med, facilitating field software support. The EP-WorkMate(R) is differentiated from competing products by (i) its seamless integration with the EP-3(TM) Stimulator, (ii) its storage capacity of up to 192 intracardiac signals, (iii) its ability to process and simultaneously display both real-time and historical electrophysiology activity and (iv) its simple, user friendly software based on a menu driven, point and click interface.

     Our EP-3(TM) Stimulator is a computerized electrical pulse signal generator and processor which, when integrated with the EP-WorkMate(R), is used to stimulate the heart with electrical impulses in order to locate electrical disturbances or arrhythmias. During 2001, the EP-WorkMate(R) and EP-3(TM) Stimulator accounted for approximately 86% of our total sales revenues. We believe the EP-3(TM) Stimulator is currently the only computerized EP clinical stimulator being sold in the U.S. It features automatic synchronization and rate controls as well as the same user interface as the EP-WorkMate(R). The EP-3(TM) Stimulator can be sold as a stand-alone electrophysiology stimulator or it can be integrated with the EP-WorkMate(R). We believe that the EP-WorkMate(R), when integrated with the EP-3(TM) Stimulator, offers the most advanced computer system available to the electrophysiology market.

THE ALERT(R) SYSTEM

     The ALERT(R) System was developed in an effort to provide a more effective and less traumatic method of converting atrial fibrillation to normal heart rhythm than traditional therapies such as drugs and external cardioversion. Drug therapies are unpredictable in their effectiveness and often have side effects such as abnormal heart rhythms such as rapid ventricular tachycardia and potential life-threatening ventricular fibrillation. External cardioversion, accomplished by introducing electricity to the heart through paddles or patches attached to a patient's chest, uses high energy in which electrical energy of up to 360 joules may be administered. External cardioversion, may require patient hospitalization and general anesthesia due to the extreme pain associated with the high electrical output. Our clinical trials have shown that the patient can suffer skin burns and muscle and skeletal pain for days after the procedure.

     The ALERT(R) System represents a new approach to electrical cardioversion known as low-energy internal cardioversion, which uses a patented electrode catheter to deliver measured, variable, low-energy electrical impulses, generally less than 15 joules of electrical energy, directly to the inside of the heart to convert atrial fibrillation to normal heart rhythm. The ALERT(R) System is comprised of a single-use proprietary electrode catheter with two separate electrode arrays (the "ALERT(R) Catheter") and an external energy source (the "ALERT(R) Companion"). We believe low-energy internal cardioversion using the ALERT(R) System provides numerous potential advantages over high-energy external cardioversion and drug conversion therapies. While only slightly more effective than external cardioversion (76% compared to 67% in our clinical trials), the other advantages over high-energy external cardioversion include:

     o    no use of general anesthesia;
     o    fewer traumas, less discomfort and risk to patients;
     o higher success rate in converting patients with chronic atrial fibrillation to normal heart rhythm (based on initial clinical experience);
     o potentially lower overall cost per procedure than high-energy external cardioversion (due to the absence of the hospital stay and only local anesthesia); and
     o greater applicability for converting atrial fibrillation occurring in the days immediately following open-heart surgery.

     The advantage of the ALERT(R) System over traditional drug therapies is the elimination of harmful side effects associated with many such drugs. The trauma associated with the high-energy external cardioversion necessitating general anesthesia make low-energy internal cardioversion a common-sense alternative, assuming similar or better results. Our clinical trials of 156 patients demonstrated that the ALERT(R) Systems was effective in 76% of patients as compared to external cardioversion in only 67% of patients.

     The disadvantages of the ALERT(R) System procedure are the same as with any catheter procedure where a catheter is introduced into the body through the skin. While catheter procedures are a common practice today generally considered to be low risk, the chance of infection, swelling and bruising at the site of insertion of the catheter remain a concern. Additionally, there is a certain risk of abnormal heart rhythm with any kind of procedure involving electrical application to the heart. EP Med believes that this is reduced with the ALERT(R) Systems as compared to external cardioversion due to the lower energy utilized.

     The ALERT(R) System is based on medical technology invented by Eckhard Alt, MD. Employees of EP Med developed the catheter manufacturing technology. EP Med has obtained a license of the exclusive worldwide rights to use the ALERT(R) technology in the ALERT(R) System from Dr. Alt. Six patents have been issued in the United States relating to technology used in connection with the ALERT(R) System and the ALERT(R) Companion and seven U.S. patents have been issued relating to the ALERT(R) catheters. EP Med and Dr. Alt have also filed additional patent applications and continuations for the ALERT(R) Catheter and the ALERT(R) Companion in the United States and internationally. See the Section entitled "Description of Business--Certain Patents, Trademarks and Licenses."

     The ALERT(R) System is a medical device that requires a pre-market approval ("PMA") from the U.S. Food and Drug Administration prior to marketing and sale in the United States. We submitted a clinical study protocol to the FDA as part of an application for an Investigational Device Exemption ("IDE"). The FDA approved the IDE application for the ALERT(R) System and the U.S. IDE clinical trials were performed to demonstrate the safety and efficacy of the ALERT(R) System for internal catheter-based cardioversion of atrial fibrillation. The clinical trials completed in March 2001, involved 156 patients from 12 investigational centers wherein the primary objective was to determine whether the probability of successful termination of atrial fibrillation with the ALERT(R) System is practically equivalent to external cardioversion. Patients were observed for termination of atrial fibrillation after one hour and for continued sinus (normal) rhythm after one month. The ALERT(R) System was shown to be effective in the primary instance in 76% of patients who underwent the procedure as compared to 67% of the patients who underwent external cardioversion. Follow-up of these patients after one month revealed that 62% of patients successfully treated with the ALERT(R) System (44% of the entire clinical trial population) remained in sinus (normal) rhythm while 53% of those successfully treated with external cardioversion (and 31% of the entire clinical trial population) were still in sinus (normal) rhythm. Of the patients who participated in the trials, 17% experienced treatment-related adverse events such as abnormal rhythm (2%), bleeding (3%), bruising (4%), hardening of catheter insertion site (1%), hypotension (1%), infection (1%), ventricular fibrillation (1%) and ventricular tachycardia (1%). No patient deaths occurred either device-related or non-device-related.

     After completion of our clinical trials, we submitted our PMA application to the FDA on October 2, 2000. In April 2001, the FDA notified us of its comments regarding our submission and of deficiencies contained in the submission and requested additional information and clarification. The deficiencies noted in the submission fall into three categories: qualification and testing, clinical and statistical issues and labeling, which have required providing greater or expanded disclosure relating to test results. We had discussions with the FDA regarding the issues raised in the notification and, in July 2001, we submitted our response to the FDA and subsequently, we have had further communications with the FDA. In May 2002, we filed an amendment to our PMA application and the FDA is in the process of reviewing our amended submission. As a consequence of the status of our PMA submission, the timing of approval to market and sell the ALERT(R) System in the U.S. cannot be predicted with any accuracy; however, we do not anticipate receiving approval of our PMA until the second half of 2002, if approved at all. See the Section entitled "Description of Business--Government Regulation."

     We do have Class III Design Examination Certification from a European Notified Body allowing us to label the ALERT(R) System with the CE Mark and the product is being sold throughout Europe. The ALERT(R) TD Catheter which incorporates thermodilution to the ALERT(R) pulmonary artery catheter received CE Mark authorization in 1999. This feature is expected to broaden the ALERT(R) applications to include the critical care and heart surgery markets by incorporating cardiac output measurement into the catheter. In February 2000, we received approval from our European Notified Body to begin shipment of our ALERT(R) Companion II, a newer touchscreen design of the ALERT(R) Companion. In June 2002, we received CE approval for our newer ALERT(R) Companion II which has an energy output of 30 joules. See the Section entitled "Description of Business--Government Regulation."

CATHETER PRODUCTS

     We presently market a line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies. Our diagnostic catheters are similar to others sold within the industry, with the exception of our one-piece catheter design which offers the physician unique recording capabilities. We offer numerous electrode/curve configurations of catheters. Sales of all catheter products accounted for approximately 6% of our total sales revenues in 2001.

     We have developed a new electrode manufacturing process using long-length electrodes for cardioversion and ablation procedures. This process, known as SilverFlex(R), is a patented technology which provides unique electrode flexibility and a lightweight catheter while still maintaining excellent handling characteristics. Due to development evolution, the current product uses platinum instead of silver. It was determined that we would expand capabilities of the catheter to provide diagnostic and therapeutic functionality for use with our ALERT(R) product line. We are currently collecting clinical data and we expect to file a supplement to the CE Mark and ALERT(R) PMA in 2002 to incorporate SilverFlex(R).

ULTRASOUND PRODUCTS

     We have identified intracardiac ultrasound imaging as a necessary adjunct to the advanced treatment of cardiac arrhythmias, especially for the treatment of atrial fibrillation and ventricular tachycardias. We also believe that ultrasound imaging may assist in the permanent implantation of pacemaker electrodes in the left side of the heart. Fluoroscopy imaging, the primary visual image used in electrophysiology today is unable to identify anatomic structures of the heart such as the ostium of the coronary sinus, the superior and inferior vena cava, pulmonary veins, valves, infarcts, and the fossa ovalis, among others. It is unable to assess lesions created by the physician and catheter placement in relation to certain anatomy. We believe that intracardiac ultrasound imaging may overcome these deficiencies, and that this is important in light of the increased complexity of newer electrophysiology procedures. Ultrasound imaging may well address many of the concerns about complications of using radio frequency energies to treat atrial fibrillation because of the proximity of the atria to the great vessels of the heart.

     We are developing an intracardiac ultrasound product line, which includes the ViewMate(TM) ultrasound imaging console and Viewflex(TM) intracardiac imaging catheters. These products offer high resolution, real-time ultrasound capability designed to improve a physician's or clinician's ability to view the inside of the chambers and anatomic structure of the heart safely and accurately, without the need to expose patients or physicians or clinicians, themselves to repeated X-ray radiation. The increased visualization is a result of having the catheter inside the heart itself thereby having cardiac features in the near field or its area of highest image resolution and detail. By manipulating the catheter tip and its phased array ultrasound crystal the physician or clinician will be able to visualize not only the entire heart but also to direct the wedge-shaped ultrasound beam at specific areas of interest. Additionally, our color capability will allow verification of heart valve patency and blood flow direction and amount. We believe that the ViewMate(TM) Ultrasound System may play an important diagnostic role allowing more effective treatment of complex cardiac arrhythmias, including ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products currently are not approved for sale. We previously submitted our application to the U.S. Food and Drug Administration for 510(k) approval for marketing clearance based on the device's substantial equivalence to a legally marketed device, but later changed the system design and abandoned this application. A new submission and design dossier are in the process of being completed and we expect to complete final electrical testing in the third quarter 2002. We expect to file applications for 510(k) approval and CE Mark authorization in the second half 2002. We do not anticipate receiving approval to sell the ViewMate(TM) Ultrasound System until the fourth quarter of 2002, if approved at all.

FLUOROSCOPY PRODUCTS

     In May 2001, we entered into a distribution agreement with Fischer Imaging, Inc., pursuant to which we obtained rights to distribute the Fischer products into the electrophysiology markets, primarily in the U.S. The Fischer products included under this agreement are the Bloom electrophysiology stimulator, which sells for approximately $22,000 to the hospital, and the Fischer EPX fluoroscopy (x-ray) products, which sell at prices ranging from $400,000 to $800,000, depending on the features. We believe several of these products fit well into our distribution force, and we expect to see the first sales from the products beginning in the second quarter of 2002. We are currently in negotiations with Fischer to extend our rights to sell the Bloom electrophysiology stimulator in the coming year but we do not intend to continue selling the EPX fluoroscopy (x-ray) products.

CERTAIN PATENTS, TRADEMARKS AND LICENSES

     EP Med's success and ability to compete depend, in part, upon our ability to protect our proprietary positions. EP Med's policy is to protect its proprietary position by, among other methods, filing United States and select foreign patent applications to protect the technology that is important to the development of the business. Pursuant to provisions adopted under the General Agreement on Tariffs and Trade, patents in force on June 8, 1995 are entitled to a patent term of the longer of 17 years from issuance or 20 years from the earliest filing date of the patent. EP Med currently holds (title to or rights under license or similar agreements to) 22 material patents in the U.S. and has 6 applications filed with the Patent and Trademark Office. The last to expire of EP Med's patents will remain in effect until September 2019. We have also obtained certain patents in our principal overseas markets. The following are current material patents:


United States Patents                   Description                           Date of Expiration
---------------------                   -----------                           ------------------
5,433,742 /1/         Method for making a flexible adhesive electrode            November 19, 2013

5,807,324             Steerable catheter                                         April 1, 2016

5,697,965             Wiring of a common electrode array                         April 1, 2016

5,888,577             Laser etched IBAD flexible metal electrodes                June 30, 2017

5,931,863             Combination pacing/sensing and cardioversion catheter      December 22, 2017

5,928,276             One-piece electrophysiology catheter                       June 11, 2018

5,974,339             Controlled current defibrillator                           November 26, 2017

6,085,117             Electrophysiology catheter                                 December 22, 2017

6,144,870             Catheter with improved electrodes and method of            October 21, 2016
                      fabrication

6,173,205             Electrophysiology catheter                                 December 22, 2017

5,571,159 /2/         Temporary atrial defibrillation catheter and method        April 4, 2014


5,653,734 /2/         Temporary atrial defibrillation catheter and method        April 4, 2014
                      (division of 5,571,159)

5,928,269 /2/         Apparatus and method for temporary atrial defibrillation   April 4, 2014

6,181,967 /2/         Atrial defibrillator apparatus and method of use           April 4, 2014

5,207,219 /3/         Atrial defibrillator and method for providing interval     May 4, 2010
                      timing prior to cardioversion

5,161,536 /4/         Ultrasonic position indicating apparatus and methods       November 10, 2009
                      (electronics for detection)

5,373,845 /4/         Apparatus and method for forward looking volume imaging    December 20, 2011

5,329,927 /4/         Apparatus and method for locating an interventional        July 19, 2011
                      medical device with a ultrasound color imaging system
                      (equipment)

5,343,865 /4/         Apparatus and method for locating an interventional        Sept. 6, 2011
                      medical device with a ultrasound color imaging system
                      (method)

                                       30

United States Patents                   Description                           Date of Expiration
---------------------                   -----------                           ------------------

5,425,370 /4/         Method and apparatus for locating vibrating devices        March 23, 2014
                      (GreyMark)

5,421,336 /4/         Method for attaching an interventional medical device to   April 4, 2014
                      a vibratory member associated with visualization by an
                      ultrasound imaging system (NeedleEngager)

6,385,489             ALERT(R)Triple Array Catheters                             September 17, 2019

----------
1 Subject to technology agreement with Allan Willis. See "Description of Business--Licenses and other Technology Agreements" below.

2 Subject to license agreement with Eckhard Alt. See "Description of Business--Licenses and other Technology Agreements" below.

3. Subject to license agreement with Incontrol, Inc. See "Description of Business--Licenses and other Technology Agreements" below.

4. Subject to license agreement with EchoCath, Inc. See "Description of Business--Licenses and other Technology Agreements" below.

     In addition, EP Med is a party to certain license agreements which have provided EP Med with rights under selected patents of third parties with regard to technology we consider important to our business.

Licenses and other Technology Agreements:

     o By license agreement with Eckhard Alt, M.D., dated as of November 1, 1995, and subsequently amended, Dr. Alt granted to EP Med an exclusive, worldwide license relating to certain technology used in connection with the ALERT(R)System, some of which has since become protected under 4 issued U.S. patents and 1 patent application pending in the European Patent Office and for which additional patent applications and continuations have been filed. The license agreement provides that EP Med shall pay royalties equal to 5% of quarterly net sales of all products covered by the licensed technology until the expiration of the last to expire of any licensed patents covered by the agreement or the earlier declaration of invalidity of such patent. Under the terms of this license agreement, EP Med has the right to sublicense this technology to third parties and in such case EP Med is obligated to pay to Dr. Alt the greater of a 2% royalty or 50% of the total sublicense royalties derived from the sublicense agreement. The term of this license agreement will continue for the life of the last to expire of the licensed patents covered by the agreement unless earlier terminated by either party due to breach by the other party which breach remains uncured for a period of 60 days.

     o By a license agreement with Incontrol, Inc., dated as of January 21, 1998, Incontrol granted to EP Med a non-exclusive, worldwide license relating to certain technology covered by an issued U.S. patent for synchronization of a defibrillation shock delivered using the ALERT(R)Companion. The license agreement provides that EP Med shall pay royalties equal to the greater of $200 per unit or 2% of the net sales price of the ALERT(R)Companion for the life of the patent. The term of the agreement will continue for the life of the last to expire of the licensed patents covered by the agreement unless earlier terminated by either party. Incontrol has the right to terminate the license upon 30 days' prior written notice to EP Med in the event of EP Med's breach which breach remains uncured. EP Med has the right to terminate the license at any time upon 60 days' prior written notice to Incontrol.

     o Pursuant to an agreement, dated as of April 10, 2000, EP Med purchased certain patent rights, technology and related know-how, relating to electrode configuration for catheter electrodes which may be used by EP Med in its internal cardioversion product line, from Sanjeev Saksena for an initial payment of 10,000 shares of EP Med's common stock and subsequent payments in the form of quarterly royalties equal to 5% of net revenues (as defined under the agreement) derived by EP Med in respect of the sale or lease of the products covered by the technology (or 2 1/2% of net revenue where EP Med is paying a royalty to a third party as to the product), and 50% of the net revenues received from EP Med's licensees or sublicensees in respect of product sales or leases, up to an aggregate of $1 million whereupon the royalty decreases to 1% of net revenues up to total aggregate royalty payments of $5 million. The agreement further provides that, for a four-year period following the issuance of the patent (an application for which is pending), EP Med shall pay a minimum quarterly royalty of $10,000. The agreement may be terminated by either party in the event of breach of a material obligation by the other party which breach remains uncured for a period of 30 days after written notice thereof to the breaching party.

     o Pursuant to an agreement, dated as of March 9, 1998, EP Med purchased from Allan Willis an issued U.S. patent and related know-how and technology, relating to conductive adhesive bands for catheter electrodes used in EP Med's SilverFlex(R) catheters. The agreement provides that the purchase price for the technology is comprised of an initial payment of $20,000 and subsequent payments in the form of quarterly royalties equal to 1% of net revenues (as defined under the agreement) derived by EP Med in respect of the sale or lease of the products covered by the technology and 50% of the net revenues received from EP Med's licensees or sublicensees in respect of product sales or leases, up to total aggregate royalty payments of $1 million. The agreement further provides that, as of January 1, 2001 through the date of expiration or declaration of invalidity of the patent, EP Med shall either pay a minimum quarterly royalty of $3,000 or grant to Mr. Willis a non-exclusive, royalty-free license to the patent including the right to sublicense to third parties. The agreement may be terminated by either party in the event of breach of a material obligation by the other party which breach remains uncured for a period of 30 days after written notice thereof to the breaching party.

     o Pursuant to a settlement agreement with EchoCath, Inc., dated November 6, 2001, settling certain litigation among the parties (see "Legal Proceedings" below), EchoCath granted to EP Med a fully paid-up worldwide, non-exclusive, non-assignable and non-transferable license on the use of patents and technology associated with EchoCath's ultrasound product line (EchoMark(R), EchoEye(R)and ColorMark(R)systems and products) which are designed and/or manufactured for electrophysiology applications, including mapping, ablation and internal cardioversion, but excluding permanent pacemaker leads and permanent defibrillator leads attached to permanent implantable pulse generators. The settlement agreement provides that EP Med shall pay to EchoCath a royalty equal to 2% of net sales of any product made, used or sold using the patents and technology but no minimum royalties. The term of the license will continue for the life of the last to expire of the licensed patents, including any improvements, unless earlier terminated by either party in the event of the other party's insolvency, declaration of receivership, making of an assignment for the benefit of creditors or the commission of an act of bankruptcy, dissolution, winding up or liquidation, or commission of any material breach which breach remains uncured for a period of 30 days.

     Although EP Med holds patents, patent rights and patent applications, we believe that our business as a whole is not or will not be materially dependent upon patent protection. However, we will continue to seek such patents as we deem advisable to protect our research and development efforts and to market our products. There can be no assurance that any of EP Med's patent applications or applications as to which we have acquired licenses will issue as patents, or that if patents are issued that they will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to EP Med, or that such patents will not be challenged, invalidated or circumvented in the future. Moreover, there can be no assurance that our competitors, many of which have substantial resources and have made substantial investments in competing technologies, do not presently have or will not seek patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the U.S. or in other countries.

     We have not received any notices alleging, and are not aware of any infringement by EP Med on any other party's patents or intellectual property. However, there can be no assurance that current and potential competitors have not filed or in the future will not file applications or apply for patents or additional proprietary rights relating to devices, apparatus, materials or processes used or proposed to be used by EP Med.

     We also rely upon technical know-how and continuing technological innovation to develop and maintain EP Med's position in the market and we believe that the success of operations will depend largely upon such know-how and innovation. We require employees and consultants to execute appropriate confidentiality agreements and assignments of inventions in connection with their employment or consulting arrangement with EP Med. There can be no assurance that trade secrets will be established, that secrecy obligations will be honored or that competition will not independently develop superior or similar technology.

     We use various trademarks in association with marketing and sale of our products. The following trademarks include those which have been registered with the U.S. Patent and Trademark Office and those which are unregistered trademarks of EP Med:

     Registered Trademarks: EP-WorkMate(R), ALERT(R)System, SilverFlex(R)and ProCath(R)

     Unregistered Trademarks: EP-3(TM)Stimulator, Viewflex(TM)and ViewMate(TM)

     The market for medical devices for the treatment of cardiovascular disease has been characterized by frequent litigation regarding patent and other intellectual property rights. In the event that claims of infringement of a third-party's rights are made and upheld, we could be prevented from exploiting the technology or other intellectual property involved, or could be required to obtain licenses from the owners of such intellectual property. Alternatively, we could be forced to redesign our products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to us or that we would be successful in any attempt to redesign our products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to EP Med or to protect trade secrets and could result in substantial cost to, and diversion of effort by, EP Med.

RESEARCH AND DEVELOPMENT

     The electrophysiology market is characterized by rapid technological change, new product introductions and evolving industry standards. To compete effectively in this environment, we engage in the continuous development of products by (i) conducting internal research and development or

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

contracting with third parties for specific  research and development  projects,
(ii) licensing new technology, and (iii) acquiring products incorporating technology that could not otherwise be developed as quickly using internal resources.

     Our expenditures for research and development (which include expenditures for clinical trials, regulatory affairs and engineering) totaled approximately $2,521,000 and $2,788,000 in the years ending December 31, 2001 and 2000, respectively, and approximately $726,000 for the three months ended March 31, 2002. During 2000 and 2001 and in the first half of 2002, our principal research and development costs involved the ALERT(R) System clinical trials and regulatory approval process, as well as expenses related to efforts to place a flexible metallic coating on our electrophysiology catheters, efforts to develop and obtain regulatory approval of our line of ultrasound products, hiring of additional in-house engineering and technical support personnel and increased development work on existing products, including the EP-WorkMate(R) and electrophysiology catheters. Additionally, other research and development efforts are ongoing to develop new products, enhance existing products and lower production costs.

     We are engaged in ongoing development of a number of catheter-based electro-physiology products and we employ software engineers who are involved continuously in software development of new products or improvements to existing products. There can be no assurance that such development efforts will be successful or that regulatory approval to sell any such products, if required, will be obtained.

     We expect that expenses related to the continuing development of our products will be significant during 2002 and that such expenses will increase as we continue our attempts to develop new products as well as to enhance existing products and other development projects that may arise.

SALES, MARKETING AND DISTRIBUTION METHODS

DOMESTIC

     We utilize our own direct sales and marketing force to sell and promote our products in the U.S. market. This includes a Vice President of Sales, Regional Sales Managers, a Director of Marketing, clinical engineers, product manager and sales and customer support personnel.

INTERNATIONAL

     We utilize our own direct sales and marketing force to sell and promote our products in France. Outside of France, we utilize distributors to sell our products internationally and we are in the process of adding distributors in several countries not previously represented. Our distributors pay for products purchased by them in accordance with agreed-upon terms contained in agreements with them. Some of our agreements with third-party distributors are oral, and many of our distributor agreements, both written and oral, are terminable by the distributors. While we do not consider any one distributor arrangement to be material to our business, we might not be able to replace existing distributors on a timely basis if present relationships are terminated. Further, we might not be able to make arrangements with new distributors to access new international markets and both current and future distributors might not be successful in actively and effectively marketing our products. We have branch offices in the United Kingdom and France, to improve distributor relationships and service European needs in a shorter response time and assist in additional promotion of our products in Europe. Our European offices are staffed with Sales Managers, a field engineer and an office manager. We additionally have a sales engineer located in Japan to assist our Asia Pacific distributors. We expect to expend considerable resources and effort to support the sale of the ALERT(R) System in Europe. Examples of the types of expenditures are physician/clinician training and education, promotional materials, sample products and increased direct sales expenses, among others.

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

     No assurance can be given that EP Med or our distributors can successfully sell the ALERT(R) System or other products in Europe or elsewhere on terms acceptable to us, or at all. Future foreign sales will be subject to certain risks, including exchange rate fluctuations, local medical reimbursement issues, duties, tariffs and taxes, import restrictions and other regulations.

CUSTOMERS

     Our products are sold to medical institutions and physicians in the United States which parties then bill various third-party payers, such as government programs and private insurance plans. See the Section entitled "Description of Business--Third-Party Reimbursement."

MANUFACTURING AND SOURCES OF SUPPLY

     We assemble our products at our West Berlin, New Jersey facility. Our engineers generally design our products and their functionality, however, certain critical components of the ALERT(R) Companion, EP-WorkMate(R), EP-3(TM) Stimulator and, when completed, our ultrasound products, are, and will be, obtained from outside sources. Examples of these components are computers, high-resolution monitors and laser printers that are typically available from more than one vendor. Vendors of raw materials are required to submit certificates of compliance to EP Med's specifications. The parts are inspected and tested upon receipt as well as when the components are assembled into a complete system prior to shipment.

     Our catheters are assembled and tested by us prior to sterilization at our West Berlin, New Jersey facility. The West Berlin, New Jersey facility has ISO-9001 Quality System and Design Examination Certification which allows the CE Mark to be used on our products allowing the sale of the products in the European Community. The West Berlin, New Jersey facility and the quality assurance procedures in effect there are subject to good manufacturing practices ("GMP") regulations and quality system regulations promulgated by the U.S. Food and Drug Administration. In July 2001, subsequent to an inspection of our manufacturing facility by the FDA, we received a "warning letter" from the FDA requiring us to investigate and correct various observations made by the FDA with respect to violations at the facility and relating to our procedures primarily pertaining to design controls and manufacturing process controls. See the Section entitled "Description of Business--Government Regulation." We responded to all of the issues raised in the "warning letter" and the FDA subsequently completed a re-audit of the facility in January 2002. On March 20, 2002, EP Med met with the FDA to review the GMP/PMA audit. The conclusion of that meeting was to schedule a follow-up limited scope re-affirmation visit and this occurred in June 2002. This follow-up validation was required given that the facility is being cleared for a GMP/PMA approval. The FDA has informed us that it was satisfied with this follow-up visit and it has no negative or "I-483" observations to report from the visit. As a result, we now have satisfactory compliance status with the FDA for the West Berlin manufacturing facility and we also successfully passed the GMP/PMA audit related to the pending PMA for the ALERT(R) System. While we are now in compliance, we are subject to additional inspections by the FDA in the normal course and cannot be certain that we will be in full compliance during any future inspections. If the FDA is not satisfied with a future inspection, it could require us to make additional changes as it has in the past or, it could take regulatory actions against us including license suspension, revocation and/or denial, seizure and/or injunction and/or civil penalties. Any such action is likely to have a material adverse effect upon our business and financial condition.

     The West Berlin, New Jersey facility has no experience in large-scale manufacturing and there can be no assurance that we will be successful in manufacturing products in significant volume. We believe that we have sufficient capacity to satisfy our manufacturing needs for at least the next twelve months.

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

GOVERNMENT REGULATION

UNITED STATES

     In the United States, the development, testing, manufacture, labeling, marketing, promotion and sale of medical devices are regulated by numerous governmental authorities, including the U.S. Food and Drug Administration under the Federal Food, Drug and Cosmetic Act ("FDC Act") and the regulations promulgated thereunder. The FDA has broad discretion in enforcing the FDC Act and noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals and criminal prosecution.

     Before a new device can be introduced into the market in the U.S., the manufacturer generally must obtain either FDA clearance of a pre-market notification filing under Section 510(k) of the FDC Act (a "510(k) submission") if the proposed device is substantially equivalent to a legally marketed device or FDA approval of a pre-market approval ("PMA") application under Section 515 of the FDC Act if there is no substantially equivalent legally marketed device. A 510(k) submission is also required when the manufacturer makes a change or modification to a legally marketed device that could significantly affect the safety or effectiveness of the device, or where there is a major change or modification in the intended use of the device.

     The FDA has recently been requiring more data and information to demonstrate 510(k) substantial equivalence than in the past. Based upon industry and FDA publications, we believe that it generally takes between 3 to 12 months from the date of submission to obtain 510(k) pre-market clearance, but may take longer depending upon the circumstances.

     A PMA application must be filed as to a proposed device if the device is not substantially equivalent to a legally marketed device. The PMA procedure involves a more rigorous, complex and lengthy review process by the FDA than the 510(k) pre-market clearance procedure.

     Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete, it will accept the application for filing. Otherwise, the FDA will request that the sponsor submit additional information within 180 days. Depending on the nature and amount of information requested by the FDA, the PMA review process may be substantially delayed by such a request. Once the submission is accepted for filing, the FDA begins a review of the PMA application. We believe that an FDA review of a PMA application generally takes between 1 and 3 years from the date the PMA application is accepted for filing but may take significantly longer. The review time is often significantly extended if the FDA requests more information or clarification of information already provided in the submission. During the review period, an FDA advisory committee, typically a panel of clinicians, generally is convened to review and evaluate the application and provide recommendations to the FDA as to whether the PMA should be approved. In addition, the FDA will inspect the manufacturing facility where the unapproved product is to be made to ensure compliance with the FDA's requirements as to good manufacturing practices regulations prior to issuance of a PMA.

     If the FDA's evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an "approvable letter," which usually contains a number of conditions that must be met in order to secure final approval of the PMA application. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA authorizing commercial marketing of the device for certain indications. The applicant may also have to agree to post-approval study or post-market surveillance, tracking requirements, restrictions on prescription use, and/or restrictions on the training of individuals who may use the device. If the FDA evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny

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

approval of the PMA application or issue a "not approvable" letter. The FDA may also determine that additional clinical trials are necessary, in which case the PMA may be delayed for several years while additional clinical trials are conducted and submitted in an amendment to the PMA application.

     Modifications to a device that is the subject of an approved PMA, its labeling or manufacturing process, may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA. Although under the FDC Act, the FDA is required to complete its review of a PMA or PMA supplement within 180 days, the agency may take a significantly longer period of time to complete its review.

     The pre-market approval process can be expensive and a number of devices for which other companies have sought PMAs have never been approved for marketing.

     Following FDA clearance or approval of a device for commercial distribution, the primary form of government regulation of medical devices is the FDA's good manufacturing practices ("GMP") and quality system regulations for medical devices. These regulations, administered by the FDA, set forth requirements to be observed in the design, manufacture, packaging, labeling and storage of medical products for human use, including implementation of a quality assurance program. These regulations require, among other things, that manufacturing is controlled by adherence to written procedures and production of devices that meet specifications is validated by extensive inspection and testing. They also require investigation when devices fail to meet specifications. Failure to adhere to good manufacturing practices and quality system regulations would cause the products manufactured to be considered in violation of the FDC Act and subject to enforcement action. The FDA monitors compliance with these requirements by requiring manufacturers to register their manufacturing facilities and list their products with the FDA. EP Med is subject to routine inspection by the FDA for compliance with good manufacturing practices regulations, quality system regulations, design control requirements, medical device reporting regulations and other applicable regulations. If an FDA inspector observes conditions that might be violative of good manufacturing practices regulations, the manufacturer must correct those conditions or explain them satisfactorily, or face potential regulatory action that might include physical removal of the product from the market.

     The FDA last inspected EP Med's manufacturing facility in West Berlin, New Jersey in 2001. In July 2001, subsequent to such inspection by the FDA, we received a "warning letter" requiring us to investigate and correct various observations made by the FDA with respect to violations at the facility and relating to our procedures primarily pertaining to design controls and manufacturing process controls. The "warning letter" identified six areas requiring our attention. We responded to all of the issues raised in the "warning letter" and the FDA subsequently completed a GMP re-audit of the facility and initial PMA audit of the facility in January 2002. The PMA procedure involves a more rigorous, complex and lengthy review process by the FDA and the FDA will inspect the manufacturing facility where the unapproved product is to be made to ensure compliance with the FDA's requirements as to good manufacturing practices regulations prior to issuance of a PMA.

     On March 20, 2002, EP Med met with the FDA to review the GMP/PMA audit. The conclusion of that meeting was to schedule a follow-up limited scope re-affirmation visit which occurred in June 2002. This follow-up validation was required given that the facility is being cleared for a GMP/PMA approval. The FDA has informed us that it was satisfied with this follow-up visit and it has no negative or "I-483" observations to report from the visit. As a result, we now have satisfactory compliance status with the FDA for the West Berlin manufacturing facility and we also successfully passed the GMP/PMA audit related to the pending PMA for the ALERT(R) System. While we are now in compliance, we are subject to additional inspections by the FDA in the normal course and cannot be certain that we will be in full compliance during any future inspections. If the FDA is not satisfied with a future inspection, it could require us to make additional changes as it has in the past or, it could take regulatory actions against us including license suspension, revocation and/or denial, seizure and/or injunction and/or civil penalties. Any such action is likely to have a material adverse effect upon our business and financial condition.

     The FDA's Medical Device Reporting Regulations also require that EP Med provide information to the FDA on the occurrence of any deaths or serious injuries alleged to have been associated with the use of any of our products, as well as on any product malfunction that would likely cause or contribute to a death or serious injury if the malfunction were to recur. FDA law and regulations also prohibit a device from being labeled or promoted for unapproved or uncleared indications. If the FDA believes that a company is not in compliance with any of these regulations, it can institute proceedings to detain or seize products, issue a recall, seek injunctive relief or assess civil and criminal penalties against such a company. Failure on the part of EP Med or by any of our suppliers of critical components to comply with good manufacturing practices regulations could have a material adverse effect on our business, financial condition and results of operations.

     We  have   pre-market   approval  for  the   marketing   and  sale  of  the
EP-WorkMate(R) and the EP-3 (TM) Stimulator in the United States.

     With respect to our ALERT(R) System product line, after completion of our clinical trials, we submitted our PMA application to the FDA in October 2000. In April 2001, the FDA notified us of its comments regarding our submission and of deficiencies contained in the submission and requested additional information and clarification. The deficiencies noted in the submission fall into three categories: qualification and testing, clinical and statistical issues and labeling, which have required providing supplemental or expanded disclosure relating to test results. We have had discussions with the FDA regarding the issues raised in the notification and, in July 2001, we submitted our response to the FDA. As discussed above, the FDA informed us in June 2002 that we met the GMP requirements for issuance of the PMA. Our current discussions with the FDA are focused on resolving labeling clarifications. In an effort to resolve these issues, we submitted an amendment to our PMA application in May 2002 and the FDA is in the process of reviewing our amended submission. Approval to market and sell the ALERT(R) System in the U.S. may take until the second half of 2002 or later, if approved at all.

     We have developed a new electrode manufacturing process using long-length electrodes for cardioversion and ablation procedures. This process, known as SilverFlex(R), is a patented technology, which provides unique electrode flexibility and a lightweight catheter while still maintaining excellent handling characteristics. Due to development evolution, the current product uses platinum instead of silver. It was determined that we would expand capabilities of the catheter to provide diagnostic and therapeutic functionality for use with our ALERT(R) product line. We are currently collecting clinical data and we expect to file a supplement to the CE Mark and ALERT(R) PMA in 2002 to incorporate SilverFlex(R).

     With respect to our ViewMate(TM) product, we previously submitted our application to the U.S. Food and Drug Administration for 510(k) approval for marketing clearance due to the device's substantial equivalence to a legally marketed device, but later changed the system design and abandoned this application. A new submission and design dossier are in the process of being completed and we expect to complete final electrical testing in the third quarter 2002. We expect to file applications for 510(k) approval and CE Mark authorization in the second half 2002. We do not anticipate receiving approval to sell the ViewMate(TM) Ultrasound System until the fourth quarter of 2002, if approved at all.

     The process of obtaining and maintaining required regulatory approvals can be expensive, uncertain, and lengthy, and there can be no assurance that we will ever obtain such approvals and that if such approvals are obtained, there can be no assurance that we will be able to maintain the approvals. Delays in receipt of, or failure to receive, such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on our business, financial condition and results of operations. Changes in existing requirements or adoption of new requirements also could have a material adverse effect on our business, financial condition, and results of operation.

     In addition, there can be no assurance that the FDA will not impose strict labeling requirements, onerous operator training requirements or other requirements as a condition of its PMA approval, any of which could limit our ability to market our products.

INTERNATIONAL

     In order for EP Med to market products in Europe and certain other foreign jurisdictions, we must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ. Foreign countries also often have extensive regulations regarding safety, manufacturing processes and quality that differ from those in the United States and must be met in order to continue sale of a product within the country. The European Economic Community has instituted the requirement that all medical products sold into the European Union, comply with the Medical Device Directive which requires that all such products be labeled with the CE Mark. EP Med has received Class III Design Examination Certification from its Notified Body to label its products, including the ALERT(R) System, with the CE Mark. This designation allows us to market the ALERT(R) System in countries that are members of the European Union and the European Free Trade Association. There can be no assurance that we will be successful in maintaining the CE Mark certification or that we will be able to obtain the CE Mark certification on newly developed products.

     In addition to the import requirements of foreign countries, a company must also comply with U.S. laws governing the export of FDA regulated products. The FDA Export Reform and Enhancement Act of 1996 relaxed the exportation requirements governing devices under certain circumstances. Pursuant to this law, a device that has not obtained FDA clearance or approval may be exported to any country in the world without FDA authorization if the product complies with the laws of that country, is not adulterated, meets the specifications of the foreign manufacturer, complies with the laws of the importing country, is labeled for export, is manufactured in substantial compliance with good manufacturing practices regulations or recognized international standards and is not sold in the U.S. and has valid marketing authorization in one of the following countries: Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa, the European Union or a country in the European economic area. The FDA is authorized to add countries to this list in the future.

     There can be no assurance that we will obtain regulatory approvals in foreign countries or that we will not be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Delays in the receipt of approvals to market our products or failure to maintain these approvals could have a material adverse impact on our business, financial condition or results of operations.

OTHER

     EP Med is also subject to numerous Federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. EP Med has not incurred significant costs to date in order to comply with such laws. There can be no assurance that we will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws and regulations will not have a materially adverse effect upon our ability to do business.

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

THIRD-PARTY REIMBURSEMENT

     In the U.S., our products are marketed to medical institutions and physicians that then bill various third-party payers, such as government programs (principally Medicare and Medicaid) and private insurance plans, for the healthcare services provided to their patients using our products. Third-party payers are increasingly challenging the prices charged for medical products and services, and substantial uncertainty exists as to third-party reimbursement for newly approved products. Government agencies, private insurers and other payers generally reimburse medical institutions for medical treatment at a fixed rate per patient or based on the procedures performed. The fixed rate reimbursement is unrelated to the specific devices used in treatment. If a procedure is not covered, payers may deny reimbursement. In addition, some payers may deny reimbursement if they determine that the device used in the treatment was unnecessary, inappropriate or not cost-effective, or if it was experimental or was used for a non-approved indication, even if it has approval from the U.S. Food and Drug Administration. Because the amount of the reimbursement is fixed, to the extent a physician uses more expensive devices, the amount of potential profit relating to the procedure is reduced. Accordingly, medical institutions must determine that the clinical benefits of more expensive equipment justify the additional cost.

     Procedures in which the ALERT(R) System has been used in clinical trials have been deemed eligible for Medicare reimbursement. However, final determination of its classification relative to reimbursement will be made during review by the FDA of the ALERT(R) System pre-market approval application. EP Med believes that the medical institutions at which clinical trials were performed have submitted their claims for reimbursement. EP Med is not involved in the collection of reimbursement monies and has no knowledge as to the status of payments on reimbursement claims relating to the clinical trials. As reimbursement is made directly to the medical institutions or physicians using our products, we do not monitor reimbursement success. We are not aware of material reimbursement difficulties experienced by medical institutions or physicians to date.

     EP  Med  is  currently   gathering  and  analyzing  clinical  cost  related
information for inclusion in a request to the U.S. Health Care Financing Administration regarding the assignment of a new technology reimbursement code for the use of the ALERT(R) System for internal cardioversion in order to obtain higher reimbursement amounts to third parties using the ALERT(R) System procedures. In obtaining this code, the burden of substantiating procedure cost falls on the manufacturer. The U.S. Health Care Financing Administration can agree with this amount or reject it and suggest a lower amount. This will be an on-going process between the U.S. Health Care Financing Administration and EP Med that could take months to close, if not longer. However, existing U.S. Health Care Financing Administration codes for defibrillation or electrophysiology studies may be applied to the use of the ALERT(R) System until a new technology code is approved. We believe the existing reimbursement codes would pay lower amounts than the amount expected for the new technology. A new technology reimbursement code allowing the higher reimbursement would likely provide further incentive to third parties to select our product over others. We are exploring our reimbursement options with private insurance plans as well.

     There can be no assurance that substantial reimbursement will be or remain available for our products or for the ALERT(R) System if it is approved, or even if reimbursement is available, that payers' reimbursement policies will not adversely affect our ability to sell our products on a profitable basis.

COMPETITION

     The medical device market, particularly in the area of cardiac electrophysiology, is highly competitive as the market is characterized by rapid product development and technological change. Our present or future products could be rendered obsolete or uneconomic by technological advances by one or more of our present or future competitors or by other therapies. EP Med's future success will depend upon our ability to remain competitive with other developers of such medical devices and therapies. We believe that our existing products compete primarily on the basis of features, effectiveness, quality, ease and convenience of use, customer service and cost effectiveness.

     Our primary competitors in the production of catheters and disposable accessories are C.R. Bard Inc., EP Technologies, Inc. (a subsidiary of Boston Scientific Corporation), Medtronic, Inc., Biosense Webster, Inc. (a subsidiary of Johnson & Johnson, Inc.) and Daig Corporation (a subsidiary of St. Jude Medical, Inc.). In the computerized EP workstation and EP stimulator market our main competitors are Marquette-Prucka (a division of General Electric) and C.R. Bard Inc.

     Many of our competitors have substantially greater financial and other resources, larger research and development staffs, and more experience and capabilities in conducting research and development, testing products in clinical trials and manufacturing, marketing and distributing products than we do. Competitors may develop new technologies and bring products to market in the U.S. before we introduce new products and may introduce products that are more effective than our new products. In addition, competitive products may be manufactured and marketed more successfully than our products. Our business will depend upon its ability to remain competitive with other developers of such medical devices and therapies.

PRODUCT LIABILITY AND INSURANCE

     The manufacture and sale of our products involves the risk of product liability claims. Our products are highly complex and some are, or will be, used in relatively new medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. Misuse or reuse of catheters may increase the risk of product liability claims. Currently, we maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 in the aggregate per year; however, there can be no assurance that this coverage will be adequate. Such insurance is expensive and may not be available in the future on acceptable terms, if at all. A successful claim against, or settlement by, EP Med in excess of our insurance coverage or our inability to maintain insurance in the future could have a material adverse effect on our business and financial condition.

EMPLOYEES

     As of April 30, 2002, EP Med had 78 full-time and 5 part-time employees, of whom 29 are dedicated to manufacturing and quality assurance, 13 represent executive management and administration, 20 are engaged in sales and marketing and 21 are engaged in research and development, regulatory affairs and technical service. We believe our employee relations are satisfactory.

                             DESCRIPTION OF PROPERTY

     EP Med currently leases approximately 8,800 square feet of office and manufacturing space located in Mount Arlington, New Jersey through October 2002, of which 7,706 square feet is subleased to a related party. This facility houses executive and administrative employees. EP Med owns and operates a facility comprising approximately 15,000 square feet in West Berlin, New Jersey. The operations of this facility are predominantly manufacturing and assembly of hardware and catheter products. This facility additionally houses administration, engineering, catheter research and development and warehousing. EP Med entered into a lease in September 2000, for an additional 2,500 square feet of space adjacent to its West Berlin, New Jersey facility to be used for administration and warehousing.

     EP MedSystems UK Ltd. has an office in Kent, England under a lease for approximately 822 square feet effective through January 2003. The lease provides for monthly rental payments of (pound)708 (approximately $1,050 U.S.). EP MedSystems France S.A.R.L. entered into a lease in January 2000, for 1,350 square feet of office and warehouse space in Villebon-Courtaboeuf, France effective through January 2003. The lease provides for monthly rental payments of (Function)9000 (approximately $1,300 U.S.). In addition, EP MedSystems France S.A.R.L. entered into a month to month lease in May 1999, for 150 square feet of office space in Aix en Provence, France. The lease provides for monthly rental payments of (Function)2600 (approximately $375 U.S.).

     We believe that our facilities are sufficient to meet our expected needs for at least the next twelve months and that our facilities are adequately covered by insurance.

                                LEGAL PROCEEDINGS

     In October 1997, EP Med filed a lawsuit against EchoCath, Inc. in the United States District Court for the District of New Jersey alleging, among other things, that EchoCath made fraudulent misrepresentations and omissions in connection with the sale of $1,400,000 of EchoCath's preferred stock to EP Med.

     In October 2001, EP Med finalized settlement negotiations with EchoCath relating to the lawsuit. Settlement negotiations were commenced in 2001 and the terms of the settlement were finalized in October and put into effect thereafter. Pursuant to the terms of the settlement, the litigation was dismissed with prejudice with each party agreeing to bear its own costs and legal fees. In addition, among other things, EchoCath paid to EP Med $30,000 and waived any rights it may have had to receive royalty payments from EP Med allegedly due to EchoCath under the exclusive license agreement entered into by the parties, which license also formed part of the basis for the litigation. EP Med agreed to convert all of its shares of EchoCath preferred stock into 300,000 shares of EchoCath Class A common stock and to accept a five-year warrant to purchase an additional 150,000 shares of EchoCath Class A common stock at an exercise price per share equal to the fair market value of a share of the stock on the date of settlement. EP Med also waived its rights to receive any dividends due to EP Med incident to its ownership of the EchoCath preferred stock.

     EchoCath granted to EP Med a fully paid-up, worldwide, non-exclusive, non-assignable and non-transferable license to use the patents and technology associated with EchoCath's ultrasound product line in the field of electrophysiology applications, including mapping, ablation and internal cardioversion, but excluding permanent pacemaker leads and defibrillator leads attached to permanent implantable pulse generators. See the Section entitled "Description of Business -- Licenses and other Technology Agreements."

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the directors and executive officers of EP Med:

NAME                       AGE       POSITION

David A. Jenkins(1)        44           Chairman   of  the   Board   and   Chief
                                        Executive Officer; Class III Director

Reinhard Schmidt(1)        47           President and Chief  Operating  Officer;
                                        Class II Director

Joseph M. Turner           39           Chief Financial  Officer,  Treasurer and
                                        Secretary

J. Randall Rolston         55           Vice President, Sales

C. Bryan Byrd              41           Vice    President,    Engineering    and
                                        Operations

John E. Underwood(2)(3)    60           Class I Director

Paul L. Ray(3)             55           Class II Director

Abhijeet Lele(2)           36           Class III Director

_____________
(1) Member of the Plan Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.
(3) Member of the Compensation Committee of the Board of Directors.


     EP Med's by-laws provide that the number of directors, as determined from time to time by the Board of Directors, shall not be less than 3 nor more than
11. Pursuant to the by-laws, the Board of Directors has set the number of directors at 5. EP Med's certificate of incorporation, as amended and restated, provides that the directors shall be divided into 3 classes as nearly equal in number as possible. The initial term of Class I directors expires at the 2002 Annual Meeting, the initial term of Class II directors expired at the 2000 Annual Meeting and the initial term of the Class III directors expired at the 2001 Annual Meeting. The successors to each class of directors whose terms expire at succeeding annual meetings, will be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their election. Officers of EP Med are elected annually and hold offices until their successors are elected and qualified or until their earlier removal, death or resignation. Set forth below is a brief summary of the recent business experience and background of each director of EP Med.

     DAVID A. JENKINS is a founder and currently Chairman of the Board of Directors and Chief Executive Officer of EP Med. Mr. Jenkins has served as the Chief Executive Officer and a director of EP Med since its inception in 1993 and as Chairman since 1995; Mr. Jenkins also served as President of EP Med from its inception in 1993 until August 2001. From 1988 to 1993, Mr. Jenkins served as the Chief Executive Officer and then Chairman of the Board of Directors of Arrhythmia Research Technology, Inc., a publicly-held company engaged in the sale and distribution of medical devices. He also currently serves as a director and officer of Transneuronix, Inc., a privately-held company engaged in the development of neuro-muscular stimulation devices.

     REINHARD SCHMIDT has served as President, Chief Operating Officer and a director of EP Med since August 2001. From 1998 through 2001, Mr. Schmidt was President of Surgical Navigation Specialist, Inc. From 1995 to 1998, Mr. Schmidt was Vice President and General Manager of Siemens Healthcare Services, a Siemens company. From 1990 to 1995, Mr. Schmidt worked with General Electric Medical Systems as Manager of National Accounts and Managed HealthCare Services.

     JOSEPH M. TURNER has served as Chief Financial Officer, Treasurer and Secretary of EP Med since February 1999. Mr. Turner served as Chief Financial Officer and Treasurer of Tri-Seal International, a thermoplastic extrusion company, from 1994 to 1999. Prior to joining Tri-Seal International, he was employed at PricewaterhouseCoopers LLP from 1985-1994. Mr. Turner is a certified public accountant.

     J. RANDALL ROLSTON is the Vice President, Sales of EP Med. Mr. Rolston joined EP Med in September 1996 as National Sales Manager and was named Vice President, Sales in April 1998. Prior to joining EP Med, Mr. Rolston was employed in various sales management positions at Cordis Webster, an electrophysiology catheter company owned by Johnson & Johnson. Prior to his employment with Cordis Webster, Mr. Rolston held various sales management positions, including 15 years at American Edwards prior to its merger with Baxter Healthcare Corporation.

     C. BRYAN BYRD is the Vice President, Engineering and Operations of EP Med. Mr. Byrd joined EP Med in April 1993 to oversee software development for new products. Prior to joining EP Med, Mr. Byrd co-founded and served as the Director of Engineering for BioPhysical Interface Corp. from 1989 to 1993 where he was responsible for developing automated computerized monitoring equipment for pacemaker and open heart operating rooms and follow-up clinics. Prior to his involvement with BioPhysical Interface Corp., Mr. Byrd was employed by Mt. Sinai Medical Center in Miami Beach, Florida as a clinical software engineer.

     PAUL L. RAY has served as a director of EP MedSystems since July 2002, when he was elected by the Board of Directors to fill a vacancy. Since August 2001 Mr. Ray has served as co-founder of Konrad Capital, LLC a boutique venture partnership focusing on funding early stage medical technology companies. From 1992 to 2000, Mr. Ray was a director of Image Guided Technologies, Inc (IGT), a publicly-traded surgical imaging company, and from 1994 to 2000 he was Chief Executive Officer and Chairman of the Board of both IGT and Springfield Surgical Instruments, a wholly-owned subsidiary of IGT. From 1992 to 1994 Mr. Ray served as co-founder of Paradigm Partners LLC, a Boulder-based venture capital and consulting company. Mr. Ray has over 30 years of experience in the medical industry, with an emphasis on medical devices, and has held senior management positions with Dow Corning Corporation, V. Mueller Allegiance (a division of Cardinal Medical), Collagen Corporation and TMJ Implants.

     JOHN E. UNDERWOOD has served as a director of EP Med since June 1998. Since 1985, Mr. Underwood has served as the founder and President of Proteus International, a privately-held venture banking and venture consulting concern with offices in Mahwah, New Jersey. Prior to founding Proteus, Mr. Underwood held senior management positions with Pfizer, General Electric and Becton Dickinson.

     ABHIJEET LELE has served as a director of EP Med since April 2002, when he was elected by the Board of Directors to fill a vacancy. Since October 1999, Mr. Lele has served as a Managing Director of EGS Private Healthcare Partnership and since July 2000 as a General Partner of EGS Private Healthcare Partnership II, private equity funds focusing on investments in private and public healthcare companies. From 1994 to 1997, Mr. Lele was a consultant in the healthcare practice of McKinsey & Company. Before joining McKinsey & Company, Mr. Lele held operating positions in the pharmaceutical and biotechnology industries. Mr. Lele also serves as a director of Amarin Corporation, a publicly-held specialty pharmaceutical company, and CryoCath Technologies, a publicly-held medical device company.

                             EXECUTIVE COMPENSATION

     The following summary compensation table sets forth certain information concerning compensation paid or accrued to the Chief Executive Officer and each of EP MedSystems' four most highly paid executive officers whose salary and bonus for all of their services in all capacities in 2001 exceed $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                         ANNUAL COMPENSATION          COMPENSATION
                                                         -------------------       -----------------
                                                                                       SECURITIES
  NAME AND PRINCIPAL                                 SALARY          OTHER             UNDERLYING
  POSITION                               YEAR           $              $                OPTIONS
  -----------------------------------  --------     -----------   -----------     -----------------
  David A. Jenkins...................    2001        $225,000             $0                    0
     Chairman and                        2000        $225,000             $0               70,000(1)
     Chief Executive                     1999        $203,750             $0                    0
     Officer

  Reinhard Schmidt...................    2001        $77,359(2)    $30,000(3)             160,000(4)
     President and Chief Operating
     Officer

  J. Randall Rolston ................    2001        $153,573            $0                     0
     Vice President, Sales               2000        $160,549            $0                 6,222(5)
                                         1999        $158,851            $0                15,922(6)

  C. Bryan Byrd......................    2001        $150,000            $0                     0
     Vice President,                     2000        $154,658            $0                50,000(7)
     Engineering and                     1999        $112,083            $0                     0
     Operations

  Joseph M. Turner...................    2001        $130,000            $0                     0
     Chief Financial                     2000        $125,000            $0                 5,000(8)
     Officer                             1999        $110,000            $0                50,000(9)

----------
(1) On December 24, 2000, EP MedSystems granted Mr. Jenkins an incentive stock option to purchase 70,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $2.20 per share. Options to purchase 35,000 shares vested on the grant date and options to purchase an additional 35,000 such shares vested on January 1, 2001. The term of such option is ten years. This option replaced a fully vested option held by Mr. Jenkins for the same number of shares that expired in December 2000.

(2) Represents compensation paid to Mr. Schmidt from the commencement of his employment at EP MedSystems in August 2001 through December 31, 2001.

(3) In August 2001, in connection with Mr. Schmidt's employment, Mr. Schmidt was allowed to purchase 100,000 shares (the "Shares") of common stock at $2.20 per Share. EP MedSystems provided a two-year, interest-free, non-recourse loan in the amount of $220,000 to finance the purchase price of the Shares, which loan was secured by a pledge to EP MedSystems of the Shares, and the principal balance of which was to be forgiven ratably over the term of the loan. EP MedSystems recorded $30,000 in compensation expense as of December 31, 2001 related to the forgiven portion of the note. In July 2002, EP MedSystems and Mr. Schmidt agreed to rescind the stock purchase transaction with respect to 75,000 of the Shares (the portion which had not already been paid for through forgiveness of the loan) and to cancel the unpaid portion of the loan in consideration for the grant to Mr. Schmidt of an incentive stock option to purchase 75,000 shares of common stock pursuant to the 2002 Stock Option Plan (subject to shareholder approval of such plan at the annual meeting) at an exercise price equal to $2.20 per share (the original purchase price established in connection with Mr. Schmidt's stock purchase rights and greater than the fair market value of the common stock on the date of grant of the stock option). This stock option vests over four years from the date of grant.

(4) In connection with Mr. Schmidt's employment in August 2001, EP MedSystems granted to Mr. Schmidt an option, under the 1995 Long-Term Incentive Plan, to purchase 100,000 shares of common stock at an exercise price of $1.91 per share (the price of the stock on the date of grant); the option vests over four years. Also, Mr. Schmidt was granted an option in September 2001 under the 1995 Director Option Plan to purchase 60,000 shares of common stock at an exercise price of $1.85 per share (the price of the stock on the date of grant); the option vested 1,000 shares per month. Because Mr. Schmidt was not entitled to participate in the 1995 Director Option Plan, this option was cancelled in July 2002 in consideration for the grant to Mr. Schmidt of an incentive stock option to purchase 60,000 shares of common stock pursuant to the 2002 Stock Option Plan (subject to shareholder approval of such plan at the annual meeting) at an exercise price equal to $2.00 per share (the fair market value of the common stock on the date of grant). This stock option vests over four years from the date of grant. In addition, in connection with Mr. Schmidt's employment he received a five-year warrant (not reflected in the table), which vested immediately, to purchase an additional 100,000 shares of common stock at an exercise price of $2.75 per share.

(5) On January 11, 2000, EP MedSystems granted Mr. Rolston an incentive stock option to purchase 6,222 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $4.19 per share. Options to purchase 1,244 shares vested on the grant date and options to purchase an additional 1,244 such shares vest each year thereafter. The term of such option is ten years.

(6) On January 1, 1999, EP MedSystems granted Mr. Rolston an incentive stock option to purchase 12,500 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 2,500 shares vested on the grant date and options to purchase an additional 2,500 shares vest each year thereafter. The term of such option is five years. On June 30, 1999, EP MedSystems granted Mr. Rolston an incentive stock option to purchase 3,422 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 685 shares vested on the grant date and options to purchase an additional 684 vest each year thereafter. The term of such option is five years.

(7) On April 17, 2000, EP MedSystems granted Mr. Byrd an incentive stock option to purchase 50,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $4.125 per share. Options to purchase 10,000 shares vest one year from the grant date and options to purchase an additional 10,000 such shares vest each year thereafter. The term of such option is ten years.

(8) On October 20, 2000, EP MedSystems granted Mr. Turner an incentive stock option to purchase 5,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.25 per share. Options to purchase 1,000 shares vest one year from the grant date and options to purchase an additional 1,000 such shares vest each year thereafter. The term of such option is ten years.

(9) On February 5, 1999, EP MedSystems granted Mr. Turner an incentive stock option to purchase 50,000 shares of common stock pursuant to the 1995 Long Term Incentive Plan at an exercise price of $3.00 per share. Options to purchase 10,000 shares vested on grant date and options to purchase an additional 10,000 such shares vest each year thereafter. The term of such option is five years.

STOCK OPTIONS

     The following table sets forth certain information concerning grants of stock options to each of the executive officers identified in the Summary Compensation Table during the fiscal year ended December 31, 2001.

                        OPTION GRANTS IN FISCAL YEAR 2001


                                  NUMBER OF
                                   SHARES      PERCENT OF TOTAL
                                 UNDERLYING    OPTIONS GRANTED      EXERCISE        EXPIRATION DATE
                                   OPTIONS     TO EMPLOYEES IN     PRICE PER
           NAME                    GRANTED           2001            SHARE
----------------------------------------------------------------------------------------------------
David A. Jenkins.................       0            -                 -                       -
Reinhard Schmidt(1).............. 100,000           43%            $1.91           August 20, 2011
                                   60,000                          $1.85         September 4, 2011
J. Randall Rolston...............       0            -                 -                       -
Joseph M. Turner.................       0            -                 -                       -
C. Bryan Byrd....................       0            -                 -                       -

----------
(1)  See footnote 4 to above Summary Compensation Table.

     The exercise prices of the options granted during the fiscal year ended December 31, 2001 were equal to or greater than the fair market value of EP MedSystems' common stock on the date of each grant.

OPTION EXERCISES AND HOLDINGS

     The following table provides certain information with respect to each of the executive officers identified in the Summary Compensation Table concerning the exercise of stock options during the fiscal year ended December 31, 2001 and the value of unexercised stock options held as of such date.

         AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES


                                                                                             VALUE OF UNEXERCISED
                                                         NUMBER OF SHARES UNDERLYING       IN-THE-MONEY OPTIONS AT
                                                         OPTIONS AT DECEMBER 31, 2001       DECEMBER 31, 2001 (1)
                                                       --------------------------------- -----------------------------
                                 SHARES
                                ACQUIRED     VALUE
NAME                           ON EXERCISE  REALIZED     EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
------------------------------ ------------ ---------- --------------- ----------------- ------------- ---------------
David A. Jenkins(2)..........       0          0         166,000                  0         $69,000              $0
Reinhard Schmidt(3)..........       0          0          24,000            136,000         $14,400         $83,600
J. Randall Rolston(3)........       0          0          83,208             22,207              $0              $0
Joseph M. Turner(3)..........       0          0          31,000             24,000              $0              $0
C. Bryan Byrd(3).............       0          0          34,400             43,600         $11,700              $0

(1) The above amounts were calculated by subtracting the exercise price of the options from the market value of the underlying common stock using the closing sale price on the NASDAQ National Market of $2.50 per share on December 31, 2001.

(2) On August 31, 1995, EP MedSystems granted Mr. Jenkins a non-qualified stock option to purchase 96,000 shares of common stock at an exercise price of $2.00 per share (the "Jenkins NQSO"). Options to purchase 28,000 of the Jenkins NQSO shares became exercisable on the grant date and options to purchase 1,000 shares became exercisable each month thereafter. The term of the Jenkins NQSO option is ten years. On

     December 24, 2000, EP MedSystems granted Mr. Jenkins an incentive stock option to purchase 70,000 shares of common stock pursuant to EP MedSystems' 1995 Long Term Incentive Plan at an exercise price of $2.20 per share (the "Jenkins ISO"). Options to purchase 35,000 of the Jenkins ISO shares became exercisable upon the grant and options to purchase the remaining 35,000 Jenkins ISO shares became exercisable in January 2001. The term of such option is ten years.

(3)  See footnotes to above Summary Compensation Table.

     During the fiscal year ended December 31, 2001, options to purchase 800 shares of common stock were exercised.

COMPENSATION PLANS AND OTHER ARRANGEMENTS

1995 Long Term Incentive Plan

     EP Med's 1995 Long Term Incentive Plan (the "1995 Incentive Plan") was adopted by the Board of Directors and shareholders in November 1995. On November 5, 1999, the shareholders approved an amendment increasing the number of shares of common stock available under the 1995 Incentive Plan from 700,000 to 1,000,000 shares. At June 30, 2002, options to purchase 865,544 shares were outstanding at exercise prices ranging from $1.60 to $4.25 per share. The 1995 Incentive Plan provides for grants of "incentive" and "non-qualified" stock options to employees of EP Med. The 1995 Incentive Plan is administered by the Compensation Committee, which determines the optionees and the terms of the options granted, including the exercise price, number of shares subject to the options and the exercisability thereof. The 1995 Incentive Plan will terminate on November 30, 2005, unless earlier terminated by the Board of Directors. The 1995 Long Term Incentive Plan has only 49,656 shares of common stock remaining available under such Plan as of June 30, 2002 and upon the issuance or award of these shares the Board expects to terminate the 1995 Long Term Incentive Plan.

     The exercise price of incentive stock options granted under the 1995 Incentive Plan must be equal to at least the fair market value of the common stock on the date of grant, and the term of such options may not exceed ten years. With respect to any optionee who owns stock representing more than 10% of the voting power of all classes of EP Med's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of the common stock on the date of grant, and the term of the option may not exceed five years. The aggregate fair market value of common stock (determined as of the date of the option grant) for which an incentive stock option may for the first time become exercisable in any calendar year may not exceed $100,000.

1995 Director Option Plan

     EP Med's 1995 Director Option Plan ("1995 Director Plan") was adopted by the Board of Directors and the shareholders in November 1995. A total of 360,000 shares of common stock of EP Med are available for issuance under the 1995 Director Plan and options to purchase 360,000 shares were outstanding as of June 30, 2002. The 1995 Director Plan provides for grants of "director options" to eligible directors of EP Med and for grants of "advisor options" to eligible members of the Scientific Advisory Board. Director options and advisor options become exercisable at the rate of 1,000 shares per month, commencing with the first month following the date of grant for so long as the optionee remains a director or advisor, as the case may be. The 1995 Director Plan is administered by the Plan Committee of EP Med, which determines the optionees and the terms of the options granted, including the exercise price and the number of shares subject to the options. The 1995 Director Plan will terminate on November 30, 2005, unless earlier terminated by the Board of Directors. The Board of Directors has approved an amendment to the 1995 Director Plan, subject to shareholder approval at EP Med's 2002 Annual Meeting of Shareholders, increasing the number of shares available under the Plan from 360,000 to 540,000 shares.

2002 Stock Option Plan

     EP Med's Board of Directors has approved a new 2002 Stock Option Plan (the "2002 Plan"), subject to shareholder approval at EP Med's 2002 Annual Meeting of Shareholders. The 2002 Plan provides for grants of "incentive" stock options to employees of EP Med and "non-qualified" stock options to employees, advisors and consultants of EP Med. The 2002 Plan is administered by the Compensation Committee, which determines the optionees and the terms of the options granted, including the exercise price, number of shares subject to the options and the exercisability thereof.

     Under the terms of the 2002 Plan, 600,000 shares of EP Med's common stock will be reserved for issuance under the Plan. There are no options to purchase shares of common stock outstanding under the 2002 Plan as of June 30, 2002. Except with respect to options then outstanding, the 2002 Plan will expire on the earliest to occur of (a) the tenth anniversary of the date on which the Plan was adopted by the Board, (b) the tenth anniversary of the date on which the Plan was approved by EP Med's shareholders, or (c) the date as of which the Board, in its sole discretion, determines to terminate the Plan.

     The exercise price of incentive stock options granted under the 2002 Plan must be equal to at least the fair market value of the common stock on the date of grant, and the term of such options may not exceed ten years. With respect to any optionee who owns stock representing more than 10% of the voting power of all classes of EP Med's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of the common stock on the date of grant, and the term of the option may not exceed five years. The aggregate fair market value of common stock (determined as of the date of the option grant) for which an incentive stock option may for the first time become exercisable in any calendar year may not exceed $100,000. The exercise price for any non-qualified stock option will be established by the Compensation Committee, and may be more or less than the fair market value of the common stock on the date of grant.

COMPENSATION OF DIRECTORS

     Except for the grant of stock options under the 1995 Director Option Plan to non-employee directors upon their election to the Board of Directors, directors of EP Med do not receive cash or other compensation for services on the Board of Directors or any committee thereof. The directors are reimbursed for their reasonable travel expenses incurred in performance of their duties as directors.

EMPLOYMENT AGREEMENTS

     EP Med entered into an employment agreement, dated as of July 20, 2001 (and effective on commencement, August 20, 2001) with Reinhard Schmidt. Under the agreement, Mr. Schmidt shall serve as President and Chief Operating Officer of EP Med for an initial term of 2 years at an annual salary of $200,000. The Board of Directors has discretion to approve salary increases and bonuses. The agreement provides that unless terminated by either party providing the other with written notice of its intention not to renew at least 30 days prior to the scheduled expiration date, the agreement shall be renewed automatically after the initial two-year term for successive one-year terms. The agreement further provides that if the agreement is terminated by EP Med without cause or by Mr. Schmidt for good reason (including the occurrence of certain events within one year of change in control), Mr. Schmidt shall be entitled to severance payments equal to Mr. Schmidt's then-current base salary for a period of twelve months.

     In connection with Mr. Schmidt's employment, EP MedSystems sold to Mr. Schmidt 100,000 shares (the "Shares") of common stock at $2.20 per Share (the closing sale price as of the date of execution of the employment agreement) and issued a five-year warrant to purchase an additional 100,000 shares of common stock at an exercise price of $2.75 per share. EP MedSystems provided Mr. Schmidt with an interest-free, non-recourse loan in the amount of $220,000 to effect the purchase of the Shares, which loan was secured by a pledge to EP MedSystems of the Shares. The principal balance of the loan was to be forgiven ratably over the term of the loan. In July 2002, EP MedSystems and Mr. Schmidt agreed to rescind the stock purchase transaction with respect to 75,000 of the Shares (the portion which had not already been paid for through forgiveness of the loan) and to cancel the unpaid portion of the loan in consideration for the grant to Mr. Schmidt of an incentive stock option to purchase 75,000 shares of common stock pursuant to the 2002 Stock Option Plan (subject to shareholder approval of such plan at the annual meeting) at an exercise price equal to $2.20 per share. This stock option vests over four years from the date of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Based upon information available to EP MedSystems, the following table sets forth certain information regarding beneficial ownership of the common stock and Series A preferred stock of EP MedSystems as of May 31, 2002, by (i) each of EP MedSystems' directors and nominees for director, (ii) each of the executive officers identified in the Summary Compensation Table, (iii) all directors and executive officers as a group and (iv) each person known to EP MedSystems to beneficially own more than five percent of EP MedSystems' common stock or Series A preferred stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

                                                                                SHARES OF
                                                                                SERIES A
                                               SHARES OF       PERCENT OF       PREFERRED        PERCENT OF       PERCENT
                                               COMMON STOCK    CLASS            STOCK            CLASS            OF TOTAL
                                               BENEFICIALLY    BENEFICIALLY     BENEFICIALLY     BENEFICIALLY     VOTING
NAME AND ADDRESS OF BENEFICIAL OWNER           OWNED (1)       OWNED            OWNED (1)        OWNED            POWER
---------------------------------------------- --------------- ---------------- ---------------- ---------------- ----------
Group comprised of Cardiac Capital,
LLC, Rollins Investment Fund, R.
Randall Rollins, Gary W. Rollins and
David A. Jenkins..............................  3,307,200(2)        20.8%                  0            *           20.3%

      Cardiac Capital, LLC....................  2,250,000(3)        14.3%                  0            *           14.0%
      2170 Piedmont Road, N.E.
      Atlanta, Georgia 30324

      Rollins Investment Fund.................  2,250,000(4)        14.3%                  0            *           14.0%
      R. Randall Rollins
      Gary W. Rollins
      2170 Piedmont Road, N.E.
      Atlanta, Georgia 30324

      David A. Jenkins........................  3,369,700(5)        21.2%                  0            *           20.7%
      Chairman of the Board and
      Chief Executive Officer
      c/o EP MedSystems, Inc.
      100 Stierli Court, Suite 107
      Mount Arlington, New Jersey
      07856

                                       50

                                                                                SHARES OF
                                                                                SERIES A
                                               SHARES OF       PERCENT OF       PREFERRED        PERCENT OF       PERCENT
                                               COMMON STOCK    CLASS            STOCK            CLASS            OF TOTAL
                                               BENEFICIALLY    BENEFICIALLY     BENEFICIALLY     BENEFICIALLY     VOTING
NAME AND ADDRESS OF BENEFICIAL OWNER           OWNED (1)       OWNED            OWNED (1)        OWNED            POWER
---------------------------------------------- --------------- ---------------- ---------------- ---------------- ----------
Group comprised of Greenberg
Healthcare Management, LLC, The
Pharmaceutical/ Medical Technology
Fund, L.P., Strategic Healthcare
Investment Fund, EGS Private
Healthcare Associates, LLC, EGS
Private Healthcare Partnership, L.P.,
EGS Private Healthcare Counterpart,
L.P. and Frederic Greenberg...................  1,779,380(6)        11.6%                  0            *           11.3%
350 Park Avenue, 11th Floor
New York, New York 10022

Abhijeet Lele.................................  1,504,000(7)        9.8%                   0            *           9.6%
Director
c/o EP MedSystems, Inc.
100 Stierli Court - Suite 107
Mount Arlington, New Jersey 07856

Medtronic, Inc................................  1,131,779(8)        7.4%             373,779          100%          7.4%
710 Medtronic Parkway
Minneapolis,  Minnesota 55432-5604

Hambrecht & Quist Capital
Management Incorporated.......................  1,075,000(9)        7.2%                   0            *           7.0%
30 Rowes Wharf, 4th Floor
Boston, Massachusetts 02110-3328

Reinhard Schmidt..............................  231,000(10)         1.5%                   0            *           1.5%
President, Chief Operating Officer and
Director
c/o EP MedSystems, Inc.
100 Stierli Court, Suite 107
Mount Arlington, New Jersey 07856

J. Randall Rolston............................  129,037(11)           *                    0            *             *
Vice President, Sales and Marketing
c/o EP MedSystems, Inc.
100 Stierli Court - Suite 107
Mount Arlington, New Jersey 07856

C. Bryan Byrd.................................  120,000(12)           *                    0            *             *
Vice President, Engineering and Operations
c/o EP MedSystems, Inc.
100 Stierli Court - Suite 107
Mount Arlington, New Jersey 07856

                                       51

                                                                                SHARES OF
                                                                                SERIES A
                                               SHARES OF       PERCENT OF       PREFERRED        PERCENT OF       PERCENT
                                               COMMON STOCK    CLASS            STOCK            CLASS            OF TOTAL
                                               BENEFICIALLY    BENEFICIALLY     BENEFICIALLY     BENEFICIALLY     VOTING
NAME AND ADDRESS OF BENEFICIAL OWNER           OWNED (1)       OWNED            OWNED (1)        OWNED            POWER
---------------------------------------------- --------------- ---------------- ---------------- ---------------- ----------
Joseph M. Turner..............................   41,000(13)           *                    0            *             *
Chief Financial Officer
c/o EP MedSystems, Inc.
100 Stierli Court - Suite 107
Mount Arlington, New Jersey 07856

Paul L. Ray...................................    1,000(14)            *                   0            *             *
Director
c/o EP MedSystems, Inc.
100 Stierli Court - Suite 107
Mount Arlington, New Jersey  07856

Richard C. Williams...........................       0                *                    0            *             *
Director Nominee
c/o EP MedSystems, Inc.
100 Stierli Court - Suite 107
Mount Arlington, New Jersey  07856

All executive officers and directors as a
group (8 persons) ............................5,395,737(15)        32.6%                   0            *           32.0%

*  Represents beneficial ownership of less than 1% of the common stock.
____________________

(1) Applicable percentage ownership as of May 31, 2002 is based upon 14,963,652 shares of common stock and 373,779 shares of Series A preferred stock outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, shares issuable within 60 days upon exercise of outstanding options, warrants, rights or conversion privileges are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of those rights, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. "Beneficial ownership" under Rule 13d-3 includes all shares over which a person has sole or shared dispositive or voting power.

(2) The information set forth with respect to the Cardiac Capital Group is based in part on information contained in a Statement on Schedule 13D filed with the SEC on April 5, 2001 (the "Cardiac Capital Schedule 13D"). The shares reflected in the table represent (i) 2,250,000 shares beneficially owned by Cardiac Capital, LLC; (ii) 2,250,000 shares beneficially owned by Rollins Investment Fund, indirectly as a 50% owner of Cardiac Capital, LLC, with shared voting and investment power with David A. Jenkins (see footnotes (3), (4) and (5)); (iii) 2,250,000 shares beneficially owned by each of R. Randall Rollins and Gary W. Rollins, indirectly as equal owners of Rollins Investment Fund, with shared voting and investment power with David A. Jenkins (see footnotes (3), (4) and (5)); and (iv) 3,307,200 shares beneficially owned by David A. Jenkins, 2,250,000 of which shares are owned with shared voting and investment power with Rollins Investment Fund, R. Randall Rollins and Gary W. Rollins (see footnotes (3) and (5)), and which excludes 42,500 shares held by Mr. Jenkins' wife and 20,000 shares held by Mr. Jenkins' wife as custodian for his children, for which Mr. Jenkins disclaims beneficial ownership.

(3) In the Cardiac Capital Schedule 13D, the members of the group have reported that Cardiac Capital, LLC, the record owner of the securities reflected, is a Georgia limited liability company, the ownership of which is divided equally between Rollins Investment Fund, a Georgia general partnership consisting of R. Randall Rollins and Gary W. Rollins, and David A. Jenkins. Includes 750,000 shares issuable upon exercise of outstanding warrants exercisable by Cardiac Capital (see footnotes (2), (4) and (5)).

(4) In the Cardiac Capital Schedule 13D, Rollins Investment Fund reported that it is a Georgia general partnership, the ownership of which is divided equally between R. Randall Rollins and Gary W. Rollins. Rollins Investment Fund owns 50% of Cardiac Capital, LLC and, as such, the Rollins Investment Fund's ownership is indirect and it shares voting and investment power with David Jenkins, the other 50% owner of Cardiac Capital. The information set forth includes 750,000 shares issuable upon the exercise of outstanding warrants exercisable by Cardiac Capital. Rollins Investment Fund disclaims beneficial ownership of 1,125,000 shares (i.e., 50%) of common stock and warrant shares and each of Messrs. R. Randall Rollins and Gary W. Rollins disclaims beneficial ownership of one-half of such shares (see footnotes
     (2), (3) and (5)). Rollins Investment Fund and David Jenkins, together with EP Med, have entered into a letter agreement, dated March, 2001, pursuant to which David Jenkins has agreed that, notwithstanding any provision to the contrary in the operating agreement of Cardiac Capital, the decision of Cardiac Capital to exercise its registration rights after March 28, 2002 may be made by Rollins Investment Fund in its sole judgment and without the consent of Mr. Jenkins.

(5) Includes 166,000 shares issuable upon exercise of fully vested options. Also includes 160,000 shares held by Mr. Jenkins as trustee for the Dalin Class Trust, 42,500 shares held by Mr. Jenkins' wife and 20,000 shares held by Mr. Jenkins' wife as custodian for his children. Also includes 2,250,000 shares beneficially owned by Cardiac Capital, LLC, the ownership of which is divided equally between Mr. Jenkins and Rollins Investment Fund and, as such, Mr. Jenkins' ownership is indirect and he shares voting and investment power with Rollins Investment Fund; 750,000 of such shares are issuable upon the exercise of outstanding warrants exercisable by Cardiac Capital, LLC (see footnotes (2), (3) and (4)). Mr. Jenkins disclaims beneficial ownership of (i) 42,500 shares held by his wife, (ii) 20,000 shares held by his wife as custodian for his children, and (iii) 1,125,000 shares (i.e., 50%) of common stock and warrant shares held of record by Cardiac Capital, LLC.

(6)  The  shares   reflected  in  the  table  represent  (i)  1,500,000   shares
     beneficially owned by EGS Private Healthcare Associates, LLC ("EGS Associates"), indirectly through its ownership of EGS Private Healthcare Partnership, L.P. ("EGS Partnership"), which is the owner of 1,312,500 shares, which includes 306,250 shares issuable upon the exercise of outstanding warrants and EGS Private Healthcare Counterpart, L.P. ("EGS Counterpart"), which is the owner of 187,500 shares, which includes 43,750 shares issuable upon the exercise of outstanding warrants; (ii) 215,682 shares beneficially owned by Greenberg Healthcare Management, LLC ("Greenberg Healthcare Management"), indirectly through its ownership of The Pharmaceutical/Medical Technology Fund, L.P. ("Pharma/Medical"), which is the record owner of the 215,682 shares; (iii) 43,698 shares beneficially owned by Greenberg Healthcare Management, which is the beneficial owner of Strategic Healthcare Investment Fund (having an address at c/o Mees Pierson (Cayman) Limited, British American Centre, Phase 3, Dr. Roy's Drive, P.O. Box 2003, George Town, Grand Cayman, Cayman Islands, B.W.I.), which is the record owner of the 43,698 shares; and (iv) 20,000 shares beneficially owned by Frederic Greenberg.

(7) Includes 4,000 shares issuable upon exercise of fully vested options. Includes the indirect beneficial ownership of 1,312,500 shares held by EGS Partnership, including 306,250 shares issuable upon the exercise of outstanding warrants held by EGS Partnership. Mr. Lele is one of two managing directors of EGS Partnership. Also includes 187,500 shares held by EGS Counterpart, including 43,750 shares issuable upon the exercise of outstanding warrants held by EGS Counterpart. Mr. Lele has investment authority over these shares as a result of his position as Managing Director of EGS Partnership. EGS Counterpart is contractually obligated to purchase the same stock, in the same proportion, as EGS Partnership; therefore, Mr. Lele exercises indirect investment authority over the shares held by EGS Counterpart.

(8) The information set forth with respect to Medtronic, Inc. is based in part upon information contained in a Statement on Schedule 13G filed with the SEC on February 12, 2002. The shares of common stock reflected in the table represent (i) 758,000 shares beneficially owned by Medtronic, Inc.; and
     (ii) 373,779 shares issuable upon the conversion of currently convertible shares of Series A preferred stock of EP Med.

(9) The information set forth with respect to Hambrecht & Quist Capital Management Incorporated is based on information contained in a Statement on
     Schedule 13G (the "H&Q Schedule 13G") filed with the SEC on January 29, 2002. The shares reflected in the table represent 1,075,000 shares beneficially owned by Hambrecht & Quist Capital Management, a registered investment advisor. In the H&Q Schedule 13G, Hambrecht & Quist Capital Management disclaims any beneficial interest in the shares reported and indicates that it believes that the client accounts that it manages are not acting as a "group" for purposes of Section 13(d) of the Securities
     Exchange Act of 1934, as amended, and that it and such clients are not otherwise required to attribute to each other the "beneficial ownership" of securities.

(10) Includes 31,000 shares issuable upon exercise of fully vested options and 100,000 shares issuable upon the exercise of outstanding warrants and 100,000 shares subject to a pledge to EP Med to secure the promissory note issued by Mr. Schmidt in payment of the purchase price for the shares, the principal balance of which is forgiven ratably over the term of the loan. See the Sections entitled "Executive Compensation-Employment Agreements" and "Certain Relationships and Related Transactions."

(11) Includes 93,037 shares issuable upon exercise of fully vested options.

(12) Includes 48,000 shares issuable upon exercise of fully vested options.

(13) Includes 41,000 shares issuable upon exercise of fully vested options.

(14) Includes 1,000 shares issuable upon exercise of fully vested options.

(15) Includes 1,584,037 shares issuable upon exercise of fully vested options and warrants.

                            DESCRIPTION OF SECURITIES
GENERAL

     Pursuant to EP Med's certificate of incorporation, as amended and restated, we have authorized capital stock consisting of 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. There were 14,963,652 shares of common stock outstanding and approximately 58 registered holders of EP Med's common stock as of July 29, 2002; this number excludes individual shareholders holding stock under nominee security position listings because many of such shares are held by brokers and other institutions on behalf of shareholders. As a result, we are unable to estimate the total number of shareholders represented by these record holders, but we believe that the amount is in excess of 400. As of July 29, 2002, there was 1 registered holder of Series A Convertible Preferred Stock holding 373,779 shares. An additional 885,938 shares of Series A Convertible Preferred Stock have been cancelled and may not be reissued. EP Med held no shares of capital stock in treasury as of July 29, 2002.

     The following is a description of the capital stock of EP Med which summarizes all material rights of holders of such stock but does not purport to be complete. The certificate of incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of EP Med unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

     Each share of common stock is entitled to participate pro rata in distributions upon liquidation, subject to the prior rights of any holders of shares of preferred stock. The holders of common stock may receive dividends as declared by the Board of Directors out of funds legally available for such distributions.

     Holders of the common stock do not have any preemptive, subscription, redemption or conversion rights. The holders of the common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, including the election of directors. EP Med's certificate of incorporation does not provide for cumulative voting, which means that pursuant to EP Med's by-laws, the holders of more than 50% of the outstanding shares of common stock can elect all of the directors of EP Med. All of the shares of the common stock currently issued and outstanding are fully paid and non-assessable.

PREFERRED STOCK

     Pursuant to our certificate of incorporation, as amended and restated, we are authorized to issue up to 5,000,000 shares of undesignated preferred stock, without par value per share. Our Board of Directors has the authority, without further vote or action by the holders of the outstanding common stock, to issue preferred stock, from time to time, in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. Prior to any issuance of shares of preferred stock of any class and/or series, the Board of Directors is required to file a certificate setting forth a copy of the resolution fixing the designations, rights and preferences of any preferred stock which may be issued with the Secretary of State of the State of New Jersey in the manner prescribed by the New Jersey Business Corporation Act ("NJBCA").

     The Board of Directors has designated 1,400,000 shares of preferred stock as Series A Convertible Preferred Stock. Each outstanding share of Series A stock receives a liquidation preference in the amount of $2.048 per share, plus all dividends, if any, declared but not paid and is further entitled to share pro rata in the distribution of any remaining assets with the common shareholders. The holders of Series A shares will receive non-cumulative cash dividends as declared by the Board of Directors prior to any dividend or other distribution to be declared, paid or set aside for the common stock.

     The Series A shareholders have the right to convert the Series A shares into common stock pursuant to a formula based upon the sale price of future issuances of EP Med's common stock, currently the conversion ratio is one to one. The holders of Series A stock are entitled to vote with the common shareholders on all matters submitted to a vote of the shareholders. The Series A shareholders are entitled to the number of votes equal to the number of whole shares of common stock into which the Series A stock are then convertible.

     While providing desirable flexibility in connection with possible acquisitions and other corporate purposes, the overall effect of the ability of EP Med's Board of Directors to issue preferred stock may be to render more difficult the accomplishment of mergers or other takeovers or change-in-control attempts without further action by the shareholders and may have an adverse impact on the ability of shareholders to participate in a tender or exchange offer for the common stock and, in so doing, adversely affect the market price of the common stock, and the voting and other rights of the holders of common stock.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     EP Med's certificate of incorporation, as amended and restated, provides that our Board of Directors shall be classified with respect to the time for which each of the directors shall severally hold office, into 3 classes, as nearly equal in number as possible, as specified in EP Med's by-laws. Pursuant to EP Med's certificate of incorporation, after the initial classification of the Board, successors to the classes of directors whose terms then expire shall be elected to serve 3-year terms and until their respective successors are duly elected and qualified. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director and any increase or decrease in the number of directors shall be apportioned among the classes so as to make all classes as nearly equal in number as possible. The affirmative vote of the holders of a majority of all issued and outstanding shares of EP Med entitled to vote, voting as a single class, shall be required to alter, amend or adopt any provisions inconsistent with, or to repeal, this provision of the certificate of incorporation.

     EP Med's certificate of incorporation, as amended and restated, also authorizes 5,000,000 shares of preferred stock, the designations, rights and preferences of which may be fixed by the Board of Directors without action of the shareholders. The Board has designated 1,400,000 shares as Series A Convertible Preferred Stock, of which 885,938 shares have been cancelled and may not be reissued. Prior to any issuance of shares of preferred stock of any new class and/or series, the Board of Directors is required to file a certificate setting forth a copy of the resolution fixing such designations, rights and preferences with the Secretary of State of the State of New Jersey in the manner prescribed by the NJBCA. While we presently have no present plans to issue any additional series or class of preferred stock the issuance of such stock could have the effect of delaying, deferring or preventing a change in control of EP Med.

     New Jersey law provides that a New Jersey corporation may include within its certificate of incorporation provisions eliminating or limiting the personal liability of its directors and officers in shareholder actions brought to obtain damages or alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve a breach of a duty of loyalty to the corporation or its shareholders, such alleged acts or omissions were performed in good faith, did not involve a knowing violation of law or result in an improper personal benefit.

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

     EP Med's certificate of incorporation and by-laws provide that EP Med shall indemnify its directors, officers, Scientific Advisory Board members, employees and other agents to the fullest extent permitted by New Jersey law; provided, that such persons acted in good faith and in a manner reasonably believed to be in the best interest of EP Med and, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. EP Med maintains liability insurance for its officers and directors. There can be no assurance, however, that EP Med will be able to maintain such insurance on reasonable terms. At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of EP Med where indemnification will be required or threatened. EP Med is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

     EP Med's certificate of incorporation and by-laws provide that a director of EP Med will not be personally liable to EP Med or its shareholders for damages for breach of any duty owed to EP Med or its shareholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of the duty of loyalty to EP Med, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such director or officer of an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of EP Med pursuant to the foregoing provisions, or otherwise, EP Med has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, be unenforceable.

ANTI-TAKEOVER PROVISIONS

     EP Med is governed by the provisions of Section 14A:10A-1 et seq., the New Jersey Shareholders Protection Act (the "New Jersey Act"), of the Business Corporation Act of New Jersey, an anti-takeover law. In general, the statute prohibits a publicly-held New Jersey corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of the corporation's voting stock. After the five-year waiting period has elapsed, a business combination between a corporation and an interested shareholder will be prohibited unless the business combination is approved by the holders of at least two-thirds of the voting stock not beneficially owned by the interested shareholder, or unless the business combination satisfies the New Jersey Act's fair price provision intended to provide that all shareholders (other than the interested shareholders) receive a fair price for their shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Arrangement with Mortara Instrument, Inc. EP Med purchases certain components for the EP-WorkMate(R) and ALERT(R) Companion from Mortara Instrument, Inc. Dr. David W. Mortara, a former director of EP Med, who resigned from the Board of Directors and committee positions in April 2001, and a shareholder of EP Med, is also a director and shareholder of Mortara Instrument, Inc. The approximate value of products purchased from Mortara Instrument was $99,500 and $1,087,000 in 2001 and 2000, respectively. EP Med believes that each of the transactions with Mortara Instrument were entered into on terms comparable to those it would have received from an unaffiliated third party.

     Loan to C. Bryan Byrd.  On May 23, 2000,  EP Med made a loan of $100,000 to
C. Bryan Byrd, its Vice President, Engineering and Operations, to finance Mr. Byrd's exercise of fully vested options. The loan is a recourse loan bearing interest at the Federal Fund rate and is secured by a pledge of 50,000 shares of EP Med's common stock owned by Mr. Byrd. Principal and all accrued interest are due and payable on May 23, 2003.

     Financing Transaction with Medtronic, Inc./Pledge of Security by David A. Jenkins. In November 2000, EP Med completed a debt financing with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., one of EP Med's shareholders and one of the world's leading medical technology companies, which provided an aggregate of $3.2 million of which approximately $2.3 million was utilized to repay outstanding amounts on EP Med's former revolving credit facility. EP Med received $1.6 million at the closing of the transaction in November 2000 and received the remaining $1.6 million on January 18, 2001.

     The financing transaction, evidenced by a note purchase agreement and secured promissory note bearing interest at two percentage points over the prime rate, provides that the principal and all accrued interest on the note are to be repaid on November 15, 2003. The note is secured by a pledge by David A. Jenkins, Chairman of the Board, Chief Executive Officer, director and shareholder of EP Med, of 300,000 shares of common stock of Transneuronix, Inc., a privately-held corporation engaged in the development of neuro-muscular stimulation devices. The shares pledged amount to approximately 5% of the total outstanding common stock of Transneuronix, Inc. Mr. Jenkins did not receive any compensation from EP Med for furnishing the pledge as security for the note. As part of the transaction, Medtronic agreed to subordinate its rights to repayment from EP Med to existing rights of EP Med's bank.

     Except for the pledge by Mr. Jenkins, EP Med believes this loan was entered into on terms comparable to those it would have obtained from an unaffiliated third party.

     Private Placement Financing Transaction with Cardiac Capital, LLC. On March 28, 2001, we completed the sale and issuance of 1,625,000 shares of our common stock and 812,500 warrant shares to two investors. The terms of the financing provided for a purchase price of $1.99 per share of common stock and $0.02 per warrant share for an aggregate purchase price of $3,250,000 without giving effect to the possible exercise of warrants at an exercise price of $4.00 per share, subject to adjustment. The transaction, which received shareholder approval, closed on March 28, 2001 and the closing sale price for EP Med's common stock on March 27, 2001 was $2.875. As such, the price afforded the investors in this transaction was below market. However, the Board of Directors obtained an opinion from Tucker Anthony Sutro Capital Markets, acting as EP Med's financial advisor, as to the fairness of the transaction to the public shareholders of EP Med from a financial point of view.

     Included among the investors is Cardiac Capital, LLC, a Georgia limited liability company, of which David A. Jenkins, Chairman of the Board, Chief
Executive Officer, director and shareholder of EP Med, is a 50% owner. The aggregate amount of the new shares, which potentially may be issued in this private placement financing, is in excess of 20% of the outstanding common stock of EP Med (on a pre-transaction basis), assuming all warrants are exercised. The consummation of the transaction has provided EP Med with over $3,000,000 in working capital after expenses.

     Cardiac Capital, LLC and David A. Jenkins have a very substantial ownership interest in EP Med and may be in a position to control EP Med's management and operations as a result of such ownership interest. David A. Jenkins and Rollins Investment Fund, the other 50% owner in Cardiac Capital, have entered into a letter agreement pursuant to which Cardiac Capital could exercise its registration rights after the first anniversary of the closing. Cardiac Capital had its shares registered for resale under a registration statement declared effective by the SEC in May 2002.

     Sublease with Transneuronix, Inc. In April 2001, EP Med entered into a sublease with Transneuronix, Inc. as to 5,691 square feet of its office space leased at 100 Stierli Court, Mount Arlington, New Jersey. The term of the lease is eighteen months and the total basic rent for the term is $75,716 plus a pro rated amount for real estate taxes, insurance and common area charges charged by the landlord and electricity. Transneuronix is a private company of which Mr. Jenkins, EP Med's Chairman of the Board and Chief Executive Officer, is a director, officer and shareholder. EP Med believes that the sublease was entered into on terms comparable to those it would have received from an unaffiliated third party.

     Loan to Reinhard Schmidt. In connection with Mr. Schmidt's employment with EP Med pursuant to an employment agreement, dated as of July 20, 2001, Mr. Schmidt purchased 100,000 shares of common stock and received a warrant to purchase an additional 100,000 shares. EP Med provided Mr. Schmidt with an interest-free, non-recourse loan in the amount of $220,000 to effect the purchase of the shares, which loan was secured by a pledge to EP Med of the shares. The stock purchase transaction was rescinded in part and to cancel the unpaid portion of the loan in July 2002 as described under "Executive Compensation - Employment Agreements."

     Financing Transaction with Medtronic, Inc. As of October 23, 2001, EP Med consummated the private sale and issuance of 673,779 shares of newly designated Series A convertible preferred stock to Medtronic, Inc., a shareholder and creditor of EP Med. The transaction with Medtronic involved the sale of the shares of preferred stock at a price equal to the average closing price of EP Med's common stock for the 10 days immediately preceding the sale, or $1.781 per share. Medtronic has converted 300,000 of its Series A Preferred Stock into shares of common stock. As part of the transaction, EP Med granted demand and incidental registration rights to Medtronic pursuant to a registration rights agreement entered into by the parties. EP Med received aggregate gross proceeds of $1.2 million from the transaction. EP Med believes that the transaction was entered into on terms comparable to those it would have received from an unaffiliated third party.

                            THE FINANCING TRANSACTION

GENERAL

     On June 11, 2001, we entered into the common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital committed to purchase up to an aggregate of $10 million of our common stock. On June 27, 2002, we amended the common stock purchase agreement to, among other things, extend the term of the agreement and revise the daily purchase amounts. The $10 million of common stock is to be purchased over a 31-month period commencing in October 2001, subject to a six-month extension or earlier termination at our discretion. Under the common stock purchase agreement we generally have the right, but not the obligation, to sell to Fusion Capital on each trading day $25,000 of our common stock up to an aggregate of $10 million worth of our common stock. Fusion Capital is only obligated to buy $25,000 per trading day unless the market price of our common stock is at or above $3.00 for a specified period, in which case we may increase the daily purchase amount in our sole option by $5,000 for every $.50 increase in the threshold price of our common stock above $2.50. In addition, if on any trading day the purchase price of the common stock is less than the relevant minimum purchase price set under the terms of the common stock purchase agreement, Fusion Capital is not obligated to buy any shares of our common stock under the common stock purchase agreement. The minimum purchase price is currently $2.00 but it can be increased or decreased by us at any time, provided that we cannot decrease the minimum purchase price below $1.00 unless consented to by Fusion Capital. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. To date, we have elected not to sell any shares of our common stock to Fusion Capital. We have authorized the sale and issuance of 2,716,144 shares of our common stock (19.9% of our outstanding on June 11, 2001) to Fusion Capital under the common stock purchase agreement of which we are registering 2,700,000. These shares were originally registered pursuant to a registration statement declared effective in October 2001. However, due to the amendment to the common stock purchase agreement, we are required to reregister the shares. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 2,475,000 shares (exclusive of the 225,000 shares issued to Fusion Capital as the commitment fee) assuming Fusion Capital purchases all $10 million of common stock. In the event that we decide to issue greater than 2,716,144 shares of common stock, we would first be required to seek shareholder approval in order to be in compliance with Nasdaq Marketplace Rules.

PURCHASE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT

     Under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase $25,000 of our common stock, subject to the minimum purchase price provisions, our right to suspend such purchases at any time and our right to terminate the agreement with Fusion Capital at any time, each as described below. This daily purchase amount may be decreased by us at any time. We also have the right to incrementally increase the daily purchase amount at any time, provided that the price of our common stock is above $3.00 per share for five consecutive trading days and remains above $3.00. We are registering and presently intend to sell to Fusion Capital, no more than 2,700,000 shares of our common stock under the common stock purchase agreement (including the 225,000 shares issued to Fusion Capital as a commitment fee). The 2,700,000 shares constitutes 18.0% of our outstanding common stock as of July 29, 2002. In the event that we should decide to issue to Fusion Capital greater than 2,716,144 shares of our common stock, we would first seek shareholder approval in order to comply with the Nasdaq Marketplace Rules.

     The purchase price per share under the common stock purchase agreement is equal to the lesser of:

     o    the lowest sale price of our common stock on the purchase date; or

     o the average of the two (2) lowest closing bid prices of our common stock during the ten (10) consecutive trading days prior to the date of a purchase by Fusion Capital.

     The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock if the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $25,000 on each trading day (except in instances where the common stock purchase agreement is suspended, an event of default occurs thereunder or the agreement is terminated). Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its percentage ownership subsequently fall below 9.9% and funds paid by Fusion Capital after the 9.9% limitation is reached would be credited towards future purchases to be effected once its percentage ownership is below the 9.9% limitation. Fusion Capital has the right, at any time, to sell some, all or none of the shares purchased under the common stock purchase agreement which would allow it to avoid reaching the 9.9% limitation and, as such, we do not believe that such limitation will be reached.

     To date, we have elected not to sell any shares of our common stock to Fusion Capital. Since we are registering only 2,475,000 shares for sale by Fusion Capital (exclusive of the 225,000 shares issued to Fusion Capital as a commitment fee), the selling price of our common stock to Fusion Capital will have to average at least $4.04 per share for us to receive the maximum proceeds of $10 million without registering additional shares of common stock. For example, assuming a purchase price of $2.35 per share (the closing sale price of the common stock on July 29, 2002) and the purchase by Fusion Capital of 2,475,000 shares under the common stock purchase agreement, proceeds to us would only be $5,816,250. Also, in the event that we decide to issue more than 2,716,144 shares (19.9% of our outstanding shares of common stock on the date we entered into the common stock purchase agreement), we would be required to seek shareholder approval in order to be in compliance with Nasdaq National Market rules.

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

     The following table sets forth for several assumed purchase prices:

          o the number of shares of our common stock to be issued to Fusion Capital if it purchased the full dollar amount under the common stock purchase agreement up to a maximum of the 2,475,000 shares registered in this offering (exclusive of the 225,000 shares already issued to Fusion Capital as a commitment fee);
          o    the percentage of our outstanding common stock represented by the number of shares that would be issued to Fusion Capital; and
          o    the total  proceeds  to be  received by us assuming we sell up to the  2,475,000  shares  registered  in this  offering  to  Fusion
               Capital.


 Assumed                                        Percentage of Outstanding        Total Proceeds if
 Purchase         Number of Shares to be        After Giving Effect to the           Only Shares
  Price         Issued if Full Purchase(2)     Issuance to Fusion Capital(3)   Registered are Sold (2)
  -----         --------------------------     -----------------------------   -----------------------
  $1.00                 2,475,000                           16.5%                   $2,475,000
  $1.50                 2,475,000                           16.5%                   $3,712,500
  $2.00                 2,475,000                           16.5%                   $4,950,000
  $2.35(1)              2,475,000                           16.5%                   $5,816,250
  $3.00                 2,475,000                           16.5%                   $7,425,000
  $4.00                 2,475,000                           16.5%                   $9,900,000
  $5.00                 2,000,000                           13.4%                  $10,000,000
  $8.00                 1,250,000                            8.3%                  $10,000,000

----------
(1)  Closing sale price of our common stock on July 29, 2002.
(2) We estimate that we will issue no more than 2,475,000 shares to Fusion Capital under the common stock purchase agreement, excluding the 225,000 shares already issued as a commitment fee, all of which are included in this offering. While we have the right to sell more than 2,475,000 shares to Fusion Capital under the common stock purchase agreement, we would have to register those additional shares. In addition, we would need to obtain shareholder approval to issue more than 2,716,144 shares to Fusion Capital under the common stock purchase agreement.
(3) Based on 14,963,652 shares outstanding as of July 29, 2002 and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.


MINIMUM PURCHASE PRICE

     We have the right to set a minimum purchase price at any time which is also referred to as a floor price. Currently, the floor price is $2.00. We can increase or decrease the floor price at any time upon one trading day's prior notice to Fusion Capital. However, without the consent of Fusion Capital the floor price cannot be less than $1.00. Fusion Capital will not be obligated to purchase any shares of our common stock if the purchase price is less than the then applicable floor price.

OUR RIGHT TO SUSPEND PURCHASES

     We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. In October 2001, we suspended purchases under the agreement and we have not revoked the suspension as of the date of this prospectus. No sales of common stock have been made to Fusion Capital under the common stock purchase agreement as of the date of this prospectus. We may revoke the suspension and commence sales of common stock under the common stock purchase agreement at any time.

OUR RIGHT TO INCREASE AND DECREASE THE DAILY PURCHASE AMOUNT

     We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. We also have the right to increase the daily purchase amount effective upon five trading day's notice as the market price of our common stock increases. Specifically, for every $.50 increase in the threshold price of our stock above $2.50, we have the right to increase the daily purchase amount by up to an additional $5,000. For example, if the threshold price is $3.00, we would have the right to increase the daily purchase amount to up to an aggregate of $30,000. If the threshold price is $3.50, we would have the right to increase the daily purchase amount to up to an aggregate of $35,000. The "threshold price" is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If at any time during any trading day the sale price of our common stock is below the threshold price, the applicable increase in the daily purchase amount will be void.

OUR TERMINATION RIGHTS

     We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON OUR SHAREHOLDERS

     All shares registered in this offering will be freely tradable. While it is anticipated that shares registered in this offering will be sold over a period of up to 24 months from June 2002, these shares may be sold over a longer period, particularly if we exercise our right to extend the term of the common stock purchase agreement for an additional 6 months. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile.

     Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount,
(2) suspend purchases of the common stock by Fusion Capital, and (3) terminate the common stock purchase agreement.

NO SHORT-SELLING OR HEDGING BY FUSION CAPITAL

     Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

EVENTS OF DEFAULT

     Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to EP Med upon the occurrence of any of the following events of default:

     o if for any reason the shares offered by this prospectus cannot be sold pursuant to this prospectus for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

     o the delisting of our common stock from the Nasdaq National Market if we are not immediately thereafter trading on the New York Stock Exchange, the Nasdaq SmallCap Market, the American Stock Exchange or the Nasdaq OTC Bulletin Board Market;

     o suspension by our principal market of our common stock from trading for a period of three consecutive trading days;

     o the transfer agent's failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

     o any breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

     o    a default by us of any payment obligation in excess of $1 million; or

     o    any  participation  or  threatened   participation  in  insolvency  or
          bankruptcy proceedings by or against us.

COMMITMENT SHARES ISSUED TO FUSION CAPITAL

     Under the terms of the common stock purchase agreement Fusion Capital has received an aggregate of 225,000 shares of our common stock as a commitment fee. Unless an event of default occurs, these shares must be held by Fusion Capital until 25 months from June 2001 or the date the common stock purchase agreement is terminated.

NO VARIABLE PRICED FINANCINGS

     Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

FEE TO INVESTMENT BANKER

     EP Med will pay a $100,000 fee to its investment bankers, Tucker Anthony Sutro Capital Markets, in conjunction with its services related to the common stock purchase agreement with Fusion Capital. The $100,000 fee will be due to Tucker Anthony upon the initial draw down under the common stock purchase agreement. EP Med is also obligated to issue a warrant to purchase 80,000 shares of its common stock to Tucker Anthony in conjunction with its services related to the common stock purchase agreement with Fusion Capital; however, the warrant has not yet been issued as of the date of this prospectus.

                               SELLING SHAREHOLDER

     The following table presents information regarding the selling shareholder. Neither the selling shareholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

                                                    PERCENTAGE OF
                                                     OUTSTANDING                    PERCENTAGE OF
                                    SHARES             SHARES                        OUTSTANDING
                                 BENEFICIALLY       BENEFICIALLY                        SHARES
                                    OWNED              OWNED         NUMBER OF       BENEFICIALLY
           SELLING                  BEFORE             BEFORE      SHARES BEING      OWNED AFTER
          SHAREHOLDER              OFFERING         OFFERING (1)      OFFERED        OFFERING (1)
          -----------              --------         ------------      -------        ------------
Fusion Capital Fund II,            225,000             1.5%          2,700,000          0%
LLC (1) (2)

     ----------

     (1) As of the date hereof, 225,000 shares of our Common Stock have been issued to Fusion Capital under the common stock purchase agreement as a commitment fee. Fusion Capital may acquire up to an additional 2,475,000 shares under the common stock purchase agreement. Percentage of outstanding shares beneficially owned before the offering is based on 14,963,652 shares of common stock outstanding as of July 29, 2002, and the percentage of outstanding shares beneficially owned after the offering is also based on the additional 2,475,000 shares of common stock that may be acquired by Fusion Capital from us under the common stock purchase agreement after the date of this prospectus. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $25,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

     (2) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. They have shared voting and disposition power over the shares being offered under this prospectus.

                              PLAN OF DISTRIBUTION

     The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, the selling shareholder. The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

     o    ordinary brokers' transactions;
     o    transactions involving cross or block trades;
     o through brokers, dealers, or underwriters who may act solely as agents "at the market" into an existing market for the common stock;
     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     o    in privately negotiated transactions; or
     o    any combination of the foregoing.

     Under the common stock purchase agreement, the selling shareholder has committed to purchase, on each trading day during the term of the agreement, $25,000 of our common stock up to an aggregate of $10 million. The selling shareholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

     See the table under the Section entitled "The Financing Transaction--Purchase of Shares under the Common Stock Purchase Agreement" for the number of shares of our common stock that would be sold to Fusion Capital upon our sale of common stock under the common stock purchase agreement at varying purchase prices.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

     Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

     Neither we nor the selling shareholder can presently estimate the amount of compensation that any agent will receive. We have been advised by Fusion Capital that there are no existing arrangements between Fusion Capital or any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder and any other required information.

     We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholder and related persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

     Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

     We have advised the selling shareholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

     EP Med has entered into a registration rights agreement with Fusion Capital under which it has agreed to maintain the effectiveness under the Securities Act of 1933, as amended, of the registration statement to which this prospectus relates.

                                  LEGAL MATTERS

     The validity of our common stock offered by this prospectus has been passed
upon  for  us  by  Stradley,   Ronon,   Stevens  &  Young,  LLP,   Philadelphia,
Pennsylvania.

                                     EXPERTS

     The financial statements as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We  have  filed  with  the  U.S.   Securities  and  Exchange  Commission  a
registration statement on Form SB-2 under the Securities Act of 1933 with respect to common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. Some information is omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission and you should refer to the registration statement and its exhibits for additional information. The statements in this prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated in this prospectus by reference. You may inspect a copy of the registration statement without charge at the Commission's principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the Commission.

     We are required by the Securities Exchange Act of 1934, as amended, to file reports, proxy statements and other information with the Commission. These filings may be inspected and copied (at prescribed rates) at the following public reference facilities maintained by the Commission:

         Washington, D.C.:      Judiciary Plaza
                                450 Fifth Street, N.W., Room 1200
                                Washington, D.C. 20549

         New York, N.Y.:        The Woolworth Building
                                233 Broadway
                                New York, NY 10279

         Chicago, Ill:          Citicorp Center
                                500 West Madison Street, Suite 1400
                                Chicago, Illinois 60661

     Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Further, our filings with the Commission are also available to the public on the Commission's web site at http://www.sec.gov. References in this prospectus to the "Exchange Act" shall refer to the Securities Exchange Act of 1934, as amended.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made pursuant to this prospectus shall, under any circumstance, create any indication that there has been no change to the affairs of EP Med since the date of this prospectus or that the information contained in this prospectus is correct as of any subsequent date. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities by anyone in any jurisdiction in which that offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

                          INDEX TO FINANCIAL STATEMENTS

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




FINANCIAL STATEMENTS                                                   PAGE
                                                                    ------------

Report of Independent  Accountants                                      F-2

Consolidated  Balance  Sheets as of December 31, 2001
(revised) and December 31, 2000 (revised)                               F-3


Consolidated Statements of Operations for the years ended               F-4
December 31, 2001 (revised) and 2000 (revised)

Consolidated Statements of Changes in Shareholders' Equity              F-5
for the years ended December 31, 2001 (revised) and 2000 (revised)

Consolidated Statements of Cash Flows for the years ended               F-6
December 31, 2001 (revised) and 2000 (revised)

Notes to Consolidated Financial Statements                              F-7

Consolidated Balance Sheet (unaudited) as of March 31, 2002            F-21

Consolidated  Statements of Operations (unaudited) for the three       F-22
months ended March 31, 2002 and March 31, 2001

Consolidated  Statements of Cash Flows (unaudited) for the three       F-23
months ended March 31, 2002 and March 31, 2001

Notes to Consolidated  Financial  Statements for the three             F-24
months ended March 31, 2002 and March 31, 2001 (unaudited)

                        REPORT OF INDEPENDENT ACCOUNTANTS


REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Shareholders of EP MedSystems, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of EP MedSystems, Inc. and its subsidiaries (the "Company") at December 31, 2001 and December 31, 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company revised its financial statements with respect to certain tax matters.




PricewaterhouseCoopers LLP
Florham Park, New Jersey
April 4, 2002

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31,
                               ASSETS                                   2001            2000
                                                                      (REVISED)       (REVISED)
                                                                    ------------    ------------
Current assets:
   Cash and cash equivalents                                        $  2,343,303    $    302,279
   Accounts receivable, net of allowances for doubtful
      accounts of $76,075 and $49,022                                  3,797,022       2,511,649
   Inventories, net of reserves                                        2,003,770       2,377,402
   Prepaid expenses and other current assets                             508,040          88,992
   Deferred tax asset, net of valuation allowance                        474,688         419,031
                                                                    ------------    ------------
          Total current assets                                         9,126,823       5,699,353

Property, plant and equipment, net                                     2,231,531       2,530,427
Intangible assets, net                                                   377,869         455,027
Other assets                                                             412,126         151,168
                                                                    ------------    ------------
          Total assets                                              $ 12,148,349    $  8,835,975
                                                                    ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                    $  1,237,488    $    914,175
Accrued expenses                                                         546,641         489,017
Deferred warranty revenue and prepaid rent income                        124,739          82,832
Customer deposits                                                        369,626          13,038
Current portion of long term debt                                         33,333         814,237
                                                                    ------------    ------------
     Total current liabilities                                         2,311,827       2,313,299

Accrued interest on long term debt - non-current                         303,606          22,317
Deferred warranty revenue- non-current                                   241,036         102,750
Long term debt, less current portion                                     402,778         441,665
Note payable to Medtronic, Inc.                                        3,200,000       1,600,000
                                                                    ------------    ------------
          Total liabilities                                         $  6,459,247    $  4,480,031
                                                                    ------------    ------------
Commitments and contingencies (See Note 8)

Shareholders' equity:
  Preferred stock, no par value, 5,000,000 shares authorized,
     1,259,717 shares issued and outstanding                           2,331,744              --
  Common stock, $.001 stated value, 25,000,000 shares authorized,
     14,077,714 and 12,023,167 shares issued and outstanding at
     December 31, 2001 and 2000                                           14,078          12,023
  Additional paid-in capital                                          30,372,387      26,509,408
  Deferred offering costs                                               (554,515)             --
  Receivables from executive officers                                   (320,000)       (100,000)
  Accumulated deficit                                                (26,154,592)    (22,065,487)
                                                                    ------------    ------------
          Total shareholders' equity                                   5,689,102       4,355,944
                                                                    ------------    ------------
          Total liabilities and shareholders' equity                $ 12,148,349    $  8,835,975
                                                                    ============    ============

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,



                                                   2001             2000
                                                (REVISED)        (REVISED)
                                              ------------    ------------
Net sales                                     $  9,933,263    $  9,760,495
Cost of products sold                            4,651,702       4,433,211
                                              ------------    ------------
          Gross profit                           5,281,561       5,327,284

Operating costs and expenses:
   Sales and marketing expenses                  4,789,145       5,144,026
   General and administrative expenses           2,236,970       2,265,705
   Research and development expenses             2,521,396       2,787,530
                                              ------------    ------------
          Loss from operations                  (4,265,950)     (4,869,977)
Interest expense                                  (282,284)       (105,645)
Other expense                                      (15,559)        (77,061)
                                              ------------    ------------

Loss before income tax benefit                $ (4,563,793)   $ (5,052,683)

Income tax benefit                                 474,688         419,031
                                              ------------    ------------

Net loss                                      $ (4,089,105)   $ (4,633,652)
                                              ============    ============

Basic and diluted net loss per share          $      (0.31)   $      (0.39)
                                              ============    ============

Weighted average shares outstanding used to
compute basic and diluted loss per share        13,402,915      11,788,478
                                              ============    ============


        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000



                              Common        Common     Preferred     Preferred     Additional
                              Stock          Stock     Stock         Stock           Paid-in        Accumulated
                              Shares        Amount     Shares        Amount          Capital          Deficit          Total
                           ----------   ------------   ----------  ------------   ------------    ------------    -----------
BALANCE,
JANUARY 1, 2000 (REVISED)     11,084,417   $ 11,084         --            --     $ 24,626,713    $(17,431,835)   $ 7,205,962

Issuance of common stock
in connection with
exercise of warrants             205,250        205         --            --          718,170            --          718,375

Receivable from executive
officer                             --         --           --            --         (100,000)           --         (100,000)

Issuance of common stock
upon exercise of stock
options                          698,500        699         --            --        1,031,282            --        1,031,981

Issuance of common stock          35,000         35         --            --          141,215            --          141,250

Foreign currency
translation                         --         --           --            --           (7,972)           --           (7,972)

Net loss (revised)                  --         --           --            --             --        (4,633,652)    (4,633,652)
                            ------------   --------   ----------  ------------   ------------    ------------    -----------
BALANCE, DECEMBER 31,
2000 (REVISED)                12,023,167   $ 12,023         --            --     $ 26,409,408    $(22,065,487)   $ 4,355,944
                            ------------   --------   ----------  ------------   ------------    ------------    -----------
Issuance of common stock
in connection with
private placement              1,625,000      1,625         --            --        2,992,940            --        2,994,565

Issuance of common stock
to executive officer             100,000        100         --            --          249,900            --          250,000

Loan granted to executive
officer                             --         --           --            --         (220,000)           --         (220,000)

Issuance of  preferred
stock in connection with
private placement                   --         --      1,259,717     2,331,744           --              --        2,331,744

Issuance of common stock
commitment shares                225,000        225         --            --          554,290            --          554,515

Deferred offering costs             --         --           --            --         (554,515)           --         (554,515)

Issuance of common stock
to employees and
non-employee                     104,547        105         --            --          145,943            --          146,048

Foreign currency
translation                         --         --           --            --          (80,094)           --          (80,094)

Net loss (revised)                  --         --           --            --             --        (4,089,105)    (4,089,105)
                            ------------   --------   ----------  ------------   ------------    ------------    -----------
BALANCE, DECEMBER 31,
2001 (REVISED)                14,077,714   $ 14,078    1,259,717  $  2,331,744   $ 29,497,872    $(26,154,592)   $ 5,689,102
                            ============   ========   ==========  ============   ============    ============    ===========

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,


                                                                               2001           2000
                                                                             (REVISED)      (REVISED)
                                                                            -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                  $(4,089,105)   $(4,633,652)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
     Depreciation and amortization                                              754,308        792,811
     Bad debt expense                                                            27,053         50,694
     Issuance of stock in payment for legal services                            144,448        100,000
     Mark to market valuation of employee agreement                              30,000              0
     Deferred income taxes                                                      (55,657)      (202,469)
   Changes in assets and liabilities:
      (Increase) decrease in accounts receivable                             (1,312,426)       384,850
      Decrease (increase) in inventories                                        241,977       (489,299)
      (Increase) decrease in prepaid expenses and
       other current assets                                                    (419,048)       164,917
      (Increase) in other assets                                               (260,958)      (128,245)
      (Decrease) in due to related parties                                          (75)      (329,837)
      Increase (decrease) in accounts payable                                   323,388        (81,173)
      Increase (decrease) in accrued expenses, deferred revenue, customer
       deposits and accrued interest                                            875,694        (97,883)
                                                                            -----------    -----------
          NET CASH USED IN OPERATING ACTIVITIES                             $(3,740,401)   $(4,469,286)
                                                                            -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                                        (234,347)    (1,174,325)
   Patent costs                                                                 (12,251)       (48,527)
                                                                            -----------    -----------
          NET CASH USED IN INVESTING ACTIVITIES                             $  (246,598)   $(1,222,852)
                                                                            -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings under term notes payable, net of payments                       1,541,768      1,589,000
   (Payments) borrowing under revolving line of credit                         (761,560)       761,560
   Net proceeds from issuance of common stock, net of offering expenses
                                                                              2,994,565        718,375
   Net proceeds from issuance of preferred stock, net of offering
      expenses                                                                2,331,744             --
   Proceeds from exercise of stock options                                        1,600        931,981
                                                                            -----------    -----------
          NET CASH PROVIDED BY FINANCING ACTIVITIES                         $ 6,108,117    $ 4,000,916
                                                                            -----------    -----------

Effect of exchange rate changes                                                 (80,094)       (13,230)

Net increase (decrease) in cash and cash equivalents                          2,041,024     (1,704,452)
Cash and cash equivalents, beginning of period                                  302,279      2,006,731
                                                                            -----------    -----------
Cash and cash equivalents, end of period                                    $ 2,343,303    $   302,279
                                                                            ===========    ===========
Supplemental cash flow information:
Cash paid for interest                                                           41,096         79,562
Non-cash reclassification of assets from inventory to fixed assets              131,655             --

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

     EP MedSystems, Inc. operates in a single segment. EP MedSystems designs, manufactures and markets a broad-based line of products for the cardiac electrophysiology market for the purpose of diagnosing, monitoring, managing and treating irregular heartbeats known as arrhythmias.

     The Company faces a number of risks, including developing and sustaining a profitable, cash positive business mode, which is largely dependent upon obtaining government regulatory approvals and market acceptance of future products.


2.   REVISION OF FINANCIAL STATEMENTS

     The Company has revised its consolidated financial statements for the years ended December 31, 2001 and 2000 to recognize the Company's sales of New Jersey State Net Operating Losses ("NOLs") as an adjustment to the valuation allowance in the period in which those sales became probable upon the approval by the State of New Jersey. These amounts were previously classified in "Other Income" in the Consolidated Statement of Operations and were recognized at the time the transactions were finalized. The result of the revision is that the income tax benefit for the years ended December 31, 2001 and 2000 increased by $474,688 and $419,031, respectively, and other income (expense) decreased by $419,031 and $216,562 in December 31, 2001 and 2000, respectively. The net impact to the Company's earnings was a reduction of net losses of approximately $56,000 and $203,000 for December 31, 2001 and 2000, respectively. Total shareholders' equity at December 31, 2001 and 2000 increased by $474,688 and $419,031, respectively, and by $216,562, at December 31, 1999, for amounts related to prior periods.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of EP MedSystems, Inc. and its wholly owned subsidiaries, EP MedSystems UK Ltd. and EP MedSystems France S.A.R.L. All material intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     EP MedSystems considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

CONCENTRATIONS OF CREDIT RISK

     EP MedSystems is potentially subject to concentrations of credit risk with respect to its cash investments and trade accounts receivable. EP MedSystems invests its excess cash in an institutional money market account.

     EP MedSystems' customer base for its products is primarily comprised of medical institutions and distributors throughout the United States and abroad. On certain transactions, EP MedSystems may require payment in advance or an issuance of an irrevocable letter of credit.

INVENTORIES

     Inventories are valued at the lower of cost or market with cost being determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

                Buildings and improvements                  10-25 years
                Leasehold improvements                        5 years
                Machinery and equipment                     3-10 years
                Furniture and fixtures                       3-7 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Expenditures for repairs and maintenance are expensed as incurred.

GOODWILL AND INTANGIBLE ASSETS

     Goodwill is a result of the excess of purchase price over book value of certain assets, including certain process technology and EP MedSystems' West Berlin, New Jersey facility purchased in 1993 from a manufacturer of electrode catheters and other disposable products. Goodwill is amortized by the straight-line method over 15 years and is included in intangible assets. Unamortized goodwill as of December 31, 2001 and 2000 amounted to $342,000 and $393,000, respectively. Management believes that the remaining goodwill life of seven years is reasonable primarily based on the fact that historically there has been a stable demand for EP MedSystems' catheter products and there is an expected continued demand for these products. Significant changes have not occurred in the manner or use of the acquired assets and technology, or the strategy for EP MedSystems' catheter business. EP Med is not aware of significant negative industry or economic trends that would affect the carrying value of the goodwill. Beginning in 2002, in accordance with the provisions of SFAS No. 142 "Goodwill and Other Intangible Assets", such goodwill will no longer be amortized, but will continue to be tested for impairment (See Note
16).

     Registration and legal fees associated with patent filings are capitalized and amortized over three years. Management reviews these assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets might not be recoverable. EP MedSystems has determined that, as of December 31, 2001, no such assets have been impaired.

     Long-lived assets, including certain identifiable intangibles and goodwill related to those assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists, pursuant to the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

REVENUE RECOGNITION

     EP MedSystems ships products to customers based on FOB shipping point and recognizes revenue from product sales on the date of shipment. Installation procedures are minimal and considered perfunctory. Payments received in advance of shipment of product are deferred until such products are shipped. EP Med does not have royalty agreements that result in revenue to EP Med. Royalties paid to third parties on product sales are included in the cost of sales. EP Med does not provide distributors or end-users with a general right to return products purchased.

     EP MedSystems provides a one-year warranty on all of its products and, in accordance with Statement of Financial Accounting Standard No. 5 "Accounting for Contingencies," accrues for the estimated cost of providing this warranty at the time of sale. The estimates of the future warranty costs are based on historical experience. At December 31, 2001 and 2000, EP MedSystems had recorded $55,000 in warranty expense.

     In addition to the standard one-year warranty provided on all products EP Med offers separately priced extended warranties. EP Med recognizes revenue from these warranty contracts on a straight-line basis over the contract period in accordance with FASB Technical Bulletin 90-1 "Accounting for Separately Priced Product Warranties and Product Maintenance Contracts." Deferred warranty income as of December 31, 2001 and 2000 totaled approximately $311,000 and $186,000, respectively.

RESEARCH AND DEVELOPMENT

     Research and development costs, which include clinical and regulatory costs, are expensed as incurred.

STOCK BASED COMPENSATION

     EP MedSystems accounts for stock options granted to employees and non-employee directors in accordance with the "intrinsic value" method set forth in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" with supplemental pro forma disclosures of "fair value" as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation."

     EP Med records the fair value of stock issuances to non-employees based on the market price on the date issued. The amount is expensed, capitalized or recorded as a reduction of paid-in capital, depending on the purpose for which the stock is issued. It is EP Med's policy to account for stock options granted to non-employees in accordance with Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," and the fair value measured using the Black-Scholes option pricing under Statement of Financial Accounting Standard No. 123. EP Med has not issued stock options to non-employees for any of the periods presented.

NET LOSS PER SHARE

     Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock from the exercise of stock options and warrants are anti-dilutive for all periods presented. Accordingly, potential common shares of 2,592,794 and 1,524,810 for the years ended December 31, 2001 and 2000, respectively, have been excluded from the diluted per share calculation.

INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

COMPREHENSIVE INCOME

     For  the  years  ended   December  31,  2001  and  2000,   EP   MedSystems'
comprehensive income approximated net income, except for foreign currency translation adjustments. Comprehensive loss for the years ended December 31, 2001 and 2000 were $4,169,199 and $4,641,624, respectively.

FOREIGN CURRENCY TRANSLATION

     In accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation," ("SFAS No. 52"), foreign denominated assets and liabilities are translated from French Francs and British Pounds Sterling into U.S. dollars using the spot rate at the balance sheet date. Revenue and expenses are translated into U.S. dollars using the weighted average exchange rate for the respective year. Translation adjustments are recorded in Shareholders' Equity.

     Also in accordance with SFAS No. 52, transaction gains and/or losses are incurred as a result of the changes between functional currency and the transaction denominated currency. These gains and/or losses are marked to the current exchange rate on a quarterly basis and included in expenses in the Statement of Operations. For the year ended December 31, 2001 and 2000, the
transaction   losses   recorded   were   approximately   $104,000  and  $63,000,
respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The primary estimates used by management are in the determination of the valuation allowance for accounts receivables and inventory obsolescence reserve. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, the estimates may ultimately differ from actual results.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the current presentation.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of EP MedSystems' financial instruments, including accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short maturities. Based on borrowing rates currently available to EP MedSystems for loans with similar terms, the carrying value of the long-term debt also approximates fair value. The Company had not entered into any derivative financial instruments for hedging or other purposes.

4.   RELATED PARTY TRANSACTIONS

     On November 15, 2000, EP MedSystems completed a debt financing in the amount of $3.2 million, with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., a shareholder in EP MedSystems, receiving $1.6 million at closing and $1.6 million at January 17, 2001. Approximately $2.3 million was utilized to repay outstanding amounts on EP MedSystems' revolving credit facility with its bank. The note to Medtronic bears interest at the prime rate plus 2%. The principal and all accrued interest on the note are to be repaid on November 15, 2003 and the note is secured by a pledge of certain shares of stock owned by David Jenkins, EP MedSystems' Chief Executive Officer and a director and shareholder thereof, in a privately-held company. See Note 9.

     EP MedSystems loaned $100,000 to one of its officers to finance his exercise of fully vested options. This recourse loan bears interest at the Federal Fund rate and is collateralized by 50,000 shares of EP MedSystems' common stock. Principal and any accrued interest shall be due and payable on May 23, 2003.

     Additional related party transactions are discussed in Notes 11 and 12.

5.   INVENTORIES

Inventories consist of the following:

                                               DECEMBER 31,
                                           2001            2000
                                       ------------    ------------
            Raw materials              $    802,855    $  1,218,396
            Work in progress                142,999         426,476
            Finished goods                1,144,122         808,229
            Reserve for obsolescence        (86,206)        (75,699)
                                       ------------    ------------
                                       $  2,003,770    $  2,377,402
                                       ============    ============


6.   PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                  DECEMBER 31,
                                              2001            2000
                                          ------------    ------------
          Land                            $     69,738    $    69,738
          Buildings and improvements           992,530        967,325
          Leasehold improvements               129,332        129,332
          Machinery and equipment            3,117,507      2,810,232
          Furniture and fixtures               281,979        235,715
                                           -----------    -----------
                                           $ 4,591,086    $ 4,212,342
          Less: accumulated depreciation    (2,359,555)    (1,681,915)
                                           -----------    -----------
                                           $ 2,231,531    $ 2,530,427
                                           ===========    ===========



7.   INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                  DECEMBER 31,
                                               2001         2000
                                             ---------    ---------
            Goodwill                         $ 774,099    $ 774,099
            Patent costs                       167,135      154,884
                                             ---------    ---------
                              Total            941,234      928,983
            Less: accumulated amortization    (563,365)    (473,956)
                                             ---------    ---------
                                             $ 377,869    $ 455,027
                                             =========    =========



8.   COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     EP MedSystems currently has various operating leases for office facilities. Approximately 8,800 square feet of office and manufacturing space is leased through October 2002 in the United States. EP MedSystems UK leases 822 square feet of office and storage space in Kent, England through January 2003. EP MedSystems also leases 1,350 square feet in France. The total rent expense associated with the office leases was approximately $151,000 and $132,000 in 2001 and 2000, respectively. In April 2001, the Company subleased its United States office space and recorded $70,000 of rental income, which offset rent expense. Additionally, EP MedSystems also leases certain office equipment for periods extending through December 2003.

     The aggregate future commitment for minimum rentals as of December 31, 2001 is as follows:

                    2002                      $   137,000
                    2003                      $   23,000
                    2004                      $   22,000

EMPLOYEE LIFE INSURANCE

     EP MedSystems has key man life insurance policies for $1,000,000 covering its Chairman and CEO and $500,000 for the Vice President of Engineering, for which it is the beneficiary.

LITIGATION

     During October 1997, EP MedSystems filed a lawsuit against EchoCath in the United States District Court for the District of New Jersey alleging, among other things, that EchoCath made fraudulent misrepresentations and omissions in connection with the prior sale of $1,400,000 of its preferred stock to EP MedSystems.

     Settlement negotiations commenced in 2001 and the terms of a settlement were finalized in October and put into effect thereafter. The litigation was dismissed with prejudice with each side agreeing to bear its own costs and legal fees. In addition, among other things, EchoCath paid EP MedSystems $30,000 and waived any rights it may have to receive from EP MedSystems any royalty payments due and owing to EchoCath pursuant to the exclusive license agreement entered into between the parties, and EP MedSystems also agreed to convert all of its shares of EchoCath preferred stock into 300,000 shares of EchoCath Class A common stock and to accept a five-year warrant to purchase an additional 150,000 shares of EchoCath Class A common stock and to accept a five-year warrant to purchase an additional 150,000 shares of EchoCath Class A common stock at an exercise price per share equal to the fair market value of a share of the stock on the date of settlement. EP MedSystems has agreed to waive any rights it may have to receive from EchoCath any dividends due and owing to EP MedSystems incident to its ownership of EchoCath preferred stock.

OTHER

     In conjunction with EP MedSystems' common stock purchase agreement with Fusion Capital, a commitment fee will be due to the its investment bankers of $100,000 upon initial draw down under this agreement (See Note 11).

9.   FDA REGULATORY

     In July 2001, subsequent to an inspection of our facility by the FDA, we received a "warning letter" requiring us to investigate and correct various observations made by the FDA with respect to violations at the facility and relating to our procedures primarily pertaining to design controls and manufacturing process controls. The "warning letter" identified six areas requiring our attention. We responded to all of the issues raised in the "warning letter" and the FDA subsequently completed a re-audit of the facility in January 2002. On March 20, 2002, EP MedSystems met with the FDA to review the good manufacturing practices/pre-market approval ("GMP"/ "PMA") audit. The conclusion of that meeting was to schedule a follow-up limited scope re-affirmation visit to occur in the next 30 days. This follow-up validation was required as the facility is being cleared for a GMP/PMA approval. If the FDA is not satisfied with the follow-up, it could require us to make additional changes as it has in the past or, it could take regulatory actions against us including license suspension, revocation and/or denial, seizure and/or injunction and/or civil penalties.

10.  NOTE PAYABLE

     On November 15, 2000, EP MedSystems, Inc. completed a debt financing for $3.2 million with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., one of EP MedSystems' shareholders. Approximately $2.3 million was utilized to repay outstanding amounts on EP MedSystems' revolving credit facility with its bank. The note to Medtronic bears interest at the prime rate plus 2%. The principal and all accrued interest on the note are to be repaid on November 15, 2003 and the note is secured by a pledge by David Jenkins, EP MedSystems' Chief Executive Officer and a director and shareholder of EP MedSystems, of shares of common stock of a privately-held corporation. The debt financing is subordinate to existing rights of EP MedSystems' senior lender, Fleet National Bank. The debt financing includes a covenant that requires EP MedSystems to be in compliance with Fleet National Bank covenants. EP MedSystems received $1.6 million at closing and $1.6 million on January 17, 2001. EP MedSystems accrued approximately $281,000 of interest expense included within accrued interest as of December 31, 2001.

     EP MedSystems entered into a financing arrangement in March 1999 with a bank consisting of a $2,000,000 revolving line of credit and a $500,000 term loan secured by a lien on EP MedSystems' facility in West Berlin, New Jersey and the machinery, equipment and inventory located there. The Company borrowed approximately $2 million under the revolving line of credit, which was subsequently repaid as discussed above. The related term loan remained in place in 2001, with principal paid on a monthly basis over a 48 month period under a 15-year amortization schedule with a balloon payment due in December 2004. Interest is payable monthly, in arrears, at either the prime rate plus 3/4% or LIBOR plus 3 3/4%, at the Company's discretion. The loan was repaid in March 2002 and, accordingly, encumbrances on the facility are in the process of being released (See Note 17).

     The term loan required EP MedSystems to maintain certain financial ratios and meet certain other financial tests, one of which was waived by the bank for the period ended December 31, 2001. At December 31, 2001, EP MedSystems was in compliance with these covenants. At September 30 and December 31, 2000, the Company was not in compliance with certain financial ratios of the bank debt. The Company received a waiver from the bank in consideration of the repayment of approximately, $2.3 million outstanding on the Company's revolving credit facility using the funds obtained from the Medtronic debt financing. The credit facility, which was originally scheduled for termination in March 2001, was terminated in January 2001, and was not replaced by another facility.

11.  SHAREHOLDERS' EQUITY

PREFERRED STOCK

     EP MedSystems is authorized to issue 5,000,000 shares of undesignated preferred stock, no par value per share. The Board of Directors has the authority to issue preferred stock in one or more classes, to fix the number of shares constituting a class and the stated value thereof, and to fix the terms of any such class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption, the redemption price and the liquidation preference of such shares or class.

     On October 23, 2001, EP MedSystems consummated the private sale and issuance of newly-designated Series A convertible preferred stock to Century Medical, Inc. ("CMI"), its Japanese distributor, and Medtronic, Inc. ("Medtronic"), a shareholder and creditor of the Company. An aggregate of 1,259,717 preferred shares were issued in the transactions. Each preferred share is convertible into equal shares of common stock at the option of either CMI or Medtronic at any time from and after the earlier of, December 31, 2001 and the date of receipt by the United States Food and Drug Administration ("FDA") of 510K approval of EP MedSystems' ViewMate(TM) Ultrasound Imaging System device or of pre-market approval of EP MedSystems' ALERT(R) System device (in either case, on "FDA Event"), or by EP MedSystems at any time after an FDA Event, into one share of EP MedSystems' common stock. The transaction with Century Medical, Inc. involved the sale of the shares of preferred stock at a price of

$2.048 per share as well as an amendment to the Company's Distribution Agreement with CMI. The transaction with Medtronic involved the sale of preferred stock at a price of $1.781 per share. EP MedSystems received aggregate gross proceeds of $2,400,000 from the two transactions. The preferred stock is recorded in Stockholders' equity, net of issuance costs.

COMMON STOCK

     EP MedSystems is authorized to issue 25,000,000 shares of common stock, no par value, $.001 stated value per share, of which a total of 14,077,714 and 12,023,167 shares were outstanding at December 31, 2001 and 2000, respectively.

     On March 28, 2001, EP MedSystems consummated the private sale and issuance to certain investors of 1,625,000 shares of common stock of EP MedSystems and warrants for 812,500 additional shares at a purchase price of $1.99 per share of common stock and $0.02 per warrant share. Included among the investors is Cardiac Capital, LLC, a limited liability company, of which our Chairman of the Board and Chief Executive Officer and a shareholder of EP MedSystems is a 50% owner. The Company received $3,250,000 in proceeds, which was used for working capital purposes.

     On June 11, 2001, EP Med entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, under which Fusion Capital has committed to purchase, upon request of EP MedSystems, on each trading day during the 25-month term of the agreement, $20,000 of our common stock, up to an aggregate of $10 million.

     The $20,000 daily maximum purchase amount is waived if the Company's stock price exceeds $5 per share. The 2,700,000 shares of our common stock, that may be issued under this agreement, includes 225,000 shares of common stock issued to Fusion Capital as compensation for its purchase commitment. The Company issued an aggregate of 225,000 shares of EP MedSystems common stock to Fusion Capital as a commitment fee under the common stock purchase agreement and recorded the estimated fair value of approximately $555,000 as a separate line item labeled "Deferred Offering Costs" in Shareholders' Equity. The Company paid approximately $462,000 in cash related to the filing, legal, and accounting expenses associated with this transaction, which are recorded in Other Assets. The registration statement was declared effective by the Securities and Exchange Commission on October 18, 2001 (see Note 18). EP MedSystems, Inc. intends to reclassify the balance from Deferred Offering Costs and Other Assets to Additional Paid-In Capital ratably as the stock is sold. If the Company determines that any portion of the $10 million maximum offering amount available from Fusion Capital will not be or cannot be sold to Fusion Capital, a pro-rata portion of the Deferred Offering Costs and Other Assets will be expensed.

     The shares were valued using the closing market price of EP MedSystems' stock at each of June 11, 2001, the date on which the agreement was executed, and on October 31, 2001, the date on which the second tranche of the commitment fee was issued, in accordance with APB No. 25.

     In October 2001, EP MedSystems paid a portion of its costs for legal services rendered by issuing 103,747 shares of its common stock to counsel (and granting incidental registration rights) in payment of approximately $145,000 in fees, the price of such shares being based upon the average closing stock price of EP MedSystems' common stock for the ten trading days prior to the date the parties agreed to this form of payment. This amount was recorded as an expense in the Statement of Operations.

     In October 2000, EP MedSystems issued 25,000 shares of its common stock to one of its former distributors in connection with the settlement of certain litigation, which had been commenced by EP MedSystems earlier in the year. EP MedSystems had sought monetary damages for alleged breach of a distributorship agreement. The action was voluntarily dismissed pursuant to a settlement agreement whereby the parties mutually released their claims against each other.

     In February 2000, EP MedSystems received $718,000 related to the exercise of warrants that were issued in conjunction with EP MedSystems' private placement in September 1999. Investors included in the exercise were two of its institutional shareholders and two members of its board of directors. Common stock of 205,250 shares was issued in conjunction with the exercise of the warrants. In addition, the exercise price of the remaining unexercised warrants to purchase 362,250 shares of common stock was increased from $3.50 to $7.50 per share. EP MedSystems used the net proceeds from the exercise of warrants for working capital purposes.

12.  STOCK COMPENSATION


NEW EMPLOYEE AGREEMENT

     In connection with EP MedSystems' hiring of a new President and Chief Operating Officer in the third quarter of 2001, EP MedSystems entered into certain employment arrangements with the executive pursuant to which the executive purchased 100,000 shares of EP MedSystems' common stock at $2.20 per share, received a five-year warrant, which vested immediately, to purchase an additional 100,000 shares of EP MedSystems' common stock, at an exercise price of $2.75 per share, and was granted an option under the Company's Long Term
Incentive program, vesting over four years, to purchase 100,000 shares at an exercise price of $1.91 per share (the stock price as of grant date). In connection with the stock purchase, EP MedSystems provided the executive with a two-year, interest-free, non-recourse loan in the amount of $220,000, which is secured by a pledge to EP MedSystems of the shares. The principal balance of the loan is forgiven ratably over the term of the loan. If the executive terminates his employment prior to August 20, 2003, the remaining principal balance not forgiven, would be due and payable. The loan is forgiven, in whole, on August 20, 2003.

     As prescribed by APB No. 25, EP MedSystems accounted for the warrant and option granted as compensation expense using the intrinsic value method. As the exercise price for the shares under the warrant and option is at or greater than the fair market value of the underlying stock on the date of issuance, the intrinsic value is zero and no compensation expense was recorded.

     EP MedSystems also determined that the treatment for the valuing and recording of the restricted shares purchased would be similar to the accounting for stock options that qualify for variable plan accounting pursuant to footnote 2 of APB No. 25. Based on the purchase price of the shares of common stock at the time of issuance, the intrinsic value of these instruments was zero and, as such, no compensation expense was recorded. These shares are re-measured on a quarterly basis and any resulting compensation expense will be amortized over the life of the note. Compensation expense will be determined as the difference between the fair market value and the purchase price of the stock at the end of the reporting period. The purchase price is adjusted downward in conjunction with the loan amount forgiven on a quarterly basis as defined in the promissory note. The Company recorded $30,000 in compensation expense as of December 31, 2001.


1995 LONG TERM INCENTIVE PLAN

     EP MedSystems' 1995 Long Term Incentive Plan (the "1995 Incentive Plan") was adopted by the Board of Directors and shareholders in November 1995. On November 5, 1999, the Shareholders approved an amendment increasing the number of shares available under the Plan from 700,000 to 1,000,000. At December 31, 2000, options to purchase 815,560 shares were outstanding at exercise prices ranging from $1.75 to $4.25 per share. The 1995 Incentive Plan provides for grants of "incentive" and "non-qualified" stock options to employees of EP MedSystems. The 1995 Incentive Plan is administered by the Compensation Committee, which determines the optionees and the terms of the options granted, including the exercise price, number of shares subject to the options and the exercisability thereof. The 1995 Incentive Plan will terminate on November 30, 2005, unless terminated earlier by the Board of Directors.

     During 2000, EP MedSystems issued options to purchase 242,713 shares of common stock under the 1995 Incentive Plan. The exercise prices of these options range from $2.20 to $4.25 per share. The options granted in 2000 have terms of ten years and vest over varying periods.

1995 DIRECTOR OPTION PLAN

     EP MedSystems' 1995 Director Option Plan (the "1995 Director Plan") was adopted by the Board of Directors and the shareholders in November 1995. A total of 360,000 shares of common stock of EP MedSystems are available for issuance under the 1995 Director Plan and options for 180,000 shares of common stock, at exercise prices ranging from $2.00 to $3.00 per share, are outstanding as of December 31, 2000. The 1995 Director Plan provides for grants of director options to eligible directors of EP MedSystems and for grants of advisor options to eligible members of the Scientific Advisory Board of EP MedSystems. Each of the director options and the advisor options are exercisable at the rate of 1,000 shares per month, commencing with the first month following the date of grant. The terms of these options are five years. The 1995 Director Plan will terminate on November 30, 2005, unless terminated earlier by the Board of Directors.

     For the year ended December 31, 2001 no non-employee holders of non-plan stock options exercised their options and 614,500 shares were exercised in 2000 at prices ranging from $0.10 to $2.00 per share.

     At December 31, 2001 and 2000, EP MedSystems had 1,318,044 and 1,162,560 shares, respectively, of common stock reserved for stock options under all plans. All stock options granted by EP MedSystems, were granted at exercise prices not less than the current fair market value of EP MedSystems' common stock on the date of grant, as determined by the Board of Directors or the fair market value on the date of grant for options issued after EP MedSystems' initial public offering.

     Information relating to stock options is as follows:

                                                                              OPTION                 WEIGHTED
                                                      NUMBER OF                PRICE                  AVERAGE
                                                       OPTIONS                 RANGE              EXERCISE PRICE
                                                   -----------------    --------------------    --------------------
Outstanding at January 1, 2000                            1,738,347           $0.10 - $3.75                   $2.22
     Granted                                                242,713           $2.20 - $4.25                   $3.48
     Exercised                                            (698,500)           $0.10 - $3.00                   $1.48
 Forfeited/expired                                        (120,000)           $2.20 - $4.13                   $2.62
                                                   -----------------    --------------------    --------------------
Outstanding at December 31, 2000                          1,162,560           $1.33 - $4.25                   $2.88
     Granted                                                370,000            $1.60 - 2.52                   $1.96
     Exercised                                                (800)                   $2.00                   $2.00
     Forfeited/expired                                    (213,716)           $2.19 - $4.19                   $3.04
                                                   -----------------    --------------------    --------------------
Outstanding at December 31, 2001                          1,318,044           $1.33 - $4.25                   $2.60
                                                   =================    ====================    ====================
Exercisable at December 31, 2001                            745,997           $1.33 - $4.25                   $2.59
                                                   =================    ====================    ====================

     EP MedSystems accounts for its stock options issued to employees and nonemployee directors based upon the "intrinsic value" method set forth in APB
25. Had compensation costs for EP MedSystems' stock option plans been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation", EP MedSystems' pro-forma net loss and loss per share for 2001 and 2000 would have been as follows:


                                              2001             2000
                                             REVISED         REVISED
                                          ------------   -------------
        Reported net loss                 $(4,089,105)   $  (4,633,652)
                                          ===========    =============

        Reported Basic/Diluted loss per
        share                                  ($0.31)          ($0.39)
                                          ===========    =============

        Pro-forma net loss                $(4,447,129)   $  (4,911,381)
                                          ===========    =============

        Pro-forma Basic/Diluted loss
        per share                              ($0.33)          ($0.42)
                                          ===========    =============

     Under Statement of Financial Accounting Standards No. 123, the fair value of each stock option grant is estimated on the date of grant using the
Black-Scholes option pricing model with the following weighted average assumptions in 2001 and 2000, respectively:

                                                       2001             2000
                                                   -------------    -----------
       Risk free interest rate                         2.89%           6.08%
       Expected life                                 5 years          5 years
       Volatility                                     82.55%            50%
       Weighted average fair value of options
       granted during the year
                                                      $1.63            $2.30

13.  INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

     EP MedSystems manages its business on the basis of one reportable segment--the manufacture and sale of cardiac electrophysiology products. EP MedSystems' chief operating decision makers use consolidated results to make operating and strategic decisions.

     The following table sets forth product sales by geographic segment as of December 31,

                                          2001          2000
                                        ----------   ----------
                 United States          $6,197,000   $4,909,000
                 Europe/Middle East      2,544,000    2,589,000
                 Asia and Pacific Rim    1,192,000    2,262,000
                                        ----------   ----------
                                        $9,933,000   $9,760,000
                                        ==========   ==========


     Sales of EP MedSystems' cardiac electrophysiology devices and related catheters aggregated $8,676,000 and $1,257,0000 in 2001 and $8,469,000 and
$1,291,000 in 2000, respectively. EP MedSystems' long-lived assets are located in the U.S. No customer accounted for an excess of 10% of total sales during the years ended December 31, 2001 and 2000.

     Net sales for the year ended December 31, 2001 were billed in three currencies: $8,211,000 in U.S. dollars, 1,680,000 in Euro and (pound)135,000 pounds sterling. Management has determined that the impact of foreign currency risk on sales is minimal since a majority of sales are billed in U.S. dollars. EP

MedSystems does incur translation gains and losses, which are recorded in Shareholders' Equity. EP MedSystems' cumulative translation loss was $80,094 at December 31, 2001. As of December 31, 2001, EP MedSystems had not entered into any derivative financial instruments for hedging or other purposes.

14.  EMPLOYEE BENEFIT PLAN

     During 1997, EP MedSystems established an employee 401(k)-salary deferral plan that allows contributions by all eligible full time employees. Eligible employees may contribute up to 15% of their respective compensation, subject to statutory limitations, and EP MedSystems may match a percentage of employee contributions at the discretion of the Board of Directors. During the years ended December 31, 2001 and 2000, no matching contributions were made to the plan.

15.  INCOME TAXES (REVISED)

     EP MedSystems accounts for income taxes in accordance with the provisions of Statement of Financial Account Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires EP MedSystems to recognize income tax benefits for the loss carryforwards, which have not previously been recorded. At December 31, 2001 and 2000, a valuation allowance has been recognized to offset all but a portion of deferred tax assets related to these carryforwards. The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets consist of the following:

INCOME TAX BENEFIT:

                                        DECEMBER 31,
                                     2001        2000
                                  ---------    ---------
                      Current     $(419,031)   $(216,562)
                      Deferred      (55,657)    (202,469)
                                  ---------    ---------
                          Total   $(474,688)   $(419,031)
                                  ---------    ---------


                                                     DECEMBER 31,
                                               2001            2000
                                            -----------    -----------
        Allowance for doubtful accounts     $    28,207    $    17,386
        Inventory reserves                       93,121         88,918
        Intangible asset amortization           (45,397)       (18,646)
        Depreciation                             (3,437)        15,904
        Accrued liabilities                      43,505         75,562
        Net operating loss carryforwards      8,533,843      7,195,113
        Research and development credit         490,026        341,488
        Write-down of EchoCath investment       560,000        560,000
        Write-off of note receivable             43,000         43,000
        Deferred warranty income                124,523         74,233
        Other                                    13,893         26,571
                                            -----------    -----------
                                              9,881,284      8,419,529
        Less: Valuation allowance            (9,406,596)    (8,000,498)
                                            -----------    -----------
                                            $   474,688    $   419,031
                                            -----------    -----------

     At December 31, 2001 and 2000, EP MedSystems had approximately $22,430,150 and $18,320,635, respectively, of federal net operating loss carryforwards available to offset future income. The federal carryforwards expire between 2009 and 2021. Due to ownership changes that occurred, as defined by Section 382 of the Internal Revenue Code, EP MedSystems may be limited in the use of net operating losses generated prior to the changes in ownership in each year following the change in ownership. Additionally, EP MedSystems may have experienced subsequent changes in ownership, as defined by Section 382, resulting in additional limitations in EP MedSystems' ability to utilize certain net operating losses.

     During the years ended December 31, 2001 and 2000, the Company received approval to sell a portion of its unused cumulative New Jersey Net Operating Loss ("NOLs") carryforwards under the State of New Jersey's Technology Business Tax Certificate Transfer Program (the "Program"). The Program allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of NOL carryforwards and defined research and development credits for cash. The Company received approval to sell NOLs of EP MedSystems and ProCath statutory entities in November 2001 and November 2000, respectively. The Company entered into contracts to sell those NOL's for $475,000 and $419,000 in December 2001 and January 2001, respectively. Accordingly, the Company reduced its valuation allowance by $475,000 and $419,000 as of December 31, 2001 and 2000, respectively.

     A reconciliation of EP MedSystems' effective tax rate is as follows:

                                                               DECEMBER 31,
                                                              2001      2000
                                                            --------   ------

     Federal statutory rate                                  (34.0%)  (34.0%)
     Increase (reduction) in income taxes resulting from:
          Benefit from sale of state net operating loss       (6.9%)   (5.5%)
          Change in valuation allowance                       30.2%    30.8%
          Other                                                0.3%     0.4%
                                                            --------   ------
     Effective Tax Rate                                      (10.4%)   (8.3%)
                                                            ========   ======


16.  RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations." SFAS No. 141 supercedes Accounting Principles Board Opinion No. 16 ("APB No. 16"), "Business Combinations." The primary changes made by SFAS No. 141 are: (1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) establishing specific criteria for the recognition of intangible assets separately from goodwill, and
(3) requiring unallocated negative goodwill to be written off immediately as an extraordinary gain (instead of being deferred and amortized). The adoption of SFAS No. 141 is required for all business combinations initiated after June 30, 2001. EP MedSystems does not expect that the adoption of SFAS No. 141 will have a material impact on its results of operations, financial position or cash flows.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 142 supercedes Accounting Principles Board Opinion No. 17, "Intangible Assets." SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001, therefore, the Company adopted SFAS No. 142 on January 1, 2002. The primary changes made by SFAS No. 142 are: (1) goodwill and indefinite lived intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually at the reporting unit level, (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. In connection with the adoption of this standard, EP MedSystems' unamortized goodwill balance is no longer amortized, but will continue to be tested for impairment. EP Med plans to test impairment of goodwill, at least annually, using a two-step impairment test consisting of comparing goodwill fair value and book value of determined reporting units and, if applicable, measuring the excess of the recorded amount of goodwill with its implied fair value. The Company is in the process of applying the impairment test of SFAS No.142, and expects to complete this in the second quarter of 2002.

     The following table presents the impact of SFAS No. 142 on net loss and loss per share had the standard been in effect for the years ended December 31, 2001 and 2000.



                                         FOR THE YEARS ENDED
                                            DECEMBER 31,
                                     ----------------------------
                                        2001              2000
                                     -----------      -----------
Reported net loss                    $(4,089,105)     $(4,633,652)
Add back:  Goodwill amortization          50,398           51,607
                                     -----------      -----------
Adjusted net loss                    $(4,038,707)     $(4,582,045)

Basic and diluted loss per share:
Reported net loss                    $     (0.31)     $     (0.39)
Goodwill amortization                     (0.003)          (0.004)
                                     -----------      -----------
Adjusted net loss                    $     (0.30)     $     (0.39)


For the years ended December 31, 2001 and 2000, EP MedSystems recorded approximately $39,000 and $44,000 in amortization expense for other intangible assets.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS No. 143"), "Accounting for Asset Retirement Obligations." This standard requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, this liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002, which for EP MedSystems, Inc. means the standard will be adopted on January 1, 2003. EP MedSystems does not expect that the adoption of this statement will have a material impact on its results of operations, financial position or cash flows.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 applies to all long-lived assets, including discontinued operations, and consequently amends Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Based on SFAS No. 121, SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, which for EP MedSystems, Inc. means the standard will be adopted on January 1, 2002. The Company does not expect that the adoption of SFAS No. 144 will have a material impact on its results of operations, financial position or cash flows.

17.  SUBSEQUENT EVENTS

     In January 2002, the Company received approximately $475,000 in cash related to the sale of a portion of its 2000 cumulative unused New Jersey State Net Operating Loss carryforwards (See Note 15).

     In March 2002, the Company paid the entire outstanding term loan balance of $429,000 to Fleet Bank and, accordingly, encumbrances on the facility are in the process of being released (See Note 10).

     In June 2001, the Company consummated the private sale and issuance of 585,938 shares of newly designated Series A convertible preferred stock to Century Medical, Inc. ("CMI"), its Japanese distributor. In March 2002, the 585,938 shares were converted to an equal number of shares of common stock. (See
Note 11).

18.  SUBSEQUENT EVENTS (UNAUDITED)

     On June 27, 2002, the Company amended its agreement with Fusion Capital Fund II, LLC (see Note 11). Among other things, the amendment extends the term of the agreement, increases the daily minimum purchase amount to $25,000, further increases the daily purchase amount based on the share price of the Company, and establishes a minimum purchase price.

     Because of the amendment made to the original agreement, the registration statement previously filed is no longer effective, and the Company must file a new registration statement with the Securities and Exchange Commission. The Company will be unable to sell any shares of common stock to Fusion Capital under the agreement until this new registration statement is declared effective.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                             MARCH 31,
                                                               2002
                                                            ------------
ASSETS                                                      (unaudited)
Current assets:
  Cash and cash equivalents                                 $  1,857,818
  Accounts receivable, net of allowances for
       doubtful accounts of $76,075                            3,737,670
  Inventory, net                                               2,132,410
  Prepaid expenses and other current assets                      499,131
                                                            ------------
          Total current assets                                 8,227,029

  Property and equipment, net                                  2,099,178
  Goodwill, net                                                  341,730
  Intangible assets, net                                          33,839
  Other assets                                                   401,869
                                                            ------------
          Total assets                                      $ 11,103,645
                                                            ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                          $  1,351,309
  Accrued expenses and other current liabilities                 477,898
  Deferred warranty revenue, current                              58,502
  Customer Deposits                                              368,635
                                                            ------------
          Total current liabilities                            2,256,344

  Accrued interest on long term debt, non-current                357,606
  Deferred warranty revenue, non-current                         282,712
  Note Payable to Medtronic, Inc.                              3,200,000
                                                            ------------
          Total liabilities                                 $  6,096,662
                                                            ------------

Commitments and contingencies

Shareholders' equity:
  Preferred Stock, no par value, 5,000,000 shares
      authorized, 673,779 shares issued and outstanding     $  1,164,490
  Common stock, $.001 stated value, 25,000,000
      shares authorized, 14,663,652 shares issued
      and outstanding                                             14,664
  Additional paid-in capital                                  31,531,053
  Deferred Offering Costs                                       (554,515)
  Receivable from executive officers                            (292,500)
  Accumulated deficit                                        (26,856,209)
                                                            ------------
          Total shareholders' equity                           5,006,983
                                                            ------------
          Total liabilities and shareholders' equity        $ 11,103,645
                                                            ============

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                  FOR THE THREE MONTHS ENDED
                                                  MARCH 31,           MARCH 31,
                                                   2002                2001
                                                ------------      ------------

Net sales                                       $  2,988,975      $  2,068,323
Cost of products sold                              1,225,189           950,828
                                                ------------      ------------
Gross profit                                       1,763,786         1,117,495

Operating costs and expenses:
Sales and marketing expenses                       1,108,246         1,102,037
General and administrative expenses                  577,222           556,179
Research and development expenses                    725,647           646,123
                                                ------------      ------------
Loss from operations                                (647,329)       (1,186,844)

Interest expense, net                                (54,466)          (90,010)
Other income, net                                        176             3,151
                                                ------------      ------------
Net loss                                        $   (701,619)     $ (1,273,703)
                                                ============      ============

Basic and diluted loss per share                $      (0.05)     $      (0.11)
                                                ============      ============

Weighted average shares outstanding used
to compute basic and diluted loss per share       14,507,402        12,095,549
                                                ============      ============


        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                     FOR THE THREE MONTHS ENDED
                                                                       MARCH 31,       MARCH 31,
                                                                        2002             2001
                                                                    -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                            $  (701,619)     $(1,273,703)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization                                         182,654          210,480
  Non-cash compensation expense related to employee
      agreement                                                          30,500               --
Changes in assets and liabilities:
  Decrease (increase) in accounts receivable                             59,352         (126,729)
  (Increase) in inventories                                            (110,849)        (315,957)
  Decrease (increase) in prepaid expenses and other
    current assets                                                        8,909          (74,610)
  Decrease in deferred tax asset                                        474,688          419,031
  Decrease in other assets                                               10,257            3,321
  Increase in amounts due to related parties                                 --          291,001
  Increase in accounts payable                                          113,821           67,360
  (Decrease) increase in accrued expenses, deferred
    revenue, customer deposits, and accrued interest                    (43,060)          44,487
                                                                    -----------      -----------
          NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES       $    24,653      $  (755,319)
                                                                    -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                  (58,297)         (95,280)
  Patent costs                                                           (7,311)              --
                                                                    -----------      -----------
         NET CASH USED IN INVESTING ACTIVITIES                      $   (65,608)     $   (95,280)
                                                                    -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from exercise of stock options                                   --            1,600
   Net (payments) borrowings under term notes payable                  (436,111)       1,571,529
   Net payments - revolving line of credit                                   --         (761,560)
   Net  proceeds from issuance of common stock, net of offering
          Expenses                                                           --        3,048,852
                                                                    -----------      -----------
         NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES        $  (436,111)     $ 3,860,421
                                                                    -----------      -----------

EFFECT OF EXCHANGE RATE CHANGES                                          (8,419)        (203,835)

Net  (decrease) increase in cash and cash equivalents                  (485,485)       2,805,987
Cash and cash equivalents, beginning of period                        2,343,303          302,279
                                                                    -----------      -----------
Cash and cash equivalents, end of period                            $ 1,857,818      $ 3,108,266
                                                                    ===========      ===========

        The accompanying notes are an integral part of these statements.

                      EP MEDSYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-QSB. Accordingly, they do not include all of the financial information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (including normal recurring adjustments) considered necessary for a fair presentation have been included.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     The results of operations for the respective interim periods are not necessarily indicative of the results to be expected for the full year. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in EP MedSystems' Annual Report on Form 10-KSB/A for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

NOTE 2.  INVENTORIES

     Inventories are valued at the lower of cost or market with cost being determined on a first-in, first-out basis. Inventories at March 31, 2002 consist of the following:

           Raw materials                       $   1,135,177
           Work in process                           285,848
           Finished goods                            822,591
           Reserve for obsolescence                 (111,206)
                                                -------------
                                               $   2,132,410
                                                =============


NOTE 3.  NOTE PAYABLE

     On November 15, 2000, EP MedSystems, Inc. completed a debt financing for $3.2 million with Medtronic Asset Management, Inc., an affiliate of Medtronic, Inc., one of EP MedSystems' shareholders. Approximately $2.3 million was utilized to repay outstanding amounts on EP MedSystems' revolving credit facility with its bank. The note to Medtronic bears interest at the prime rate plus 2%. The principal and all accrued interest on the note are to be repaid on November 15, 2003 and the note is secured by a pledge by David Jenkins, EP MedSystems' Chief Executive Officer and a director and shareholder of EP MedSystems, of shares of common stock of a privately-held corporation. EP
MedSystems received $1.6 million at closing and $1.6 million on January 17, 2001. In the first quarter of 2002, EP MedSystems accrued approximately $54,000 of interest expense related to this note.

     EP MedSystems entered into a financing arrangement with a bank in March 1999, consisting of a $2,000,000 revolving line of credit and a $500,000 term loan, secured by a lien on EP MedSystems' facility in West Berlin, New Jersey and the machinery, equipment and inventory located there. The Company borrowed approximately $2 million under the revolving line of credit, which was subsequently repaid (as discussed above). The related term loan remained in place through the end of 2001, and was repaid in March 2002.

NOTE 4.  SHAREHOLDER'S EQUITY

PREFERRED STOCK

     On October 23, 2001, EP MedSystems consummated the private sale and issuance of newly-designated Series A convertible preferred stock to Century Medical, Inc. ("CMI"), its Japanese distributor, and Medtronic, Inc. ("Medtronic"), a shareholder and creditor of the Company. An aggregate of 1,259,717 preferred shares were issued in the transactions. On December 31, 2001 each preferred share became convertible into equal shares of EP MedSystems common stock, at the option of the holder. In addition, the shares may be converted by EP MedSystems at any time after receipt from the United States Food and Drug Administration ("FDA") of 510K approval of EP MedSystems' ViewMate(TM) Ultrasound Imaging System device or of pre-market approval of EP MedSystems' ALERT(R) System device. The transaction with Century Medical, Inc. involved the sale of the shares of preferred stock at a price of $2.048 per share as well as an amendment to the Company's Distribution Agreement with CMI. The transaction with Medtronic involved the sale of preferred stock at a price of $1.781 per share. EP MedSystems received aggregate gross proceeds of $2,400,000 from the two transactions. The preferred stock is recorded in Stockholders' equity, net of issuance costs. In the first quarter, CMI converted all 585,938 shares of preferred stock issued to it into an equal number of shares of EP MedSystems' common stock.

COMMON STOCK

     On March 28, 2001, EP MedSystems consummated the private sale and issuance to certain investors of 1,625,000 shares of common stock of EP MedSystems and warrants for 812,500 additional shares at a purchase price of $2.00 per share of common stock and warrants. The warrants have an exercise price of $4.00 per share. Among the investors is Cardiac Capital, LLC, a limited liability company, of which EP MedSystems' Chairman of the Board and Chief Executive Officer is a 50% owner. The Company received $3,250,000 in gross proceeds, which was used for working capital purposes.

     On June 11, 2001, EP MedSystems entered into a common stock purchase agreement with Fusion Capital Fund II, LLC ("Fusion Capital"), under which Fusion Capital has committed to purchase, upon request of EP MedSystems, on each trading day during the 25-month term of the agreement, $20,000 of EP MedSystems' common stock, up to an aggregate of $10 million. The Board of Directors authorized the sale to Fusion Capital of up to 2,700,000 shares (19.9% of EP MedSystems' outstanding shares of common stock on the date that we entered into the common stock purchase agreement), of EP MedSystems' common stock (inclusive of 225,000 shares issued to Fusion Capital as a commitment fee).

     The $20,000 daily maximum purchase amount may be increased if the Company's stock price reaches at least $5 per share for 5 consecutive trading days; the increase may be to any amount above the $20,000 up to the aggregate amount then remaining available under the agreement. The Company has not yet sold any shares to Fusion Capital under this agreement and, as such, unless the share price of EP MedSystems' stock price reaches $5 during the remainder of the term, the maximum remaining amount available under this agreement will not be the $10 million aggregate amount, but some lesser amount determined by the maximum purchase amount multiplied by the number of days remaining under the term of the agreement up to the 2.7 million shares registered currently.

     The 2,700,000 shares of our common stock that may be issued under this agreement includes 225,000 shares of common stock issued to Fusion Capital as compensation for its purchase commitment. The 225,000 commitment fee shares were recorded at the fair market value of approximately $555,000 as a separate line item labeled "Deferred Offering Costs" in Shareholders' Equity. The shares were valued using the closing market price of EP MedSystems' stock at each of June 11, 2001, the date on which the agreement was executed, and on October 31, 2001, the date on which the second tranche of the commitment fee was issued, in accordance with APB No. 25. In addition, the Company paid approximately $480,000 related to the filing, legal, and accounting expenses associated with this transaction, which is recorded in Other Assets on the Balance Sheet. The Company intends to reclassify the balances from Deferred Offering Costs (in Shareholders' Equity and Other Assets) to Additional Paid-In Capital, as $1 million of shares are sold to Fusion Capital. If, at any time, the Company determines that it is no longer probable that it will sell shares of its stock to Fusion Capital, the Company will expense any remaining amounts of Deferred Offering Costs.

NOTE 5. STOCK COMPENSATION

     In connection with the Company's hiring of a new President and Chief Operating Officer in the third quarter of 2001, EP MedSystems entered into certain employment arrangements with the executive pursuant to which the executive purchased 100,000 shares of EP MedSystems' common stock at $2.20 per share, received a five-year warrant, which vested immediately, to purchase an additional 100,000 shares of EP MedSystems' common stock, at an exercise price of $2.75 per share, and was granted an option under the Company's Long Term
Incentive program, vesting over four years, to purchase 100,000 shares at an exercise price of $1.91 per share (the stock price as of grant date). In connection with the stock purchase, EP MedSystems provided the executive with a two-year, interest-free, non-recourse loan in the amount of $220,000, which is secured by a pledge to EP MedSystems of the shares. The principal balance of the loan is forgiven ratably over the term of the loan. If the executive terminates his employment prior to August 20, 2003, the remaining principal balance not forgiven, would be due and payable. The loan is forgiven, in whole, on August 20, 2003.

     EP MedSystems also determined that the treatment for the valuing and recording of the restricted shares purchased would be similar to the accounting for stock options that qualify for variable plan accounting pursuant to footnote 2 of APB No. 25. Based on the purchase price of the shares of common stock at the time of issuance, the intrinsic value of these instruments was zero and, as such, no compensation expense was recorded. These shares are re-measured on a quarterly basis and compensation expense is determined as the difference between the fair market value and the purchase price of the stock at the end of the reporting period. The purchase price is adjusted downward in conjunction with the loan amount forgiven on a quarterly basis as defined in the promissory note.

NOTE 6. OTHER

     During the quarters ended March 31, 2002 and 2001, the Company received approximately $475,000 and $419,000, respectively, related to the sale of a portion of its cumulative unused New Jersey State Net Operating Loss carryforwards for its statutory subsidiaries. The sales of the cumulative net operating losses are a result of a New Jersey State law enacted January 1, 1999 allowing emerging technology and biotechnology companies to transfer or "sell" their unused New Jersey State Net Operating Loss carryforwards and New Jersey research and development tax credits to any profitable New Jersey company qualified to purchase them for cash. As of December 31, 2001 and 2000, the Company had recorded approximately $475,000 and $419,000, respectively, in deferred tax assets related to these sales. These deferred tax assets were reversed upon receipt of cash from the sales of these benefits to third parties in the quarters ended March 31, 2002 and 2001.

NOTE 7. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

     EP MedSystems manages its business based on one reportable segment, the manufacture and sale of cardiac electrophysiology products. EP MedSystems' chief operating decision-makers use consolidated results to make operating and strategic decisions.

     The following table sets forth product sales by geographic segment for the three months ended March 31,

                                          2002            2001
                                        ----------     ----------
               United States            $1,873,000     $  595,000
               Europe/Middle East          571,000        723,000
               Asia and Pacific Rim        545,000        750,000
                                        ----------     ----------
                                        $2,989,000     $2,068,000
                                        ==========     ==========

     Sales of EP MedSystems' cardiac electrophysiology devices and related catheters aggregated $2,705,000 and $284,000, respectively, for the three months ended March 31, 2002 and $1,718,000 and $350,000, respectively, for the comparable period in 2001. EP MedSystems' long-lived assets are located in the U.S.

     Net sales for the three months ended March 31, 2002 were billed in two currencies: $2,835,000 in U.S. dollars and 197,000 in Euro. Management has determined the impact of foreign currency risk on sales to be minimal since a majority of sales are billed in U.S. dollars. EP MedSystems does incur translation gains/losses, which are recorded in Stockholder's Equity. Cumulative translation losses amounted to $89,000 as of March 31, 2002. In addition, the Company had not entered into any derivative financial instruments for hedging or other purposes.

NOTE 8. NET LOSS PER SHARE

     Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding. Due to the losses incurred for the quarter, diluted net loss per share does not differ from basic net loss per share, since potential shares of common stock from the exercise of stock options and warrants are anti-dilutive for all periods presented. Accordingly, potential common shares of 2,635,294 and 2,205,758 for the three months ended March 31, 2002 and 2001, respectively, have been excluded from the diluted per share calculation.

NOTE 9. COMPREHENSIVE INCOME

     For the period ended March 31, 2002 and 2001, EP MedSystems' comprehensive income approximated net income, except for foreign currency translation adjustments. The comprehensive losses for the periods ended March 31, 2002 and 2001 were $710,000 and $1,478,000, respectively.


NOTE 10.  ADOPTION OF SFAS NO. 142

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 142 supercedes Accounting Principles Board Opinion No. 17, "Intangible Assets." SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001, therefore, the Company adopted SFAS No.142 on January 1, 2002. The primary changes made by SFAS No. 142 are: (1) goodwill and indefinite lived intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually at the reporting unit level, (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. In connection with the adoption of this standard, EP MedSystems' unamortized goodwill balance is no longer amortized, but will continue to be tested for impairment. EP Med plans to test impairment of goodwill, at least annually, using a two-step impairment test consisting of comparing goodwill fair value and book value of determined reporting units and, if applicable, measuring the excess of the recorded amount of goodwill with its implied fair value. The Company is in the process of applying the impairment test of SFAS No.142, and expects to complete this in the second quarter of 2002.

     The following table presents the impact of SFAS No. 142 on net loss and loss per share had the standard been in effect for the first quarter of 2002.



                                         For the quarter ended
                                               March 31,
                                     --------------------------------
                                          2002            2001
                                      -----------      --------------
Reported net loss                    $   (701,619)     $   (1,273,703)
Add back:  Goodwill amortization               --              12,903
                                     ------------      --------------
Adjusted net loss                    $   (701,619)     $   (1,260,800)

Basic and diluted loss per share:
Reported net loss                    $      (0.05)     $        (0.11)
Goodwill amortization                          --              (0.001)
                                     ------------      --------------
Adjusted net loss                    $      (0.05)     $        (0.11)


For the quarters ended March 31, 2002 and 2001, EP MedSystems recorded approximately $10,000 and $9,000 in amortization expense for other intangible assets.

NOTE 11. RECENTLY ISSUED ACCOUNTING STANDARDS

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS No. 143"), "Accounting for Asset Retirement Obligations." This standard requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, this liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002, which for EP MedSystems, Inc. means the standard will be adopted on January 1, 2003. EP MedSystems does not expect that the adoption of this statement will have a material impact on its results of operations, financial position or cash flows.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 applies to all long-lived assets, including discontinued operations, and consequently amends Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Based on SFAS No. 121, SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after

December 15, 2001, therefore EP MedSystems adopted the standard on January 1, 2002. The adoption had no impact on its results of operations, financial position or cash flows.

     On April 30, 2002, the FASB issued Statement No. 145, "Recission of FASB Statements No. 4, 44, 64, Amendment of FASB No. 13 and Technical Corrections" ("SFAS No. 145"). This statement eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and classified as an extraordinary item, net of the related income tax. In addition, SFAS No.145 requires that capital leases that are modified so that the resulting lease agreement is classified as an operating lease be accounted for in the same manner as sale-lease back transactions. SFAS No.145 is generally effective for transactions occurring after May 15, 2002. The Company does not expect that the adoption of SFAS No. 145 will have a material impact on its results of its operations, financial position or cash flows.


NOTE 12. SUBSEQUENT EVENTS

     In April 2002, at Medtronic's request, the Company converted 300,000 shares of its designated Series A convertible preferred stock to common shares of EP MedSystems. The converted shares of both CMI and Medtronic were registered for resale by EP MedSystems under a registration statement which was declared effective by the SEC in May 2002.

     On June 27, 2002, the Company amended its agreement with Fusion Capital Fund II, LLC (see Note 4). Among other things, the amendment extends the term of the agreement, increases the daily minimum purchase amount to $25,000, further increases the daily purchase amount based on the share price of the Company, and establishes a minimum purchase price.

     Because of the amendment made to the original agreement, the registration statement previously filed is no longer effective, and the Company must file a new registration statement with the Securities and Exchange Commission. The Company will be unable to sell any shares of common stock to Fusion Capital under the agreement until this new registration statement is declared effective.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the "BCA"), sets forth the extent to which a corporation may indemnify its directors, officers and employees. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this Section, "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

     With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

     The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the shareholders.

     A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the Board of Directors may direct the corporation to pay an agent's expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he is not entitled to indemnification.

     Our certificate of incorporation and by-laws provide that we shall indemnify our directors, officers, Scientific Advisory Board members, employees and other agents to the fullest extent permitted by New Jersey law; provided, that such persons acted in good faith and in a manner reasonably believed to be in EP Med's best interest, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. We also maintain liability insurance for our officers and directors. There can be no assurance, however, that we will be able to maintain such insurance on reasonable terms.

     In addition, Section 14A:2-7 of the BCA provides that a New Jersey corporation may include within its certificate of incorporation provisions eliminating or limiting the personal liability of its directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve a breach of a duty of loyalty to the corporation or its shareholders, were performed in good faith, did not involve a knowing violation of law or result in an improper personal benefit.

     Our certificate of incorporation and by-laws provide that our directors will not be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of the duty of loyalty to us, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by such director or officer of an improper personal benefit.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee          $ 526.61

Accounting fees and expenses                              $ 45,000.00

Legal fees and expenses                                   $ 60,000.00

Registrar and transfer agent's fees and expenses            $1,500.00

Printing and EDGARization expenses                          $5,000.00

Total Expenses                                            $112,026.61

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     In October 2001, EP Med consummated the private sale and issuance of newly-designated Series A convertible preferred stock to Century Medical, Inc. ("CMI"), its Japanese distributor, and Medtronic, Inc., a shareholder and creditor of EP Med. An aggregate of 1,259,717 shares was issued in the transactions. The transaction with CMI, effected in reliance upon the exemption afforded by Regulation S of the Securities Act of 1933, as amended, involved the sale of the shares of preferred stock at a price of $2.048 per share as well as an amendment to EP Med's Distribution Agreement with CMI, including an extension of the original Distribution Agreement. The transaction with Medtronic, effected in reliance upon the exemption afforded by Regulation D of the Securities Act of 1933, as amended, involved the sale of the shares of preferred stock at a price of $1.781 per share (the average closing price of EP Med's common stock for the 10 days preceding the sale). EP Med received aggregate gross proceeds of $2.4 million from the two transactions. As part of each transaction, EP Med granted demand and incidental registration rights to each of CMI and Medtronic pursuant to registration rights agreements entered into by the parties

     CMI converted all of its shares of Series A preferred stock into common stock of EP Med in the first quarter of 2002. Medtronic converted 300,000 of its shares of Series A preferred stock into common stock of EP Med in April 2002. The converted shares of both CMI and Medtronic were registered for resale by EP Med under a registration statement which was declared effective by the SEC in May 2002.

     Also in October 2001, EP Med issued 103,747 shares of common stock to Sill Cummis Radin Tischman Epstein & Gross, P.A. in payment of a portion of EP Med's costs for legal services, equal to approximately $153,000. The price of such shares was based on the average closing stock price of EP Med's common stock for the ten trading days prior to the date the parties agreed to this form of payment. These shares were issued in a private transaction exempt from registration under Section 4(2) of the

Securities Act of 1933, as amended. These shares were also registered for resale by EP Med under a registration statement which was declared effective by the SEC in May 2002.

     As of July 20, 2001, EP Med entered into an employment agreement with Reinhard Schmidt and, in connection therewith, entered into a Restricted Stock Purchase Agreement with Mr. Schmidt to effect the sale to him of 100,000 shares of common stock at $2.20 per share (the closing sale price as of the date of the execution of the employment agreement) together with a five-year warrant to purchase an additional 100,000 shares of common stock at an exercise price of $2.75 per share. The sale of the shares to Mr. Schmidt was made in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. EP Med provided Mr. Schmidt with an interest-free, non-recourse loan in the amount of $220,000 to effect the purchase of the shares, which loan is secured by a pledge to EP Med of the shares. This stock purchase transaction was rescinded in part in July 2002 as described under "Executive Compensation-Employment Agreements."

     On June 11, 2001, we entered into a common stock purchase agreement with Fusion Capital Fund II, L.P. pursuant to which Fusion Capital committed to purchase shares of our common stock up to an aggregate of $10 million over a 25-month period. We issued to Fusion Capital 112,250 shares of our common stock as of such date and an additional 112,750 shares in October 2001, reflecting the commitment fee payable to Fusion Capital under the agreement. These shares were issued in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

     On March 28, 2001, EP Med sold and issued 1,625,000 shares of common stock together with warrants for 812,500 additional shares of common stock in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, with Cardiac Capital, LLC and Texada Trust at a price of $1.99 per share of common stock and $0.02 per warrant share. Each of the investors received a warrant entitling them to purchase shares of common stock exercisable at $4.00 per share. The warrants expire 5 years from the date of grant. The proceeds from the offering were approximately $3,050,000, net of approximately $200,000 in related expenses. EP Med intends to use the net proceeds from the sale of these shares for working capital purposes. As part of each transaction, EP Med granted certain registration rights to each of Cardiac Capital and Texada Trust pursuant to registration rights agreements entered into by the parties. 2,250,000 shares of Cardiac Capital, including 750,000 shares issuable upon exercise of warrants owned by Cardiac Capital, were registered for resale by EP Med under a registration statement which was declared effective by the SEC in May 2002.

     In October 2000, EP Med issued 25,000 shares of its common stock to one of EP Med's former distributors in connection with the settlement of certain litigation which had been commenced by EP Med earlier in the year. EP Med had sought monetary damages for alleged breach of a distributorship agreement. The action was voluntarily dismissed pursuant to a settlement agreement whereby the parties mutually released their claims against each other. These shares were issued in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

     In April 2000, EP Med entered into an agreement with Sanjeev Saksena pursuant to which EP Med acquired from Dr. Saksena certain technology relating to electrode configuration for catheter electrodes which may be used by EP Med in its internal cardioversion product line. As part of the purchase price for the technology, EP Med issued to Mr. Saksena 10,000 shares of EP Med's common stock in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

     On September 1, 1999, EP Med sold and issued an aggregate of 1,135,000 shares of common stock in a private offering exempt from registration under
Section 4(2) of the Securities Act of 1933, as amended, to EGS Private Healthcare Partnership, L.P. and EGS Private Healthcare Counterpart, L.P., major institutional investment funds, Darryl Fry and David Mortara, a current and now former member of EP Med's Board of Directors, and Steven E. Gross, a private investor (the "1999 Investors") at $2.75 per share. Each of the 1999 Investors received a callable warrant (collectively, the "1999 Warrants") entitling them to purchase an aggregate of 567,500 shares of common stock exercisable at $3.50 per share, subject to EP Med's right to call the 1999 Warrants when the average closing price of EP Med's common stock had equaled or exceeded $4.125 per share during any 20 consecutive trading days. The 1999 Warrants were to expire 5 years from the date of grant, and were valued using the Black-Scholes option pricing model. The proceeds from the offering were $3,032,000, net of approximately $89,000 in related expenses. EP Med used the net proceeds from the sale of these shares for working capital purposes.

     EP Med granted the 1999 Investors certain registration rights with respect to the shares pursuant to a Registration Rights Agreement and filed a shelf registration statement on Form S-3 on September 30, 1999 covering such shares which was declared effective by the SEC on October 22, 1999.

     During February 2000, the 1999 Warrants became callable and EP Med and the 1999 Investors arranged for the 1999 Warrants to be canceled in exchange for which EP Med received $718,375 from the exercise by the 1999 Investors of 205,250 warrant shares at $3.50 per warrant share and EP Med issued non-callable warrants to purchase 362,250 shares of common stock at an exercise price of $7.50 per share. Included among the 1999 Investors who exercised 1999 Warrants were the 2 institutional shareholders and Messrs. Fry and Mortara, a current and now former member of our Board of Directors.

ITEM 27.  EXHIBITS.

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------

   3.1              Amended and Restated Certificate of Incorporation (1)

   3.2              Certificate   of  Amendment  to  the  Amended  and  Restated
                    Certificate of Incorporation (14)

   3.3              Bylaws, as amended (1)

   4.1 Common Stock Purchase Agreement, dated April 9, 1998, between EP Med and each of the Selling Security Holders (4)

   4.2 Registration Rights Agreement, dated April 9, 1998, between EP Med and each of the Selling Security Holders (4)

   4.3 Form of Common Stock and Warrant Purchase Agreement, dated as of August 31, 1999, between EP Med and the Purchasers (including Exhibit A: Form of Registration Rights Agreement and Exhibit B: Form of Warrant) (7)

    4.4 Replacement Warrant, dated as of February 15, 2000, between EP Med and the Purchasers (including Amendment to Registration Rights Agreement and Form of Replacement Warrant) (10)

   4.5 Amended and Restated Common Stock and Warrant Purchase Agreement, dated as of February 16, 2001, between EP Med and the Purchasers (including Exhibit A: Form of Registration Rights Agreement and Exhibit B: Form of Warrant) (8)

   4.6 Registration Rights Agreement, dated March 28, 2001, between EP Med and the Purchasers identified therein (8)

   4.7              Warrant,  dated March 28, 2001,  issued by EP Med to Cardiac
                    Capital, LLC (8)

   4.8              Warrant,  dated March 28,  2001,  issued by EP Med to Texada
                    Trust (8)

   4.9 Common Stock Purchase Agreement, dated as of June 11, 2001, between EP Med and Fusion Capital Fund II, LLC (9)

   4.10 Restricted Stock Purchase Agreement, dated as of July 20, 2001, between EP Med and Reinhard Schmidt (16)

   4.11 Promissory Note, dated as of July 20, 2001, by Reinhard Schmidt to EP Med (16)

   4.12 Stock Pledge Agreement, dated as of July 20, 2001, by Reinhard Schmidt to EP Med (16)

   4.13 Warrant, dated as of July 20, 2001, issued by EP Med to Reinhard Schmidt (16)

   4.14 Preferred Stock Purchase Agreement, dated as of October 23, 2001, between EP Med and Century Medical, Inc. (14)

   4.15 Registration Rights Agreement, dated as of October 23, 2001, between EP Med and Century Medical, Inc. (14)

   4.16 First Amendment to Distribution Agreement, dated as of October 23, 2001, between EP Med and Century Medical, Inc.
                    (14)

   4.17 Preferred Stock Purchase Agreement, dated as of October 23, 2001, between EP Med and Medtronic, Inc. (14)

   4.18 Registration Rights Agreement, dated as of October 23, 2001, between EP Med and Medtronic, Inc. (14)

   4.19 Registration Rights Agreement, dated as of October 31, 2001, between EPMed and Fusion Capital Fund II, LLC (17)

   4.20 First Amendment to Common Stock Purchase Agreement between EP Med and Fusion Capital Fund II, LLC, dated as of June 27, 2002 (17)

   5.1** Opinion of Stradley, Ronon, Stevens & Young, LLP, dated July 25, 2002, as to the legality of the 2,700,000 shares of EP Med common stock being registered

   10.1 License Agreement, dated as of November 1, 1995, between EP Med and Dr. Eckhard Alt, as amended (1)

   10.2 License Agreement, dated as of November 1, 1995, between EP Med and Sanjeev Saksena (1)

   10.3 License Agreement, dated February 27, 1997 between EP Med and EchoCath, Inc. (2) together with settlement agreement, dated November 6, 2001 between EP Med and EchoCath, Inc.

   10.4             Master  Manufacturing  Agreement,   dated  April  16,  1996,
                    between EP Med and Hi Tronics Designs, Inc. (1)

   10.5             Amended and Restated 1995 Long-Term Incentive Plan (3)

   10.6             Amended and Restated 1995 Director Option Plan (3)

   10.7 Agreement of Lease, dated August 25, 1997, between EP Med and Provident Mutual Life Insurance Company, as landlord (5)

   10.8 Note Purchase Agreement, dated as of November 15, 2000, between EP Med and Medtronic Asset Management, Inc. (11)

   10.9 Secured Promissory Note, dated November 15, 2000, issued by EP Med to Medtronic Asset Management, Inc. (11)

   10.10 Stock Pledge Agreement, dated as of November 15, 2000, between Medtronic Asset Management, Inc. and David Jenkins
                    (11)

   10.11 Agreement, dated as of March 9, 1998, between ProCath Corporation and Allan Willis (12)

   10.12 License Agreement, dated as of January 21, 1998, between EP Med and Incontrol, Inc. (16)

   10.13 Employment Agreement, dated as of July 20, 2001, between EP Med and Reinhard Schmidt (16)

   21               Subsidiaries of the Registrant (15)

   23.1**           Consent of PricewaterhouseCoopers LLP

   23.2 Consent of Stradley, Ronon, Stevens & Young, LLP (included in the opinion filed as Exhibit 5.1)

   24.1** Power of Attorney (included on signature page to this registration statement)

     **Filed herewith.

1. Incorporated by reference from EP Med's Registration Statement on Form SB-2 and Pre-Effective Amendments No. 1 and 2 thereto previously filed with the Commission on April 18, 1996, May 28, 1996 and June 13, 1996, respectively.

2. Incorporated by reference from EP Med's Annual Report on Form 10-KSB for the year ended December 31, 1996 previously filed with the Commission.

3. Incorporated by reference from EP Med's Proxy Statement for the Annual Meeting of Shareholders held on October 30, 1997 previously filed with the Commission.

4. Incorporated by reference from EP Med's Current Report on Form 8-K dated April 14, 1998, previously filed with the Commission. 5. Incorporated by reference from the Commission in connection with EP Med's Form 10-KSB for the year ended December 31, 1997 previously filed with the Commission.

6. Incorporated by reference from EP Med's Current Report on Form 8-K, dated August 25, 1998, previously filed with the Commission.

7. Incorporated by reference from EP Med's Current Report on Form 8-K, dated August 31, 1999, previously filed with the Commission.

8. Incorporated by reference from EP Med's Proxy Statement for the special meeting of shareholders held on March 27, 2001 previously filed with the Commission on March 5, 2001.

9. Incorporated by referenced from EP Med's Current Report on Form 8-K, dated June 11, 2001, previously filed with the Commission.

10. Incorporated by reference from EP Med's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999 previously filed with the Commission.

11. Incorporated by reference from EP Med's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000 previously filed with the Commission.

12. Incorporated by reference from EP Med's Annual Report on Form 10-KSB for the year ended December 31, 2000, as amended, previously filed with the Commission.

13. Incorporated by reference from Pre-Effective Amendment No. 4 to EP Med's Registration Statement on Form SB-2 (File No. 333-63852) previously filed with the Commission on October 17, 2001.

14. Incorporated by reference from EP Med's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001.

15. Incorporated by reference from EP Med's Annual Report on Form 10-KSB for the year ended December 31, 2001, as amended, previously filed with the Commission.

16. Incorporated by reference from Pre-Effective Amendment No. 2 to EP Med's Registration Statement on Form SB-2 (File No. 333-63852) previously filed with the Commission on September 28, 2001.

17. Incorporated by reference from Post-Effective Amendment No. 1 to EP Med's Registration Statement on Form SB-2 (File No. 333-63852) previously filed with the Commission on July 2, 2002.

ITEM 28.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that the Registrant and each person whose signature appears below hereby constitutes and appoints David A. Jenkins and Joseph M. Turner, as attorneys-in-fact, each with the full power of substitution, severally, to execute in their respective names and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to the registration statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to the registration statement with the Securities and Exchange Commission.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Mount Arlington, State of New Jersey, on July 30, 2002.

EP MEDSYSTEMS, INC.

By: /s/ David A. Jenkins                                DATED:  July 30, 2002
   -----------------------------------------
     David A. Jenkins, Chairman and
     Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities and on the date indicated:

  SIGNATURE                                                      DATE
  ---------                                                      ----

  /s/ David A. Jenkins                                          July 30, 2002
  ---------------------------------------------------------
  David A. Jenkins, Chairman and Chief
  Executive Officer (Principal Executive Officer)

  /s/ Reinhard Schmidt                                          July 30, 2002
  ---------------------------------------------------------
  Reinhard Schmidt, President, Chief Operating
  Officer and Director (Principal Executive Officer)

  /s/ Joseph M. Turner                                          July 30, 2002
  ---------------------------------------------------------
  Joseph M. Turner, Chief Financial Officer
  and   Secretary   (Principal   Financial   Officer   and
  Principal Accounting Officer)

  /s/ Abhijeet Lele                                             July 30, 2002
  ---------------------------------------------------------
  Abhijeet Lele, Director

  /s/ Paul L. Ray                                               July 30, 2002
  ---------------------------------------------------------
  Paul L. Ray, Director

                                                                _______, 2002
  ---------------------------------------------------------
  John E. Underwood, Director

                                  EXHIBIT INDEX
EXHIBIT
NUMBER         DESCRIPTION
------         -----------


5.1            Opinion of Stradley, Ronon, Stevens & Young, LLP

23.1           Consent of PricewaterhouseCoopers LLP

23.2 Consent of Stradley, Ronon, Stevens & Young, LLP (included in the opinion filed as Exhibit 5.1)

24.1 Power of Attorney (included on signature page to this Registration Statement)



                                       E-1